AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1997

                                                     REGISTRATION NO. 333-37661
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                            TIER TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
        CALIFORNIA                   7373                    94-3145844
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)      IDENTIFICATION
     INCORPORATION OR                                         NUMBER)
      ORGANIZATION)

                                ---------------
                        1350 TREAT BOULEVARD, SUITE 250
                        WALNUT CREEK, CALIFORNIA 94596
                                (510) 937-3950

  (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------
      JAMES L. BILDNER, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            TIER TECHNOLOGIES, INC.
                        1350 TREAT BOULEVARD, SUITE 250
                        WALNUT CREEK, CALIFORNIA 94596
                                (510) 937-3950

 (Name, Address, Including Zip Code and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ---------------
                                  Copies to:

       MORGAN P. GUENTHER, ESQ.                 D. BRADLEY PECK, ESQ.
         BRUCE R. DEMING, ESQ.                  NANCY E. DENYES, ESQ.
        MARIA L. PIZZOLI, ESQ.                  MICAELA MARTIN, ESQ.
      FARELLA BRAUN & MARTEL LLP                 COOLEY GODWARD LLP
         235 MONTGOMERY STREET            4365 EXECUTIVE DRIVE, SUITE 1100
    SAN FRANCISCO, CALIFORNIA 94104          SAN DIEGO, CALIFORNIA 92121
            (415) 954-4400                         (619) 550-6000
                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIESMAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR   +
+THE SOLICITATION OF AN OFFER TO BUYNOR SHALL THERE BE ANY SALE OF THESE       +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED DECEMBER 15, 1997

                                3,400,000 SHARES

                          [LOGO OF TIER TECHNOLOGIES]

                              CLASS B COMMON STOCK

                                  -----------

  Of the 3,400,000 shares of Class B Common Stock offered hereby, 2,725,000 shares are being sold by the Company and 675,000 shares are being sold by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

  The capital stock of the Company consists of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock"). The two classes are substantially identical, except that the Class A Common Stock is entitled to ten votes per share on all matters and the Class B Common Stock is entitled to one vote per share on all matters, and each share of Class A Common Stock is convertible into one share of Class B Common Stock and converts automatically upon a transfer, except for certain limited permitted transfers. Holders of the Class B Common Stock, voting as a separate class, are entitled to elect two of the currently authorized five Directors of the Company, and holders of the Class A and Class B Common Stock, voting together as a single class, are entitled to elect three Directors. See "Principal and Selling Shareholders" and "Description of Capital Stock."

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Class B Common Stock has been approved for quotation and trading, subject to official notice of issuance, on the Nasdaq National Market under the symbol "TIER."

  SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS B COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                          UNDERWRITING                PROCEEDS
                                   PRICE  DISCOUNTS AND  PROCEEDS    TO SELLING
                                     TO    COMMISSIONS      TO      SHAREHOLDERS
                                   PUBLIC      (1)      COMPANY (2)     (2)
--------------------------------------------------------------------------------
Per Share...................        $          $            $           $
--------------------------------------------------------------------------------
Total (3)...................       $          $            $           $
================================================================================

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company and the Selling Shareholders, estimated at $1,141,000 and $284,000, respectively.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 510,000 shares of Class B Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Company will be $   , $    and $   , respectively. See "Underwriting."

                                  -----------

  The shares of Class B Common Stock are offered by the several Underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the shares of Class B Common Stock will be made at the offices of Adams, Harkness & Hill,
Inc., Boston, Massachusetts, on or about     , 1997.

ADAMS, HARKNESS & HILL, INC.             NATIONSBANC MONTGOMERY SECURITIES, INC.

                  The date of this Prospectus is      , 1997.

     [Graphic: A representation of the Tier Migration solution methodology, indicating each of its four phases, Business Assessment and Scoping, Application Effectiveness Scoring, IT Strategy, Architecture and Prototyping
                  and Information Technology Implementation.]





  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS B COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  The Company has applied for the registered servicemark "Tier Technologies." All trademarks and trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the risk factors related to the purchase of Class B Common Stock of the Company. See "Risk Factors."

                                  THE COMPANY

  Tier Technologies, Inc. ("Tier" or the "Company") provides information technology ("IT") consulting, application development and software engineering services that facilitate the migration of clients' enterprise-wide systems and applications to leading edge technologies. To adapt to change and remain competitive, large corporations and government entities have sought to harness their intellectual and informational capital by investing in advanced IT systems. The Tier Migration Solution is a methodology developed to evaluate or "score" the efficacy of a client's existing embedded IT capital. This approach allows the Company to supplement and replace IT systems incrementally, preserve viable components of the framework and integrate advanced technologies to meet the client's specific business needs.

  Applying the Tier Migration Solution, the Company first assesses a client's existing business processes and defines the scope of the project, including a determination of the client's expectations for quantifiable business improvement. The Company then analyzes the client's existing IT system to determine which areas would benefit the most from the application of new technologies. When this assessment is completed, Tier develops a specific IT strategy that uses a system architecture consistent with the client's existing environment. Tier then implements the recommended IT strategy. The Company applies the Tier Migration Solution to all client projects in combination with a formal internal risk assessment program that enables the Company to manage and benchmark projects on an on-going basis.

  Through its ten offices located in the United States, the United Kingdom and Australia, the Company works closely with its clients to determine, evaluate and implement an IT strategy that allows the Company to rapidly adopt, deploy and transfer emerging technologies in a cost-effective manner. Tier combines its significant understanding of enterprise-wide IT systems with expertise in vertical industries, such as healthcare, financial services and government services, to provide clients with rapid and flexible migration solutions. The Company's clients consist primarily of Fortune 1000 companies with information-intensive businesses and government entities with large volume information and technology needs, including Kaiser Foundation Health Plan, Inc., Equifax Europe
(UK) Ltd., the State of Missouri and the Commonwealth of Australia.

  The Company seeks to become the leading provider of comprehensive IT migration solutions to Fortune 1000 companies and large government entities. The Company's strategy includes the following elements: (i) concentrate on migration opportunities; (ii) develop strategic partnerships; (iii) pursue strategic acquisitions; (iv) expand into key vertical markets; (v) expand its geographic presence; and (vi) attract highly skilled employees. This strategy has allowed the Company to increase revenues from $11.8 million in the nine months ended September 30, 1996 to $22.5 million in the nine-month fiscal year ended September 30, 1997. The Company's workforce has grown from 54 on January 1, 1995 to 231 on September 30, 1997.

  From December 1996 through September 1997, Tier acquired five IT service providers for a total cost of $2.7 million, excluding future contingent payments, to broaden its client base, acquire additional technical expertise and supplement human resources in key vertical markets. The Company believes these acquisitions have enabled it to gain access to international labor markets and to compete effectively for highly skilled employees who have particular geographic preferences.

                                  THE OFFERING

Class B Common Stock offered by:
  The Company.......................... 2,725,000 shares
  The Selling Shareholders.............   675,000 shares
Common Stock to be outstanding after    1,639,762 shares of Class A Common
 the offering(1)....................... Stock
                                        7,156,191 shares of Class B Common
                                        Stock
Use of proceeds........................ To retire indebtedness and for working capital and general corporate
                                        purposes.
Proposed Nasdaq National Market         TIER
 symbol................................

--------
(1) Excludes 20,000 shares of Class A Common Stock issuable upon the exercise of outstanding stock options (at an exercise price of $3.58 per share) and 1,713,075 shares of Class B Common Stock issuable upon the exercise of outstanding stock options (at a weighted average exercise price of $3.94 per share) under the Company's Amended and Restated 1996 Equity Incentive Plan. See Note 7 of Notes to Consolidated Financial Statements.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                           NINE-MONTH
                                                             NINE MONTHS   FISCAL YEAR
                               YEAR ENDED DECEMBER 31,          ENDED         ENDED
                          --------------------------------- SEPTEMBER 30, SEPTEMBER 30,
                           1993    1994     1995     1996       1996         1997(1)
                          ------- ------- -------- -------- ------------- -------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF INCOME DATA:
Revenues................  $ 3,651 $ 5,597 $ 12,373 $ 16,197   $ 11,790      $ 22,479
Cost of revenues........    3,026   4,419    9,066   11,616      8,669        14,917
                          ------- ------- -------- --------   --------      --------
Gross profit............      625   1,178    3,307    4,581      3,121         7,562
Costs and expenses:
 Selling and marketing..       37     272      627      975        577         1,836
 General and
  administrative........      369     816    1,560    2,574      1,774         4,397
 Depreciation and
  amortization..........       14      18       45       80         56           274
                          ------- ------- -------- --------   --------      --------
Income from operations..      205      72    1,075      952        714         1,055
Interest income and
 expense, net...........       16      17       61       74         50            99
                          ------- ------- -------- --------   --------      --------
Income before income
 taxes..................      189      55    1,014      878        664           956
Provision for income
 taxes..................        -       -      570      351        266           384
                          ------- ------- -------- --------   --------      --------
Net income..............  $   189 $    55 $    444 $    527   $    398      $    572
                          ======= ======= ======== ========   ========      ========
Net income per
 share(2)...............  $  0.02 $    -- $   0.04 $   0.07   $   0.05      $   0.08
                          ======= ======= ======== ========   ========      ========
Shares used in computing
 net income per
 share(2)...............   12,297  13,227   12,359    7,285      7,517         6,895
                          ======= ======= ======== ========   ========      ========

                                                  SEPTEMBER 30, 1997
                                         -------------------------------------
                                                                 PRO FORMA
                                         ACTUAL PRO FORMA(3) AS ADJUSTED(3)(4)
                                         ------ ------------ -----------------
                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash.................................... $  106    $  204        $ 21,777
Working capital.........................  2,234     2,332          25,126
Total assets............................ 10,823    10,921          32,483
Total long-term debt, less current
 portion................................  1,608     1,608              82
Total shareholders' equity..............  4,163     4,261          28,582

--------
(1) In September 1997, the Company changed its fiscal year end to September 30.
(2) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements.
(3) Adjusted to give effect to (i) the conversion of the Series A Convertible Preferred Stock (the "Series A Preferred Stock") into 420,953 shares of Class B Common Stock; and (ii) the exercise of options to purchase 30,000 shares of Class B Common Stock by certain Selling Shareholders prior to this offering at an exercise price of $3.25 per share in order to sell such shares in this offering.
(4) Adjusted to give effect to (i) the sale of 2,725,000 shares of Class B Common Stock by the Company in this offering at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom; and (ii) the repayment of approximately $131,000 of indebtedness and accrued interest by certain Selling Shareholders.

                                ----------------

  Except as otherwise noted, all information in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option; (ii) the conversion of the Company's outstanding Series A Preferred Stock into 420,953 shares of Class B Common Stock upon the consummation of this offering; (iii) the automatic conversion of 645,000 shares of Class A Common Stock offered by the Selling Shareholders into shares of Class B Common Stock upon the sale thereof pursuant to the Company's Amended and Restated Articles of Incorporation (the "Articles"); and (iv) the exercise of options to purchase 30,000 shares of Class B Common Stock by certain Selling Shareholders prior to this offering in order to sell such shares in this offering. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                 RISK FACTORS

  The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Class B Common Stock offered by this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties. When used in this Prospectus, the words "believes," "expects," "anticipates," "intends," "estimates," "should," "will likely" and similar expressions are intended to identify such forward-looking statements. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Important factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

  Variability of Quarterly Operating Results. The Company's revenues and operating results are subject to significant variation from quarter to quarter due to a number of factors, including the number, size and scope of projects in which the Company is engaged; the contractual terms and degree of completion of such projects; competitive pressures on pricing of the Company's services; any delays incurred in connection with, or early termination of, a project; employee utilization rates; the adequacy of provisions for losses; the accuracy of estimates of resources required to complete ongoing projects; demand for the Company's services generated by strategic partnerships and certain prime contractors; the Company's ability to increase both the number and size of engagements from existing clients; and economic conditions in the vertical and geographic markets served by the Company. Due to the relatively long sales cycles for the Company's services in the government services market, the timing of revenue is difficult to forecast. In addition, the achievement of anticipated revenues is substantially dependent on the Company's ability to attract, on a timely basis, and retain skilled personnel. A high percentage of the Company's operating expenses, particularly personnel and rent, are fixed in advance. Changes in the number, scope, duration or progress toward completion, of the Company's projects or in employee utilization rates would cause significant variations in operating results in any particular quarter. In addition, the Company typically reaches the annual limitation on its FICA contributions for many of its consultants before the end of the calendar year. As a result, payroll taxes as a component of cost of sales will vary from quarter to quarter during the fiscal year and will generally be higher at the beginning of the calendar year. Therefore, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful, should not be relied upon as indications of future performance and may result in volatility in the price of the Class B Common Stock. Due to the foregoing factors, among others, the Company's operating results will from time to time be below the expectations of the analysts and investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Concentration of Revenues; Dependence on Large Projects; Risk of Termination. The Company has derived, and believes that it will continue to derive, a significant portion of its revenues from a limited number of large client projects. For the nine-month fiscal year ended September 30, 1997, the State of Missouri, Kaiser Foundation Health Plan, Inc. ("Kaiser") and Unisys Corporation ("Unisys") accounted for 22.3%, 21.1% and 19.7% of the Company's revenues, respectively. Kaiser accounted for 59.3% and 68.1% of the Company's revenues in 1996 and 1995, respectively, while Unisys accounted for 14.6% of the Company's revenues in 1996. The volume of work performed for specific clients is likely to vary from year to year, and a major client in one year may not use the Company's services in a subsequent year. Most of the Company's contracts are terminable by the client following limited notice and without significant penalty to the client. The completion, cancellation or significant reduction in the scope of a large project could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the amount of the Company's services required by any of its clients can be adversely affected by a number of factors, including technological developments and the internal budget cycles of such clients. As a result of the Company's focus in specific vertical markets, economic and other conditions that affect these industries could lead to a reduction in capital spending on IT projects, government spending cuts or general budgetary constraints, any of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Clients."

  Need to Attract and Retain Professional Staff. The Company's success will depend in large part upon its ability to attract, retain, train, manage and motivate skilled employees, particularly project managers and other senior technical personnel. There is significant competition for employees with the skills required to perform the services the Company offers. In particular, qualified project managers and senior technical and professional staff are in great demand worldwide and competition for such persons is likely to increase. In addition, the Company requires that a significant number of its employees travel to client sites to perform services on its behalf, which may make a position with the Company less attractive to potential employees. There can be no assurance that a sufficient number of skilled employees will continue to be available to the Company, or that the Company will be successful in training, retaining and motivating current or future employees. The Company's inability to attract, retain and train skilled employees or failure of its employees to achieve expected levels of performance could impair the Company's ability to adequately manage and staff its existing projects and to bid for or obtain new projects, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business --
 Human Resources."

  Dependence on Key Personnel. The Company's success will depend in large part upon the continued services of a number of key employees, including its Chief Executive Officer and Chairman of the Board of Directors, James L. Bildner, and its President and Chief Operating Officer, William G. Barton. The loss of the services of either of Messrs. Bildner or Barton or of one or more of the Company's other key personnel could have a material adverse effect on the Company's business. Although the Company has entered into employment agreements with each of Messrs. Bildner and Barton, either of them may terminate their employment agreement at any time. If one or more of the Company's key employees resigns from the Company to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on the Company's business, financial condition and results of operations. In the event of the loss of any such personnel, there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its technical knowledge, practices or procedures by such personnel. See "Business -- Intellectual Property Rights" and "Management --
 Employment Agreements."

  Control by Principal Shareholders; Voting Trust. All of the holders of Class A Common Stock have entered into a voting trust (the "Voting Trust") with respect to their shares of Class A Common Stock, which represents 69.6% of the Common Stock voting power after this offering. All power to vote shares held in the Voting Trust has been vested in the Voting Trust's trustees, Messrs. Bildner and Barton. As a result, Messrs. Bildner and Barton will be able to control the outcome of all corporate actions requiring shareholder approval, including the election of a majority of the Company's directors, proxy contests, mergers involving the Company, tender offers, open-market purchase programs or other purchases of Common Stock that could give holders of the Company's Class B Common Stock the opportunity to realize a premium over the then-prevailing market price for their shares of Class B Common Stock. The concentration of voting control could have the effect of delaying or preventing a change in control of the Company and may affect the market price of the Class B Common Stock. The holders of the Class A Common Stock also hold a number of shares of Class B Common Stock that will represent 45.4% of the shares of Class B Common Stock outstanding after this offering. If such holders vote their shares of Class B Common Stock as a block, it is likely they will initially be able to elect all of the directors to be elected solely by the holders of the Class B Common Stock. In addition, as authorized by the California Corporations Code and based upon provisions in the Company's Amended and Restated Bylaws (the "Bylaws") and the concentration of voting control, Messrs. Bildner and Barton may take any action which may be taken at any meeting of shareholders, subject to certain exceptions related to the election of directors, by written consent without formally convening a meeting of shareholders. In addition, the Articles and Bylaws currently permit shareholders to require cumulative voting in connection with the election of directors, subject to certain requirements; however, the Articles and Bylaws also provide that cumulative voting will be eliminated effective as of the first record date for an annual meeting that the Company has equity securities listed on Nasdaq and has 800 or more holders of its equity securities. See "Description of Capital Stock." In addition, holders of an aggregate of 779,762 shares of Class A Common Stock have entered into agreements with the Company which may restrict their ability to transfer shares of Class A Common Stock following termination of employment with the Company. Such agreements would effectively delay the conversion of such shares of Class A Common Stock and may perpetuate the control of the Company by the Voting Trustees.

  Benefits of this Offering to Existing Shareholders. The existing shareholders of the Company will benefit from the creation of a public market for the shares of Class B Common Stock held by them after the closing of this offering. There can be no assurance that an active public market for the Class B Common Stock will develop after this offering or that the market price of the Class B Common Stock will not decline below the initial public offering price. The Selling Shareholders will receive gross proceeds of approximately $6.8 million from the sale of 675,000 shares of Class B Common Stock offered by them hereby at an assumed initial public offering price of $10.00 per share, which will result in an aggregate gain of approximately $6.6 million over the acquisition price of such shares. Following the closing of this offering, the existing shareholders of the Company will hold a total of 5,395,953 shares of Class A and Class B Common Stock having an estimated aggregate value equal to approximately $54.0 million at the closing of this offering, assuming a public offering price of $10.00 per share, which will result in an estimated aggregate unrealized gain at that time of approximately $49.4 million over the acquisition price of such shares. See "-- No Prior Public Market; Potential Volatility of Stock Price" and "Dilution."

  Risks Associated with Rapid Technological Advances. The Company's success will depend in part on its ability to develop IT solutions that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. There can be no assurance that the Company will be successful in developing such IT solutions in a timely manner or that if developed the Company will be successful in the marketplace. Delay in developing or failure to develop new IT solutions would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy."

  Risks Associated with Possible Acquisitions. A principal component of the Company's business strategy is to grow by acquiring additional businesses to expand its presence in new or existing markets. From December 1996 through September 1997, the Company acquired five businesses. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or to integrate successfully any acquired businesses into the Company without substantial expense, delay or other operational or financial problems. Acquisitions may also involve a number of special risks, including diversion of management's attention, failure to retain key personnel, amortization of acquired intangible assets, client dissatisfaction or performance problems with an acquired firm, assumption of unknown liabilities, or other unanticipated events or circumstances, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that any acquired business will achieve anticipated revenues and operating results. The failure of the Company to manage its acquisition strategy successfully could have a material adverse effect on the Company's business, financial condition and results of operations. See "Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategy."

  Management of Growth. The Company's growth has placed, and is expected to continue to place, significant demands on its management, financial, staffing and other resources. The Company has expanded geographically by opening new offices domestically and abroad, and intends to open additional offices. The Company's ability to manage its growth effectively will require it to continue to develop and improve its operational, financial and other internal systems, as well as its business development capabilities, and to train, motivate and manage its employees. In addition, the Company's future success will depend in large part upon its ability to continue to estimate project parameters accurately, to maintain employee utilization rates and project quality and to meet delivery dates, particularly if the average size and number of the Company's projects continues to increase. If the Company is unable to manage its growth and projects effectively, such inability would have a material adverse effect on the quality of the Company's services, its ability to retain key personnel, and its business, financial condition and results of operations. There can be no assurance that the Company's rate of growth will continue or that the Company will be successful in managing any such growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Risks Associated with Partnerships; Risk of Termination or
Nonperformance. The Company has entered into written arrangements or understandings with certain technology and service providers pursuant to which the providers have agreed that the Company is, or will be, the exclusive, or one of a small number of, preferred systems integrators for that provider's clients within specific market segments or geographic areas. These arrangements are typically of limited duration, include broad exceptions to each party's obligations and are terminable by either party following limited notice and without significant penalty. Certain of these arrangements contain provisions whereby the provider agrees to utilize a specified number of the Company's consultants or agrees to provide the Company with business opportunities resulting in specified revenues. There can be no assurance that any of these arrangements will result in the future utilization of the Company's consultants, additional business opportunities or additional revenues. There also can be no assurance that any business opportunities that do result from these arrangements will be on terms ultimately satisfactory or profitable to the Company. The cancellation or a significant reduction in the scope of any of these arrangements, or the refusal or inability of a provider to meet its obligations under the relevant arrangement, would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in the government services market, the Company often joins with another organization, such as Unisys, to obtain engagements. In these engagements, the Company is a subcontractor to the prime contractor of the engagement. There can be no assurance that actions or failures attributable to the prime contractor of such engagements will not also negatively affect the Company's business, financial condition or results of operations. See "Business -- Strategy" and "-- Clients."

  Project Risks; Liability to Clients; Client Dissatisfaction. Many of the Company's engagements involve projects which are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. The failure of the Company, or of the prime contractor on an engagement in which the Company is a subcontractor, to meet a client's expectations in the performance of its services could damage the Company's reputation and adversely affect its ability to attract new business, and could have a material adverse effect upon its business, financial condition and results of operations. The Company has undertaken, and may in the future undertake, projects in which the Company guarantees performance based upon defined operating specifications or guaranteed delivery dates. Unsatisfactory performance or unanticipated difficulties or delays in completing such projects may result in client dissatisfaction and a reduction in payment to, or payment of damages (as a result of litigation or otherwise) by, the Company, which could have a material adverse effect upon its business, financial condition and results of operations. In addition, unanticipated delays could necessitate the use of more resources than initially budgeted by the Company for a particular project, which also could have a material adverse effect upon its business, financial condition and results of operations. Any failure in a client's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. There can be no assurance that the limitations of liability set forth in the Company's service contracts will be enforceable or will otherwise protect the Company from liability for damages. Although the Company maintains general liability insurance coverage, including coverage for errors or omissions, there can be no assurance that such coverage will continue to be available on reasonable terms, will be available in sufficient amounts to cover one or more claims or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, would adversely affect the Company's business, financial condition and results of operations. See "Business -- Representative Engagements" and "-- Clients."

  Reliance on Government Contracts; Risk of Termination. For the nine-month fiscal year ended September 30, 1997, 45.1% of the Company's revenues were derived from sales to government agencies. A significant reduction in government funds available for agencies or departments to which Tier supplies IT services, either due to budget cuts or the imposition of budgetary constraints, or a determination by the particular federal, state or foreign government that funding of such agencies or departments should be reduced or discontinued, would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the loss of a major government client, or any significant reduction or delay in orders by such client, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing" and "-- Clients."

  Fixed Price Contracts; Budget Overruns. During fiscal 1996 and the nine-month fiscal year ended September 30, 1997, 1.4% and 12.4%, respectively, of the Company's revenues were generated on a fixed price basis, rather than on a time and materials basis. The Company's failure to estimate accurately the resources required for a fixed price project or its failure to complete its contractual obligations in a timely manner consistent with the project plan upon which its fixed price contract is based could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may establish prices before project design specifications are finalized, which could result in a fixed price that proves to be too low and therefore adversely affects the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Substantial Competition. The IT services market is highly competitive and is served by numerous international, national and local firms. Market participants include systems consulting and integration firms, including national accounting firms and related entities, the internal information systems groups of its prospective clients, professional services companies, hardware and application software vendors, and divisions of large integrated technology companies and outsourcing companies. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than the Company. In addition, there are relatively low barriers to entry into the IT services market, and the Company has faced, and expects to continue to face, additional competition from new entrants into the IT services market.

  The Company believes that the principal competitive factors in the IT services market include reputation, project management expertise, industry expertise, speed of development and implementation, technical expertise, competitive pricing, and the ability to deliver results on a fixed price as well as a time and materials basis. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its clients or competitors to hire, retain and motivate project managers and other senior technical staff; the ownership by competitors of software used by potential clients; the price at which others offer comparable services; the ability of its clients to perform the services themselves; and the extent of its competitors' responsiveness to client needs. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements with current and future competitors or that competitive pressures will not cause the Company's revenues or income to decline or otherwise materially adversely affect its business, financial condition and results of operations. See "Business --
 Competition."

  Intellectual Property Rights; Limited Protection; Inability to Resell or Reuse Rights. The Company relies on a combination of trade secrets, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect its intellectual property rights. The Company enters into confidentiality agreements with its employees, generally requires that its consultants and clients enter into such agreements and limits access to its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to avoid the loss or misappropriation of its proprietary information, or that the Company will able to detect unauthorized use of such information and take appropriate steps to enforce its intellectual property rights.

  A portion of the Company's business involves the development of software applications for specific client engagements. Ownership of such software is the subject of negotiation with each particular client and is typically assigned to the client. The Company also develops software application frameworks, and may retain ownership or marketing rights to these application frameworks, which may be adapted through further customization for future client projects. Certain clients have prohibited the Company from marketing the software and application frameworks developed for them entirely or for specified periods of time or to specified third parties, and there can be no assurance that clients will not demand similar or other restrictions in the future. Issues relating to the ownership of and rights to use software and application frameworks can be complicated, and there can be no assurance that disputes will not arise that affect the Company's ability to resell or reuse such software and application frameworks.

  Although the Company believes that its services and products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future, or that if asserted, any such claim will be successfully defended. See "Business -- Intellectual Property Rights."

  Risks of Conducting International Operations. International operations in Australia and the United Kingdom accounted for 13.7% of the Company's total revenues for the nine-month fiscal year ended September 30, 1997. In addition, a significant portion of the Company's sales are to large multinational companies. To meet the needs of such companies, both domestically and internationally, the Company must provide worldwide services, either directly or indirectly. As a result, the Company intends to expand its existing international operations and enter additional international markets, which will require significant management attention and financial resources and could adversely affect the Company's operating margins and earnings. In order to expand international operations, the Company will need to hire additional personnel and develop relationships with potential international clients through acquisition or otherwise. To the extent that the Company is unable to do so on a timely basis, any growth of the Company in international markets would be limited, and the Company's business, financial condition and results of operations would be materially and adversely affected.

  The Company's international business operations are subject to a number of risks, including, but not limited to, difficulties in building and managing foreign operations, enforcing agreements and collecting receivables through foreign legal systems, longer payment cycles, fluctuations in the value of foreign currencies and unexpected regulatory, economic or political changes in foreign markets. The Company does not currently engage in hedging transactions. There can be no assurance that these factors will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Shares Eligible for Future Sale. Sales of substantial amounts of Class B Common Stock in the public market following this offering could have a material adverse effect on the market price of the Class B Common Stock. The 3,400,000 shares of Class B Common Stock offered hereby will be freely tradable without restriction under the Securities Act of 1993, as amended (the "Securities Act"). Each of the Selling Shareholders and certain other shareholders, who will, upon the closing of the offering, hold an aggregate of 779,762 shares of Class A Common Stock and 2,413,812 shares of Class B Common Stock, and options to purchase a total of 410,000 shares of Class B Common Stock, has agreed that they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock owned beneficially by them for 365 days after the date of this Prospectus, subject to certain exceptions. Each executive officer, director, current shareholder or optionee, other than the Selling Shareholders and certain other shareholders, who will, upon the closing of this offering, hold an aggregate of 860,000 shares of Class A Common Stock and 1,342,379 shares of Class B Common Stock and options to purchase a total of 20,000 shares of Class A Common Stock and a total of 1,303,075 shares of Class B Common Stock, has agreed that they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock owned beneficially by them for a period of 180 days after the date of this Prospectus, subject to certain exceptions. To the extent that a significant portion of such shares are sold by the holders thereof, such sales may adversely affect the market price of the Class

B Common Stock. Pursuant to an agreement between the Company and the holders of 420,953 shares of Class B Common Stock, such holders are entitled to certain demand and piggyback registration rights with respect to such shares. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Class B Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. After completion of this offering, the Company intends to file a Form S-8 registration statement under the Securities Act to register all shares of Class B Common Stock issuable under the Company's Amended and Restated 1996 Equity Incentive Plan and the Employee Stock Purchase Plan. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

  Unspecified Use of Proceeds. The principal purposes of this offering are to increase the Company's working capital and financial flexibility, to repay certain indebtedness, to facilitate future access by the Company to public equity markets and to provide increased visibility, credibility and name recognition for the Company in a marketplace where many of its competitors are publicly held companies. The Company has not yet identified specific uses for a majority of the net proceeds, and, pending such uses, the Company expects that it will invest such net proceeds in short-term, interest-bearing investment-grade securities. Accordingly, the Company's management will have broad discretion as to the use of such net proceeds without any action or approval of the Company's shareholders. See "Use of Proceeds."

  No Prior Public Market; Potential Volatility of Stock Price. Prior to this offering there has been no public market for the Class B Common Stock. There can be no assurance that an active public market for the Class B Common Stock will develop after this offering or that the market price of the Class B Common Stock will not decline below the initial public offering price.

  The market for securities of early stage companies has been highly volatile in recent years as a result of factors often unrelated to a company's operations. Factors such as quarterly variations in operating results, announcements of technological innovations or new products or services by the Company or its competitors, general conditions in the IT industry or the industries in which Tier's clients compete, changes in earnings estimates by securities analysts and general economic conditions such as recessions or high interest rates could contribute to the volatility of the price of the Class B Common Stock and could cause significant fluctuations. Further, in the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the issuing company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in such litigation could also subject the Company to significant liabilities. There can be no assurance that such litigation will not be instituted in the future with respect to the Company.

  Issuance of Preferred Stock; Potential Adverse Effects to Holders of Common Stock. The Board of Directors has the authority to issue Preferred Stock and to determine the preferences, limitations and relative rights of shares of Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Company's shareholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the Class B Common Stock. The potential issuance of Preferred Stock may delay or prevent a change in control of the Company, discourage bids for the Class B Common Stock at a premium over the market price and adversely affect the market price and the voting and other rights of the holders of the Common Stock. See "Description of Capital Stock -- Preferred Stock."

  Immediate and Substantial Dilution. Based on an assumed initial public offering price of $10.00 per share, investors who purchase shares of Class B Common Stock in this offering will incur immediate dilution in pro forma net tangible book value of $6.95 per share. See "Dilution."

  No Dividends. The Company has never declared or paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY

  Tier was incorporated in the State of California in 1991. The Company maintains its principal executive offices at 1350 Treat Boulevard, Suite 250, Walnut Creek, California 94596. The Company's telephone number is (510) 937-3950.

                                 ACQUISITIONS

  From December 1996 through September 1997, the Company made five strategic acquisitions for a total cost of $2.7 million, excluding future contingent payments, all of which were structured and accounted for as asset purchases. Acquisition prices were determined based on arm's length negotiations with unaffiliated third parties. Factors considered by the Company in making such determinations included geographic opportunities, consulting resources and strategic client relationships offered through the acquisition.

  On December 16, 1996, the Company acquired certain assets and liabilities of Chicago Consulting Alliance, LLC ("CCA"). CCA was based in Chicago, Illinois and provided consulting services for the custom design of software and computer systems for business applications. The CCA acquisition allowed the Company to expand its geographic and client base into the Chicago market. The cost of the acquisition was $170,000.

  On December 31, 1996, the Company acquired certain assets and liabilities of Encore Consulting, Inc. ("Encore"), a Missouri-based corporation, which provided consulting services for computer systems integration under a government contract. The Encore acquisition added to Tier's established state government IT practice. The cost of the acquisition totalled $934,000. A $150,000 contingent payment is payable by the Company upon the second year's renewal of this contract.

  On January 2, 1997, the Company acquired certain assets and liabilities of Five Points Consulting, LLC, ("Five Points") which was based in Atlanta, Georgia. Five Points provided custom designed software and computer systems for special business applications. Tier acquired Five Points for its technological expertise with Java, as well as to expand into the southeastern United States. The cost of the acquisition totalled $284,000.

  On March 10, 1997 the Company acquired certain assets and liabilities of Tangent Group, Pty, Limited, ("Tangent Group") an Australian entity which provided computer systems consulting services. The Tangent Group acquisition provided Tier with a local base to support its Australian IT practice and a foundation for Tier's resource and recruiting needs for a project being conducted for the Australian federal government. The cost of the acquisition totalled $488,000. In addition, the Company will pay at least $120,000 in royalties over the first two-year period following the acquisition. The royalty is based on 3.0% of the Company's gross revenues generated by its Australian operations. The maximum amount of royalties to be paid over the first three-year period following the acquisition is approximately $240,000.

  On July 11, 1997, the Company acquired certain assets and liabilities of Albanycrest Limited, ("Albanycrest"), a United Kingdom private limited company, which provided information and management consulting services on the design of software and computer systems. The Albanycrest acquisition added to Tier's financial services expertise and provided a platform for the expansion of Tier's international practice into the United Kingdom and Europe. The purchase price totalled $868,000. Contingent payments of up to $407,000 will be paid if certain performance criteria are met.

  While the Company in the ordinary course of business regularly evaluates and enters into negotiations relating to potential acquisition opportunities, as of the date of this Prospectus, there are no existing commitments or agreements with respect to any future acquisitions.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,725,000 shares of Class B Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discounts and estimated offering expenses payable by the Company, are estimated to be approximately $24.2 million. The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders."

  The Company intends to use a portion of the net proceeds from this offering to repay all borrowings under its credit facility, which totaled $3.5 million at November 10, 1997 (borrowings totaled $2.8 million at September 30, 1997). As of November 10, 1997, the revolving and term components of the current credit facility bore interest at 10.00% and 10.25% per annum, respectively, and mature in December 1998. Following such repayment, the Company will maintain the credit facility through its term to fund future financing requirements. The Company has used the proceeds from borrowings to fund working capital requirements, the growth of the business and selective acquisitions. For a description of the terms of the credit facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company intends to use the remaining net proceeds from this offering for working capital and other general corporate purposes, which may include the acquisition of capital equipment and leasehold improvements totaling approximately $800,000. In the normal course of business, the Company evaluates potential acquisitions of businesses that would complement or expand the Company's business. A portion of the net proceeds may be used for one or more such acquisitions, although the Company has no present commitments or agreements with respect to any such acquisitions and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the Company intends to invest the remaining net proceeds of this offering in investment-grade securities, including short-term, interest-bearing money market funds.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its Common Stock. The Company's credit facility contains restrictions on the Company's ability to pay cash dividends. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1997 on an actual, pro forma and pro forma as adjusted basis. The capitalization information set forth in the table below is qualified by the more detailed Consolidated Financial Statements and Notes thereto include elsewhere in this Prospectus, and should be read in conjunction with such Consolidated Financial Statements and Notes.

                                                  SEPTEMBER 30, 1997
                                         --------------------------------------
                                                                  PRO FORMA
                                         ACTUAL  PRO FORMA(1) AS ADJUSTED(1)(2)
                                         ------  ------------ -----------------
                                                    (IN THOUSANDS)
Short-term debt(3)...................... $1,316     $1,316         $    84
                                         ======     ======         =======
Long-term debt, less current
 portion(3)............................. $1,608     $1,608         $    82
                                         ------     ------         -------
Shareholders' equity:
  Preferred stock, no par value per
   share, 5,000,000 shares authorized
   and 420,953 shares issued and
   outstanding, actual; 4,579,047 shares
   authorized and none outstanding, pro
   forma and pro forma as adjusted......  1,892          -               -
  Class A common stock, no par value,
   2,304,762 shares authorized and
   2,284,762 shares issued and
   outstanding, actual and pro forma;
   1,659,762 authorized and 1,639,762
   issued and outstanding pro forma as
   adjusted(4)..........................  1,649      1,649           1,638
  Class B common stock, no par value,
   12,600,000 shares authorized and
   3,335,238 shares issued and
   outstanding, actual; 42,600,000
   shares authorized and 3,786,191
   shares issued and outstanding pro
   forma and 7,156,191 shares issued and
   outstanding pro forma as adjusted
   (4)..................................  1,299      3,289          27,501
  Notes receivable from shareholders.... (2,253)    (2,253)         (2,133)
  Foreign currency translation
   adjustment...........................    (40)       (40)            (40)
  Retained earnings.....................  1,616      1,616           1,616
                                         ------     ------         -------
    Total shareholders' equity..........  4,163      4,261          28,582
                                         ------     ------         -------
      Total capitalization.............. $5,771     $5,869         $28,664
                                         ======     ======         =======

--------

(1) Adjusted to give effect to (i) the conversion of the Series A Preferred Stock into 420,953 shares of Class B Common Stock; (ii) the exercise of options to purchase 30,000 shares of Class B Common Stock by certain Selling Shareholders prior to this offering at an exercise price of $3.25 per share in order to sell such shares in this offering; and (iii) the approval by the Company's Board of Directors and shareholders of an increase in the authorized number of shares of Class B Common Stock to 42,600,000.
(2) Adjusted to give effect to (i) the sale of 2,725,000 shares of Class B Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom; and (ii) the repayment of approximately $131,000 of indebtedness and accrued interest by certain Selling Shareholders.
(3) See Notes 4, 5 and 6 of Notes to Consolidated Financial Statements.
(4) Based on the number of shares outstanding as of September 30, 1997. Excludes (i) 20,000 shares of Class A Common Stock issuable upon the exercise of outstanding options (at an exercise price of $3.58 per share); and (ii) 1,713,075 shares of Class B Common Stock issuable upon the exercise of outstanding stock options under the Company's Amended and Restated 1996 Equity Incentive Plan (the "Plan") (at a weighted average exercise price of $3.94 per share). Also excludes 1,246,258 shares of Class B Common Stock reserved for issuance under the Plan and 100,000 shares of Class B Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan. See "Equity Incentive Plans" and Note 7 to Notes to Consolidated Financial Statements and Management."

                                   DILUTION

  The pro forma net tangible book value of the Common Stock as of September 30, 1997 was approximately $2.5 million or $0.41 per share. Pro forma net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding assuming the conversion of the outstanding shares of Series A Preferred Stock into shares of Class B Common Stock.

  After giving effect to the sale of the 2,725,000 shares of Class B Common Stock by the Company offered hereby and the receipt of the net proceeds therefrom, the pro forma net tangible book value of the Company as of September 30, 1997 would have been approximately $26.8 million or $3.05 per share. This represents an immediate increase in pro forma net tangible book value of $2.64 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $6.95 per share to purchasers of Class B Common Stock in this offering. The following table illustrates the per share dilution as of September 30, 1997:

      Assumed initial public offering price per share............        $10.00
        Pro forma net tangible book value per share as of
         September 30, 1997......................................  $0.41
        Increase per share attributable to new shareholders......   2.64
                                                                   -----
      Pro forma net tangible book value per share as of September
       30, 1997 after the offering...............................          3.05
                                                                         ------
      Dilution per share to new shareholders.....................        $ 6.95
                                                                         ======

  The following table sets forth on a pro forma basis the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and by new shareholders:

                               SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                               ----------------- ------------------- PRICE PAID
                                NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                               --------- ------- ----------- ------- ----------
Existing shareholders(1)...... 6,070,953   69.0% $ 4,641,370   14.6%   $ 0.76
New shareholders.............. 2,725,000   31.0   27,250,000   85.4     10.00
                               ---------  -----  -----------  -----
  Total....................... 8,795,953  100.0% $31,891,370  100.0%
                               =========  =====  ===========  =====

--------
(1) Includes 30,000 shares to be issued upon the exercise of options by certain Selling Shareholders prior to this offering at an exercise price of $3.25 per share.

  At September 30, 1997, there were outstanding options to purchase 20,000 shares of Class A Common Stock at an exercise price of $3.58 per share and 1,713,075 shares of Class B Common Stock at a weighted average exercise price of $3.94 per share. To the extent such options are exercised, there will be dilution to new shareholders.

  The sale of Class B Common Stock by the Selling Shareholders in this offering will reduce the pro forma number of shares held by existing shareholders as of September 30, 1997 to 5,395,953, or approximately 61.3% of the total number of shares of Common Stock outstanding immediately after this offering (58.0% if the underwriters over-allotment option is exercised in full), and will increase the number of shares to be purchased by new shareholders to 3,400,000, or approximately 38.7% of the total number of shares of Common Stock outstanding immediately after this offering (42.0% if the underwriters over-allotment option is exercised in full). See "Principal and Selling Shareholders."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The Selected Consolidated Financial Data set forth below for the years ended December 31, 1995 and December 31, 1996, and for the nine-month fiscal year ended September 30, 1997 have been derived from the Consolidated Financial Statements of the Company that have been audited by Ernst & Young LLP, independent auditors, whose report thereon is included herein. The Selected Consolidated Financial Data presented below for the years ended December 31, 1993 and December 31, 1994 and for the nine-month period ended September 30, 1996 have been derived from the Company's unaudited consolidated financial statements and have been prepared on the same basis and, in the opinion of management, include all necessary adjustments, consisting only of normal recurring adjustments that the Company considers necessary to present fairly this information in accordance with generally accepted accounting principles. These historical results are not necessarily indicative of the results to be expected in the future. The Selected Consolidated Financial Data should be read in conjunction with, and are qualified by, the Consolidated Financial Statements and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere in this Prospectus.

                                                                       NINE-MONTH
                                                         NINE MONTHS   FISCAL YEAR
                             YEAR ENDED DECEMBER 31,        ENDED         ENDED
                          ----------------------------- SEPTEMBER 30, SEPTEMBER 30,
                           1993   1994   1995    1996       1996         1997(1)
                          ------ ------ ------- ------- ------------- -------------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
INCOME DATA:
Revenues................  $3,651 $5,597 $12,373 $16,197    $11,790       $22,479
Cost of revenues........   3,026  4,419   9,066  11,616      8,669        14,917
                          ------ ------ ------- -------    -------       -------
Gross profit............     625  1,178   3,307   4,581      3,121         7,562
Costs and expenses:
 Selling and marketing..      37    272     627     975        577         1,836
 General and
  administrative........     369    816   1,560   2,574      1,774         4,397
 Depreciation and
  amortization..........      14     18      45      80         56           274
                          ------ ------ ------- -------    -------       -------
Income from operations..     205     72   1,075     952        714         1,055
Interest income and
 interest expense, net..      16     17      61      74         50            99
                          ------ ------ ------- -------    -------       -------
Income before income
 taxes..................     189     55   1,014     878        664           956
Provision for income
 taxes..................       -      -     570     351        266           384
                          ------ ------ ------- -------    -------       -------
Net income..............  $  189 $   55 $   444 $   527    $   398       $   572
                          ====== ====== ======= =======    =======       =======
Net income per
 share(2)...............  $ 0.02 $    - $  0.04 $  0.07    $  0.05       $  0.08
                          ====== ====== ======= =======    =======       =======
Shares used in computing
 net income per
 share(2)...............  12,297 13,227  12,359   7,285      7,517         6,895
                          ====== ====== ======= =======    =======       =======

                                           DECEMBER 31,
                                     ------------------------- SEPTEMBER 30,
                                      1993   1994  1995  1996      1997
                                     ------ ------ ----- ----- -------------
                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash ..............................  $   13 $   22 $   - $ 306    $   106
Working capital....................     297    236   920 1,191      2,234
Total assets.......................     647    907 2,316 4,133     10,823
Long-term debt, net of current
 obligations.......................       -      5   156   576      1,608
Total shareholders' equity.........     330    316   686 1,028      4,163

--------
(1) In September 1997, the Company changed its fiscal year end to September
    30.
(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of shares used in computing net income per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Tier provides IT consulting, application development and software engineering services that facilitate the migration of clients' enterprise-wide systems and applications to leading edge technologies. Through its ten offices located in three countries, the Company works closely with its Fortune 1000, government and other clients to determine, evaluate and implement an IT strategy that allows it to rapidly adopt, deploy and transfer emerging technologies while preserving viable elements of the client's installed IT base. From its founding in 1991 through 1994, the Company provided third party IT services through a workforce consisting primarily of independent contractors hired to staff particular engagements. In 1995, the Company began employing more full-time, salaried IT consultants. As of September 30, 1997, 75.6% of the Company's IT consultants were salaried employees, with the remaining consultants being hourly contractors. The composition of its workforce provides the Company with staffing flexibility. Revenues increased from $11.8 million in the nine months ended September 30, 1996 to $22.5 million in the nine-month fiscal year ended September 30, 1997. The Company's workforce has grown from 54 on January 1, 1995 to 231 on September 30, 1997.

  The Company's revenues are derived primarily from professional fees billed to clients on either a time and materials or a fixed price basis. Time and materials revenues are recognized as services are performed. Fixed price revenues are recognized using the percentage-of-completion method, based upon the ratio of costs incurred to total estimated project costs. During fiscal 1996 and the nine-month fiscal year ended September 30, 1997, 1.4% and 12.4%, respectively, of the Company's revenues were generated on a fixed price basis. The Company's risk management committee monitors all material projects, focusing primarily on factors such as size of revenue and credit exposure to the Company, number of resources employed, progress against defined project milestones, clarity of user expectations and definition of project scope. Substantially all of Tier's contracts are terminable by the client following limited notice and without significant penalty to the client. To date, the Company has generally been able to obtain an adjustment in its fees following a significant change in the assumptions upon which the original estimate was made, but there can be no assurance that the Company will be successful in obtaining adjustments in the future. Currently, the Company has no specific concerns with respect to potential losses or overruns under existing contracts.

  The Company has derived, and believes that it will continue to derive, a significant portion of its revenue from a small number of large clients. For many of these clients, the Company performs a number of different projects pursuant to multiple contracts or purchase orders. For fiscal 1997, the State of Missouri, Kaiser and Unisys accounted for 22.3%, 21.1% and 19.7% of the Company's revenues, respectively.

  Personnel and rent expenses represent a significant percentage of the Company's operating expenses and are relatively fixed in advance of any particular quarter. Senior management manages the Company's personnel utilization rates by carefully monitoring its needs and basing most personnel increases on specific project requirements. To the extent revenues do not increase at a rate commensurate with these additional expenses, the Company's results of operations could be materially and adversely affected.

  From December 1996 through September 1997, the Company made five acquisitions for a total cost of $2.7 million, excluding future contingent payments, all of which were structured and accounted for as asset purchases. These acquisitions helped to expand the Company's operations in the United States, to establish the Company's operations in Australia and the United Kingdom, to broaden the Company's client base and technical expertise and to supplement its access to human resources. International operations accounted for 13.7% of fiscal 1997 revenues. International operations may subject the Company to foreign currency translation adjustments and transaction gains and losses for amounts denominated in foreign currencies. The Company does not currently engage in hedging transactions.

  In September 1997, the Company changed its fiscal year end to September 30. Fiscal year 1997 is comprised of the nine months ended September 30, 1997.

RESULTS OF OPERATIONS

  The following table summarizes the Company's operating results as a percentage of revenues for each of the periods indicated:

                                                                  NINE-MONTH
                                    YEAR ENDED      NINE MONTHS   FISCAL YEAR
                                   DECEMBER 31,        ENDED         ENDED
                                   --------------  SEPTEMBER 30, SEPTEMBER 30,
                                    1995    1996       1996          1997
                                   ------  ------  ------------- -------------
Revenues..........................  100.0%  100.0%     100.0%        100.0%
Cost of revenues..................   73.3    71.7       73.5          66.4
                                   ------  ------      -----         -----
Gross profit......................   26.7    28.3       26.5          33.6
Costs and expenses:
 Selling and marketing............    5.0     6.0        4.9           8.1
 General and administrative.......   12.6    15.9       15.0          19.6
 Depreciation and amortization....    0.4     0.5        0.5           1.2
                                   ------  ------      -----         -----
Income from operations............    8.7     5.9        6.1           4.7
Interest income and interest
 expense, net.....................    0.5     0.5        0.5           0.4
                                   ------  ------      -----         -----
Income before income taxes........    8.2     5.4        5.6           4.3
Provision for income taxes........    4.6     2.1        2.2           1.8
                                   ------  ------      -----         -----
Net income........................    3.6%    3.3%       3.4%          2.5%
                                   ======  ======      =====         =====

NINE-MONTH FISCAL YEAR ENDED SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996

  Revenues. Revenues increased 90.7% to $22.5 million for the nine-month fiscal year ended September 30, 1997 from $11.8 million in the nine months ended September 30, 1996. This increase resulted primarily from revenues associated with the five acquisitions completed since December 1996, internal growth, including $2.1 million from a significant new contract, and an increase in billing rates for the Company's IT consultants.

  Gross Profit. Cost of revenues consists of those costs directly attributable to providing service to a client, including consultant salaries, benefits and travel expenses. Gross profit increased 142.3% to $7.6 million for the nine-month fiscal year ended September 30, 1997 from $3.1 million in the nine months ended September 30, 1996. Gross margin increased to 33.6% for the nine-month fiscal year ended September 30, 1997 from 26.5% in the nine months ended September 30, 1996. The improvement in gross margin was primarily attributable to an increased use of salaried employees as opposed to hourly employees, higher billing rates, larger contracts and an increased use of fixed price contracts.

  Selling and Marketing. Selling and marketing expenses consist primarily of personnel costs, sales commissions, product literature and participation in conferences and trade shows. Selling and marketing expenses increased 218.2% to $1.8 million for the nine-month fiscal year ended September 30, 1997 from $577,000 in the nine months ended September 30, 1996. As a percentage of revenues, selling and marketing expenses increased to 8.1% for the nine-month fiscal year ended September 30, 1997 from 4.9% in the nine months ended September 30, 1996. This increase was primarily attributable to the addition of sales and marketing personnel and the Company's increased participation in conferences and trade shows.

  General and Administrative. General and administrative expenses consist primarily of personnel costs related to general management functions, human resources, recruiting, finance, accounting and information systems, as well as professional fees related to legal, audit, tax and recruiting matters. General and administrative expenses increased 147.9% to $4.4 million for the nine-month fiscal year ended September 30, 1997 from $1.8 million in the nine months ended September 30, 1996. As a percentage of revenues, general and administrative expenses increased to 19.6% for the nine-month fiscal year ended September 30, 1997 from 15.0% in the nine months ended September 30, 1996. This increase was primarily attributable to building the infrastructure to support, manage and control the Company's growth. The Company believes that general and administrative expenses will continue to increase as the Company grows but that such expenses will decrease as a percentage of revenues as the Company realizes economies of scale from its administrative infrastructure.

  Depreciation and Amortization. Depreciation and amortization consists primarily of costs associated with the straight line method depreciation of equipment and improvements and amortization of certain other intangible assets resulting from acquisitions. Depreciation and amortization increased 389.3% to $274,000 for the nine-month fiscal year ended September 30, 1997 from $56,000 in the nine months ended September 30, 1996. As a percentage of revenues, depreciation and amortization increased to 1.2% for the nine-month fiscal year ended September 30, 1997 from 0.5% in the nine months ended September 30, 1996. The increase in depreciation and amortization expense was primarily due to the depreciation associated with increased capital expenditures and the amortization of increased intangible assets.

  Interest Income and Interest Expense, Net. Interest income and interest expense, net increased 98.0% to a net expense of $99,000 for the nine-month fiscal year ended September 30, 1997 from a net expense of $50,000 in the nine months ended September 30, 1996. This increase was primarily attributable to the increase in borrowings under the Company's bank lines of credit to fund working capital, capital expenditures and acquisitions.

  Provision for Income Taxes. Provision for income taxes increased 44.4% to $384,000 for the nine-month fiscal year ended September 30, 1997 from $266,000 in the nine months ended September 30, 1996. The effective tax rate for fiscal 1997 was 40.2%, compared to 40.0% for the nine months ended September 30, 1996.

FISCAL YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

  Revenues. Revenues increased 30.9% to $16.2 million for fiscal 1996 from $12.4 million in fiscal 1995. This increase was primarily attributable to an increase in billing rates, an increase in revenue from government service contracts and the overall growth of the business.

  Gross Profit. Gross profit increased 38.5% to $4.6 million for fiscal 1996 from $3.3 million in fiscal 1995. Gross margin increased to 28.3% for fiscal 1996 from 26.7% in fiscal 1995. This increase was primarily attributable to an increased use of salaried employees rather than hourly employees, higher billing rates, larger contracts and an increased use of fixed price contracts.

  Selling and Marketing. Selling and marketing expenses increased 55.5% to $975,000 for fiscal 1996 from $627,000 in fiscal 1995. As a percentage of revenues, selling and marketing expenses increased to 6.0% for fiscal 1996 from 5.0% in fiscal 1995. This increase was primarily attributable to the hiring of additional sales and marketing employees during the period.

  General and Administrative. General and administrative expenses increased 65.0% to $2.6 million for fiscal 1996 from $1.6 million in fiscal 1995. As a percentage of revenues, general and administrative expenses increased to 15.9% for fiscal 1996 from 12.6% in fiscal 1995. This increase was primarily attributable to building the infrastructure to support, manage and control the Company's growth.

  Depreciation and Amortization. Depreciation and amortization increased 77.8% to $80,000 for fiscal 1996 from $45,000 in fiscal 1995. This increase was primarily due to increased capital expenditures and the associated depreciation.

  Interest Income and Interest Expense, Net. Interest income and interest expense, net increased 21.3% to a net expense of $74,000 for fiscal 1996 from a net expense of $61,000 in fiscal 1995. This increase was primarily attributable to an increase in borrowings.

  Provision for Income Taxes. Provision for income taxes decreased 38.4% to $351,000 for fiscal 1996 from $570,000 in fiscal 1995. The effective tax rate for fiscal 1996 was 40.0% from 56.2% for fiscal 1995. The decrease in the effective tax rate was primarily attributable to a one-time tax expense of $165,000 taken in 1995 related to the Company's recording of deferred income taxes upon dissolution of Tier Group, a partnership, and the transfer of assets to the Company. Excluding this one-time tax expense, the effective tax rate for fiscal 1995 would have been 40.0%.

SELECTED QUARTERLY STATEMENTS OF INCOME

  The following table sets forth certain unaudited consolidated quarterly statement of income data for each of the seven quarters ending with the quarter ended September 30, 1997. In the opinion of management, this information has been prepared on the same basis as the audited Consolidated Financial Statements contained herein and includes all necessary adjustments, consisting only of normal recurring adjustments, that the Company considers necessary to present fairly this information in accordance with generally accepted accounting principles. This information should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto appearing elsewhere in this Prospectus. The Company's operating results for any one quarter are not necessarily indicative of results for any future period.

                                                 THREE MONTHS ENDED
                          ----------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30,
                            1996     1996     1996      1996     1997     1997     1997
                          -------- -------- --------- -------- -------- -------- ---------
                                                   (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
 INCOME DATA:
Revenues................   $3,836   $4,068   $3,886    $4,407   $6,799   $7,343   $8,337
Cost of revenues........    2,972    2,982    2,715     2,947    4,729    4,814    5,374
                           ------   ------   ------    ------   ------   ------   ------
Gross profit............      864    1,086    1,171     1,460    2,070    2,529    2,963
Costs and expenses:
  Selling and
   marketing............      188      189      200       398      473      641      722
  General and
   administrative.......      466      609      699       800    1,207    1,531    1,659
  Depreciation and
   amortization.........       16       19       21        24       59       79      136
                           ------   ------   ------    ------   ------   ------   ------
Income from operations..      194      269      251       238      331      278      446
Interest income and
 interest expense, net..       15       17       18        24       28       33       38
                           ------   ------   ------    ------   ------   ------   ------
Income before income
 taxes..................      179      252      233       214      303      245      408
Provision for income
 taxes..................       72      101       93        85      121       97      166
                           ------   ------   ------    ------   ------   ------   ------
Net income..............   $  107   $  151   $  140    $  129   $  182   $  148   $  242
                           ======   ======   ======    ======   ======   ======   ======

  The following table sets forth certain unaudited quarterly results of operations expressed as a percentage of revenues for each of the seven quarters ending with the period ended September 30, 1997.

                                                 THREE MONTHS ENDED
                          ----------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30,
                            1996     1996     1996      1996     1997     1997     1997
                          -------- -------- --------- -------- -------- -------- ---------
AS A PERCENTAGE OF REVENUES:
Revenues................   100.0%   100.0%    100.0%   100.0%   100.0%   100.0%    100.0%
Cost of revenues........    77.5     73.3      69.9     66.9     69.6     65.6      64.5
                           -----    -----     -----    -----    -----    -----     -----
Gross profit............    22.5     26.7      30.1     33.1     30.4     34.4      35.5
Costs and expenses:
  Selling and
   marketing............     4.9      4.6       5.1      9.0      7.0      8.7       8.7
  General and
   administrative.......    12.1     15.0      18.0     18.2     17.6     20.8      19.9
  Depreciation and
   amortization.........     0.4      0.5       0.5      0.5      0.9      1.1       1.6
                           -----    -----     -----    -----    -----    -----     -----
Income from operations..     5.1      6.6       6.5      5.4      4.9      3.8       5.3
Interest income and
 interest expense, net..     0.4      0.4       0.5      0.5      0.4      0.5       0.4
                           -----    -----     -----    -----    -----    -----     -----
Income before income
 taxes..................     4.7      6.2       6.0      4.9      4.5      3.3       4.9
Provision for income
 taxes..................     1.9      2.5       2.4      2.0      1.8      1.3       2.0
                           -----    -----     -----    -----    -----    -----     -----
Net income..............     2.8%     3.7%      3.6%     2.9%     2.7%     2.0%      2.9%
                           =====    =====     =====    =====    =====    =====     =====

  The Company's revenues and operating results are subject to significant variation from quarter to quarter due to many factors, including the number, size and scope of projects in which the Company is engaged; the contractual terms and degree of completion of such projects; competitive pressures on the pricing of the Company's services; any delays incurred in connection with, or early termination of, a project; employee utilization rates; the adequacy of provisions for losses; the accuracy of estimates of resources required to complete ongoing projects; demand for the Company's services generated by strategic partnerships and certain prime contractors; the Company's ability to increase both the number and size of engagements from existing clients; and economic conditions in the vertical and geographic markets served by the Company. Due to the relatively long sales cycles for the Company's services in the government services market, the timing of revenue is difficult to forecast. In addition, the achievement of anticipated revenues is substantially dependent on the Company's ability to attract, on a timely basis, and retain skilled personnel.

  A high percentage of the Company's operating expenses, particularly personnel and rent, are fixed in advance. Changes in the number, scope, duration or progress toward completion, of the Company's projects or in employee utilization rates would cause significant variations in operating results in any particular quarter. In addition, the Company typically reaches the annual limitation on its FICA contributions for many of its consultants before the end of the calendar year. As a result, payroll taxes as a component of cost of revenues will vary from quarter to quarter during the fiscal year and will generally be higher at the beginning of the calendar year. As a result, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful, should not be relied upon as indications of future performance and may result in volatility in the price of the Company's Class B Common Stock in the public market. Due to the foregoing factors, among others, the Company's operating results will from time to time be below the expectations of the public market analysts and investors.

LIQUIDITY AND CAPITAL RESOURCES

  To date, the Company has financed its operations principally through cash flows from operating activities, the private placement of equity securities and proceeds from borrowings under asset-based lines of credit.

  The Company's principal capital requirement is to fund working capital to support its growth. The Company utilizes asset-based loan facilities to fund working capital requirements. In November 1997, the Company entered into a $5.0 million credit facility (the "New Credit Facility") that matures in December 1998. The revolving portion of this facility allows the Company to borrow the lesser of the sum of 80% of eligible accounts receivable or $4.5 million. The New Credit Facility also allows for up to $500,000 of borrowings for equipment through a term facility. The New Credit Facility is secured by all of the Company's assets and contains certain restrictive covenants, including limitations on amounts of loans the Company may extend to officers and employees and the incurrence of additional debt. Certain executive officers have personally guarantied the New Credit Facility. The guarantees terminate upon completion of this offering if the Company obtains certain debt to tangible net worth ratios, which it expects to do. The New Credit Facility requires the maintenance of certain financial ratios, including minimum tangible net worth and a limit on the ratio of total liabilities to total tangible net worth.

  As of November 10, 1997, the principal amount outstanding under the New Credit Facility, excluding outstanding checks and deposits that have been included in the New Credit Facility balance in the Company's Consolidated Financial Statements, was approximately $3.5 million and approximately $600,000 remained available for borrowing. The revolving and term components of the New Credit Facility bear interest at the bank's prime rate plus 1.50% and 1.75% per annum, respectively. The Company intends to repay all of the borrowings under the New Credit Facility with a portion of the proceeds from this offering. Following such repayment, the Company will maintain the New Credit Facility through its maturity in December 1998 to fund future financing requirements.

  As of September 30, 1997, prior to obtaining the New Credit Facility, the Company had a $4.3 million credit facility (the "Old Credit Facility"). The revolving portion of this facility allowed the Company to borrow the lesser of the sum of 85% of eligible receivables (approximately $3.1 million as of September 30, 1997) or $3.75 million. This facility allowed for the financing of acquisitions up to $1.5 million. The Old Credit Facility also allowed for up to $500,000 of borrowings for equipment and software. The Old Credit Facility was secured by all of the Company's assets and contained certain restrictive covenants, including limitations on amounts of loans the Company may extend to officers and employees, the incurrence of additional debt and the payment of dividends on the Company's common or preferred stock. Certain executive officers had personally guarantied the Old Credit Facility. The agreement required the maintenance of certain financial ratios, including minimum tangible net worth and a limit on the ratio of total liabilities to total tangible net worth. At September 30, 1997, the Company was not in compliance with the covenant limiting annual capital expenditures and had received a letter from the bank waiving such noncompliance.

  As of September 30, 1997, the principal amount outstanding under the Old Credit Facility was $2.8 million, and approximately $900,000 remained available for borrowing. The revolving and acquisition line components of the Old Credit Facility, bore interest at the bank's prime rate plus 1.50% and 1.75%, per annum respectively. All borrowings under the Old Credit Facility were repaid in November 1997 through borrowings under the New Credit Facility and the Old Credit Facility is no longer in effect.

  The Company currently plans to make additional investments in equipment and leasehold improvements of approximately $800,000 in fiscal 1998, principally for leasehold improvements, furniture, software, personal computers and other technology equipment, which the Company intends to fund through working capital, borrowings under its New Credit Facility or proceeds from this offering.

  Net cash (used in) provided by operating activities was $(177,000) in fiscal 1995, $491,000 in fiscal 1996 and $(1.7) million in the nine-month fiscal year ended September 30, 1997. Throughout these periods, the Company experienced increases in receivables as a result of increases in the Company's sales volume, which were partially offset by increases in accounts payable and accrued expenses in those periods.

  Net cash used in investing activities totaled $116,000, $297,000, and $2.9 million for fiscal 1995, fiscal 1996 and the nine-month fiscal year ended September 30, 1997, respectively. These activities consisted primarily of purchases of equipment and leasehold improvements in fiscal 1995 and fiscal 1996. In the nine-month fiscal year ended September 30, 1997, the Company made several acquisitions in addition to the purchase of property and equipment.

  Net cash provided from financing activity totaled $271,000, $112,000, and $4.4 million for fiscal 1995, fiscal 1996 and the nine-month fiscal year ended September 30, 1997, respectively. In the nine-month fiscal year ended September 30, 1997, the Company raised gross proceeds of $2.2 million through the issuance of 420,953 shares of Series A Preferred Stock and increased its borrowing by $2.1 million under its Old Credit Facility.

  The Company anticipates that its existing capital resources, including cash provided by operating activities and available bank borrowings, together with the anticipated net proceeds from this offering, will be adequate to fund the Company's operations for at least the next 12 months. There can be no assurance that changes will not occur that would consume available capital resources before such time. The Company's capital requirements depend on numerous factors, including potential acquisitions, the timing of the receipt of accounts receivable and employee growth. To the extent that the Company's existing capital resources, together with the anticipated net proceeds of this offering, are insufficient to meet its capital requirements, the Company will have to raise additional funds. There can be no assurance that additional funding, if necessary, will be available on favorable terms, if at all.

                                   BUSINESS

  Tier Technologies, Inc. ("Tier" or the "Company") provides information technology ("IT") consulting, application development and software engineering services that facilitate the migration of clients' enterprise-wide systems and applications to leading edge technologies. Tier provides IT migration solutions by applying the Tier Migration Solution, a methodology by which the Company evaluates or "scores" the efficacy of a client's existing imbedded IT capital against its business goals. Through its ten offices located in three countries, the Company works closely with its Fortune 1000, government and other clients to determine, evaluate and implement an IT strategy that allows it to rapidly adopt, deploy and transfer emerging technologies while preserving viable elements of the client's installed IT base. Tier combines significant understanding of enterprise-wide IT systems with expertise in vertical industries such as healthcare, financial services and government services to provide clients with rapid and flexible migration solutions. By helping clients maintain their core IT systems, Tier provides high value, cost- effective, flexible solutions that minimize the risks associated with migration to new technologies.

BACKGROUND

  Today, large corporations and government agencies often face a number of challenges, including a rapidly changing operating environment, intense competitive pressures and accelerating technological change. To adapt to change and remain competitive, these organizations have sought to harness their intellectual and informational capital by investing in advanced IT systems. As these organizations have become increasingly dependent on more complex IT systems, their ability to integrate advanced technologies in a rapid, reliable and cost-effective manner has become critical to their success.

  The migration of enterprise-wide IT systems, which is the process of incrementally supplementing and replacing IT system components to integrate advanced technologies, has become a key competitive strategy. This process enables an organization to preserve the imbedded capital in its installed base of IT systems, to obtain the benefits of technological innovations and to mitigate some of the risks, costs and delays inherent in full system replacements. Several forces are driving the increased use of rapid migration strategies. As a result of the increasing pace of technological change along with rapid changes in competitive and business environments, the useful lives of new technologies have tended to shorten dramatically. To capture more of the benefits of these technologies, IT projects must be designed and completed relatively quickly or they risk being out of date upon completion. Organizations are re-using existing IT components both to preserve the significant imbedded capital represented by those systems and to achieve new functionality. For example, mainframe computers are now being used as high volume servers in distributed computing environments because of their data storage capacity and transaction processing speeds. As the length and scope of an IT project expands, so too does the likelihood that the project will fail to satisfy time, cost or functionality expectations. Consequently, organizations seek high-impact IT solutions that can be implemented quickly.

  Given the complex and mission-critical nature of IT systems, many organizations choose to outsource the development and eventual migration of these systems to new technologies. According to Dataquest Incorporated, the worldwide market for IT professional services was estimated to be $133 billion in 1997, with a projected annual growth rate of over 16% through the year 1999. The Company believes that successful IT service providers will be characterized by (i) significant experience in the migration of enterprise-wide IT systems; (ii) an ability to adopt, deploy and transfer relevant, emerging technologies rapidly and reliably; (iii) an understanding of the client's industry, business and existing IT environments; (iv) successful management of the risks inherent in large system projects; and (v) the ability to deliver services on a global basis.

THE TIER MIGRATION SOLUTION

  Tier works closely with its clients to determine, evaluate and implement an IT strategy that allows it to rapidly adopt, deploy and transfer emerging technologies while preserving viable elements of the client's installed IT base. Tier combines its significant understanding of enterprise-wide IT systems with its expertise in vertical industries, such as healthcare, financial services and government services, to provide clients with rapid and flexible migration solutions to their IT needs. By helping clients to maintain their core IT systems, Tier believes it provides high value, cost effective, flexible solutions that minimize the risks associated with system improvements.

  The Tier Migration Solution is applied to all of the Company's projects. Initially, the Company assesses a client's existing business processes and clearly defines the scope of the project, including a determination of the client's expectations for quantifiable business improvement. The Company then analyzes the client's existing IT system to determine which areas would benefit the most from the application of new technologies. When this assessment is completed, Tier develops a specific IT strategy that uses a system architecture consistent with the client's existing environment. Tier then implements the recommended IT strategy. Throughout all phases, Tier's risk management committee regularly evaluates the risks inherent in the project. If the risk management committee detects areas of concern, it investigates the matter at an early stage and takes appropriate corrective action to mitigate potential costs and delays.

STRATEGY

  The Company seeks to become the leading provider of comprehensive IT migration solutions to Fortune 1000 companies and large government entities. The Company's strategy includes the following elements:

  Concentrate on Migration Opportunities. The Company focuses on the migration of enterprise-wide IT systems to leading edge technologies for Fortune 1000 companies and large government entities. The Company maintains proficiency in relevant mainstream and legacy technologies, while also developing expertise in high demand, emerging technologies that are expected to facilitate the Company's development and deployment of IT solutions. This strategy allows Tier to function effectively in open architecture IT environments and to rapidly adopt, deploy and transfer emerging technologies within existing IT systems.

  Develop Strategic Partnerships. The Company develops strategic partnerships with service and technology providers pursuant to which Tier becomes the exclusive or preferred system integrator related to that provider's products or services within specific market segments or geographic areas. These relationships offer Tier identifiable revenue opportunities. The Company believes these relationships provide a number of competitive advantages, including (i) enabling the Company to broaden its client base; (ii) maintaining the Company's technological leadership through the deployment of leading edge applications; and (iii) allowing the Company to project its staffing needs and more fully maximize employee utilization.

  Pursue Strategic Acquisitions. Tier considers potential acquisitions which may expand the Company's presence in key geographic or vertical marketplaces, supplement the Company's technical scope or industry expertise or allow it to acquire additional human resources or strategic client relationships. Given the highly fragmented nature of the IT services marketplace, the Company believes significant acquisition opportunities exists. Since December 1996, Tier has acquired five IT service providers in order to add three domestic and two international locations, broaden the Company's technical expertise in areas such as Java and expand its professional resources by 73 IT consultants.

  Expand in Key Vertical Markets. The Company intends to increase its client base and leverage its expertise by focusing its sales, marketing and development efforts on high-value opportunities in certain vertical markets, such as healthcare, government services, financial services, transportation and telecommunications. Within those markets, Tier has developed expertise in areas such as child welfare services, child support services and procurement processes. The Company believes that large organizations with intensive information processing needs provide the best near-term market opportunities for the Company's services.

  Expand Geographic Presence. The Company intends to expand its operations by opening additional branches in targeted domestic and international locations to augment its current operations in the United States, Australia and the United Kingdom. Tier integrates domestic and multi-national resources to deliver timely, cost-effective IT solutions on a local level. By expanding its geographic presence, the Company has increased its access to international labor markets and is able to compete more effectively for highly skilled employees who have particular geographic preferences. The Company believes that the local delivery of services is a significant differentiating factor among IT service providers.

  Attract Highly Skilled Employees. The Company maintains programs and personnel to identify, hire, train and retain highly skilled IT professionals because it believes these professionals are a critical element in its ability to deliver high quality services to clients. The Company offers competitive compensation and benefits including stock option and other stock-based awards, and has developed a career advancement program that offers employees career enrichment opportunities, individualized up-training and cross-training programs, on-the-job learning opportunities and annual training allowances.

SERVICES AND METHODOLOGY

  The Company provides IT consulting, application development and software engineering services which facilitate the migration of its clients' existing IT systems to leading edge technologies. These services are typically provided on an enterprise-wide basis. Tier's methodology for providing migration services combines the ability to evaluate or "score" the efficacy of the client's imbedded IT capital in comparison to its stated business goals, with a formal risk assessment program to manage and benchmark projects on an on-going basis. Tier maintains a high level of vertical market and industry expertise. As a result the Company is able to understand the environment and business rules in which its clients operate. This approach allows Tier to retain, reuse, repeat and distribute its experiential knowledge throughout the Company and to achieve significant improvements in cost, quality and time to deployment on client projects.

 Services

  The Company seeks to rapidly implement cost-effective IT solutions through a flexible combination of one or more of the following services:

  Custom Build. The Company often custom builds an IT solution or component for the client. The Company has developed custom applications in several vertical markets, including healthcare, financial services, transportation and consumer products, using advanced languages such as Java, Forte, PowerBuilder and Composer. The Company's technical professionals have implemented custom applications on a variety of platforms and working environments, such as mainframe, UNIX and Windows NT, using a number of databases, including Oracle, Sybase, DB2 and Informix. Tier has also developed Internet/intranet, data warehousing and e-commerce applications, as well as applications in the more established mainframe and client/server environments.

  Repeatable Transfer Solution. In some situations, the Company identifies existing, transferable IT applications or components that satisfy a portion of the client's needs. Tier addresses the client's remaining functional elements through either custom built applications or packaged software. Transfer solutions greatly shorten the development cycle by providing a working system as the starting point for the IT solution. For example, between government agencies, the Company has successfully transferred components of IT systems that it has built to solve complex child support and welfare requirements.

  Packaged Software. When the most appropriate solution for a client is a commercially available application package, the Company evaluates, recommends, implements and integrates enterprise-level package applications from providers such as NovaSoft Systems, Inc., Ariba Technologies, Inc. and Requisite Technology, Inc. The Company has developed expertise with commercial applications in areas such as workflow process management, document management, operations resource management, e-commerce and procurement. Tier's package implementation practices are organized around specific application areas such as healthcare, financial services, transportation and procurement.

 Methodology

  The Company has developed the Tier Migration Solution over numerous client engagements and relies on this methodology to provide services in various industries and technical environments. The four-phase scaleable, repeatable and leverageable methodology is modular in design and the various phases can be tailored depending on the scope of a client's needs.

                 [LOGO OF TIER MIGRATION SOLUTION METHODOLOGY]

  Phase I - Business Assessment and Scoping. The Company establishes the scope of each project and determines expectations for quantifiable business improvement. The Company assesses the client's current business processes, identifies improvement opportunities and inventories the existing IT applications and systems. Tier consultants bring industry and technical expertise to each engagement and employ current business engineering techniques, such as workflow analysis, process mapping, use-case analysis and business rules definition. Typically, Tier consultants interview key management personnel, lead group discussions, conduct workshops, review existing business process documentation and inventory the existing application portfolio. The work product is a business requirements and scope document that provides a clear charter for the project and a risk management assessment map to measure project performance throughout the project's life cycle.

  Phase II - Application Effectiveness Scoring. The Company develops a technology portfolio analysis to determine how best to leverage the client's capital investment in its existing IT system. Tier conducts an in-depth analysis of the existing IT application portfolio using a qualitative method of "scoring" to determine which areas would benefit most from the application of new technologies. The resulting matrix correlates the client's business functions with the most suitable IT solution. Once agreed to by the client, the application scoring matrix becomes a roadmap to assist in determining whether to replace or re-use components of the client's existing IT system.

  Phase III - IT Strategy, Architecture and Prototyping. The Company develops a specific IT strategy to address the development, transfer or acquisition of new IT solutions and their integration into the client's existing business environment. Tier analyzes "buy versus build" opportunities, evaluates potential commercial software products and identifies appropriate software development techniques. Tier may model critical business rules to test the underlying assumptions of the IT solution and often prepares an early look-and-feel prototype to allow the user to visualize the resulting integrated IT environment. Ultimately, Tier provides clients with a defined IT architecture designed to meet the client's expectations specified at the beginning of the engagement.

  Phase IV - Information Technology Implementation. Tier implements the IT solution. The Company employs rapid IT processes and incorporates the Company's collective experience in managing enterprise-wide IT projects in areas such as packaged software implementation, custom software development, quality assurance and testing, systems integration, client testing and acceptance, implementation and help desk support. The output of this final phase is an implemented IT solution set. Following installation, the Company and the client conduct a post-project assessment to evaluate the effectiveness of the new IT solution against the business improvement goals established in Phase I. In addition, the Company provides post-implementation services, such as on-going software maintenance and enhancements, help desk support and training of end users and in-house IT staff.

  Across all four phases of its methodology, Tier employs a comprehensive risk management process. The Company believes that its emphasis on risk management is a critical component of its methodology, particularly in a market that increasingly demands service providers to undertake large scale projects while maintaining a high success rate. Given the importance of this process, the Company's risk management committee (the "Committee") includes the Company's Chief Executive, Operating and Financial Officers. Using the risk management assessment map developed in Phase I of Tier's Migration Solution, the Committee evaluates projects on a regular basis against a checklist of risk factors and assigns a status that determines the frequency of intervention and review required. The Committee focuses on the following risk factors: size of revenue and credit exposure to the Company, number of resources employed, progress against defined project milestones, clarity of user expectations, definition of project scope, use of new technology, effectiveness of project management personnel and other quantitative and qualitative measures as may be appropriate to a particular project. If the Committee detects areas of concern, it investigates the matter at an early stage and takes appropriate corrective action to mitigate potential costs and delays.

REPRESENTATIVE ENGAGEMENTS

  The following are examples of Tier's IT migration engagements:

  Healthcare Process Improvement. In an engagement for a national HMO, Tier completed the implementation of a Medicare compliance system that reduced the HMO's application process cycle time from six weeks to two days, which in turn accelerated its Medicare collections. By adding an improved input and analysis "front end" to the HMO's existing insurance claims processing system, Tier leveraged the most beneficial components of the HMO's existing technology infrastructure. In a second project for the HMO, Tier developed an enterprise-wide budget development system to allow the HMO's nationwide staff of controllers, analysts and cost center managers to run financial simulations and receive real-time feedback.

The project increased the quality of the client's budgets and significantly reduced their development time. The new system was integrated with the HMO's existing accounting and finance applications to provide a financial control solution at a fraction of the cost of a complete system replacement. Over a four-year period, Tier has completed more than a dozen strategic projects for the HMO.

  International Risk Management Application. Tier is currently performing a multi-national engagement for a worldwide financial services and information company to develop a global check authorization system. This $10 million, 18-month project encompasses the redesign of business processes, a full migration of application software, specifications for the selective replacement of system hardware and the creation of a data warehouse for decision support. Tier was chosen over its competitors for its industry expertise in process redesign, simulation modeling, technical architecture, database design, rapid application development, project management and its ability to rapidly implement this complex project.

  Child Welfare Case Management Solution. Tier, in conjunction with Unisys, developed and implemented an integrated child welfare case management system for a state government's health and human services department. By focusing on improved workflow, integrated data management and the use of distributed client/server technology, the Company believes the case management system will increase the amount of time available for the case worker to work directly with families, while also improving the quality and timeliness of information. The case management system supports the state's child protective services intake hotline, report investigation, case planning and outcome management and financial and staff management.

  Transportation System Solutions. Tier successfully completed a multi-phased $1.3 million migration project for a state's department of transportation to develop a fleet management system, including a preventive maintenance program and a mechanized warranty system. The Company's IT solution utilized an advanced client/server technology and leveraged components from two existing mainframe systems. The system provides complete fleet management services to over 200 users throughout the state. The client performed an extensive cost-benefit analysis prior to developing the system and determined that the improved service of the equipment will pay for the system within two years. Tier is currently performing an $8.8 million, multi-phased client/server project to redesign the department's multiple legacy transportation management systems into one highly integrated decision making tool.

SALES AND MARKETING

  The Company markets and sells its services through a direct sales force. As of September 30, 1997, Tier employed ten full-time, dedicated sales and marketing staff. In addition, the Company's senior management is closely involved in a significant portion of the Company's sales and marketing activities. Most of the Company's sales professionals have extensive work experience in the IT industry, often as strategic IT consultants or managers. In order to more clearly define the delivery of its services and to reflect the needs of its clients, the Company has organized its sales and marketing effort into three strategic business units ("SBUs"): (i) Commercial Services, which targets custom software development and transfer solutions for commercial markets; (ii) Government Services, which targets custom software development and transfer solutions in the fast-growing health and human services and state strategic IT markets; and (iii) Business Solutions, which targets packaged software implementation services for both commercial and governmental markets.

  The Company's focus on the vertical markets defined by these SBUs broadens its knowledge and expertise in these selected industries and generates additional client engagements. As a result of its focused sales channel approach, the Company believes that it is able to penetrate markets quickly and with lower sales acquisition costs.

  The sales team derives leads through (i) strategic partnerships with software providers under which the Company delivers services on an exclusive or preferred basis within specific geographic or vertical markets; (ii) industry networking and referrals from existing clients; (iii) government requests for proposals; (iv) directed sales activities identified by other strategic business units within the Company; and (v) a national marketing program. The Company believes that its use of these multiple sales and marketing activities results in a shorter sales cycle than generally experienced by other providers.

  The Company's marketing program includes targeted software industry trade shows; joint marketing with software providers through strategic partnership arrangements; participation in user groups; provision of speakers to technology conferences; publication of white papers, articles and direct client newsletters; and distribution of marketing materials through print advertising, direct mail, media and public relations announcements.

CLIENTS

  The Company's clients consist primarily of Fortune 1000 companies with information-intensive businesses and government entities with large volume information and technology needs. Tier's sales and marketing objective is to develop relationships with clients which result in both repeat and long-term engagements. Of the Company's clients with revenues in excess of $50,000 in fiscal 1996, 88% (15 of 17) were clients in the nine-month fiscal year ended September 30, 1997 and generated revenues in excess of $50,000 in such subsequent period.

  Tier has derived, and believes that it will continue to derive, a significant portion of its revenues from a small number of large clients, many of which engage the Company on a number of projects. For the nine-month fiscal year ended September 30, 1997, the State of Missouri, Kaiser and Unisys Corporation accounted for 22.3%, 21.1% and 19.7% of the Company's revenues, respectively. Kaiser accounted for 59.3% and 68.1% of the Company's revenues in 1996 and 1995, respectively, while Unisys accounted for 14.6% of the Company's revenues in 1996.

  The following is a list of the Company's representative clients:

FINANCIAL/INSURANCE SERVICES           COMMUNICATIONS
Allstate Insurance Company             GTE Mobilnet Incorporated
Bank of America, N.T. & S.A.           Pacific Bell Telesis Co.
Equifax Europe (UK) Ltd.               TCI Western TeleCommunications, Inc.
General Electric Capital               US WEST Communications, Inc.
  Services, Inc

INDUSTRIAL                             GOVERNMENT
Anheuser-Busch Cos., Inc.              Commonwealth of Australia*
McKesson Corp.                          (multiple agencies)
US Foodservice Inc.                    Los Angeles County, California
Warner-Lambert Company, Inc.           Murray-Darling Basin Commission
                                       State of Arizona*
HEALTH CARE                            State of Missouri (multiple agencies)
Blue Cross/Blue Shield                 U.S. Department of Agriculture*
of Tennessee, Inc.
Kaiser Foundation Health Plan, Inc.    TRANSPORTATION
Laboratory Corporation of America      Automobile Club of Southern California
Holdings                               Matson Navigation Company, Inc.
Southshore Hospital

OTHER INDUSTRIES
Chevron Information Technology Company
Export Software International, Inc.
Sears Roebuck & Co.

--------
* Indicates that the Company was engaged as a subcontractor for certain project engagements for the client.

  In its Government Services SBU, the Company sometimes obtains project engagements through prime contractors such as Unisys. For example, in a project for the State of Arizona, Tier was responsible for the complete IT strategy, architecture, design, software development and testing as a subcontractor to Unisys, which was engaged by the State to implement a new child welfare system. The Company believes that it has been able to secure large, complex government projects with low acquisition costs by capitalizing on the reputation, marketing infrastructure and government relationships of these prime contractors, while at the same time allowing the prime contractors to leverage Tier's IT competency in their bid proposals. When Unisys bid for the Australian National Child Support System, Unisys relied on Tier as an integral part of the team responsible for securing the engagement. The Tier/Unisys team ultimately was awarded the contract for the entire system. The Company will continue to seek subcontracting relationships with parties such as Unisys.

  Until fiscal 1997, Company revenues were generated primarily through Tier's domestic operations. In the nine-month fiscal year ended September 30, 1997, the Company's operations in Australia and the United Kingdom represented 9.1% and 4.6% of revenues, respectively. See Note 10 to Notes to Consolidated Financial Statements.

HUMAN RESOURCES

  Tier's approach to managing human resources has allowed the Company to meet its staffing needs while also achieving a low level of employee turnover. As of September 30, 1997, the Company had a workforce of 231, including 146 salaried IT consultants, ten sales/marketing employees and 28 administrative/accounting employees. In addition to its employee IT consultants, the Company has retained 47 hourly contractors to supplement its IT workforce. As of September 30, 1997, approximately 75.6% of the Company's IT consultants were salaried and the remaining 24.4% were hourly contractors. Of the Company's total workforce, 80.1%, 10.8% and 9.1% are located in the United States, Australia and the United Kingdom, respectively.

  The Company employs two Senior Directors of Recruiting and seven full-time recruiters who pursue a three level employee-sourcing strategy. The primary sources include employee referrals, job fairs, Internet job postings and direct recruiting. Tier also has established national and international sources through preferred-rate partnerships with recruiting suppliers. If peak staffing demand exceeds these resources, the Company engages recruiting agencies on a contingent basis at market rates. The Company attracts and retains employees by offering significant technical training opportunities, a stock option award program and a competitive benefits and compensation package. Given the rapid pace of technological evolution, the Company recognizes that skill obsolescence is a fundamental concern for IT professionals. As a key component of the Company's employee retention program, Tier has developed a program that enables each employee to specify their career goals and develop a plan to achieve those goals. The program includes specific career enrichment opportunities, individualized up-training and cross-training, on-the-job learning opportunities and challenging assignments. As part of the program, each consultant works under the guidance of a practice manager and senior technology expert within their practice. All employees receive annual training allowances which can be utilized for an array of career development needs such as internal and external seminars and computer-based training. The Company believes that there is a shortage of, and significant competition for, IT professionals and that its future success is highly dependent upon its ability to attract, train, motivate and retain skilled IT consultants with the advanced technical skills necessary to perform the services offered by the Company.

COMPETITION

  The IT services market is highly competitive and is served by numerous international, national and local firms. Market participants include systems consulting and integration firms, including national accounting firms and related entities, the internal information systems groups of its prospective clients, professional services companies, hardware and application software vendors, and divisions of large integrated technology companies and outsourcing companies. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than the Company. In addition, there are relatively low barriers to entry into the IT services market, and the Company has faced, and expects to continue to face, additional competition from new entrants into the IT services market.

  The Company believes that the principal competitive factors in the IT services market include reputation, project management expertise, industry expertise, speed of development and implementation, technical expertise, competitive pricing and the ability to deliver results on a fixed price as well as a time and materials basis. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its clients or competitors to hire, retain and motivate project managers and other senior technical staff; the ownership by competitors of software used by potential clients; the price at which others offer comparable services; the ability of its clients to perform the services themselves; and the extent of its competitors' responsiveness to client needs. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements with current and future competitors or that competitive pressures will not cause the Company's revenues or income to decline or otherwise materially adversely affect its business, financial condition and results of operations.

INTELLECTUAL PROPERTY RIGHTS

  Tier's success has resulted, in part, from its methodologies and other proprietary intellectual property rights. The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter the misappropriation of proprietary information or that the Company will be able to detect unauthorized use of this information and take appropriate steps to enforce its intellectual property rights.

  Software developed by Tier in connection with a client engagement is typically assigned to the client. In limited situations, the Company may retain ownership, or obtain a license from its client, which permits Tier or a third party to market the software for the joint benefit of the client and Tier or for the sole benefit of Tier.

FACILITIES

  Tier's principal executive offices are located at 1350 Treat Boulevard, Suite 250, Walnut Creek, California. The Company's lease on these premises covers approximately 9,745 square feet and expires November 30, 2001. The Company also leases facilities in Atlanta, Georgia; Boston, Massachusetts; Chicago, Illinois; Jacksonville, Florida; Jefferson City, Missouri; Phoenix, Arizona; Birmingham, England; Canberra, Australia; and Sydney, Australia. Tier anticipates that additional space will be required as its business expands and believes that it will be able to obtain suitable space as needed.

LEGAL PROCEEDINGS

  The Company is not currently a party to any legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of September 30, 1997, are as follows:

NAME                                AGE                      POSITION
----                                ---                      --------
James L. Bildner...................  43 Chairman of the Board and Chief Executive Officer
William G. Barton..................  40 President, Chief Operating Officer and Director
George K. Ross.....................  56 Senior Vice President, Chief Financial Officer
                                        and Director
Albert A. Arthur...................  44 Vice President, Strategic Business Development
Jacqueline R. Hampton..............  44 Vice President, Business Solutions SBU
F. Thomas Latham...................  51 Vice President, Commercial Services SBU
Bryan D. McCaul....................  39 Vice President and Chief Information/Technology
                                        Officer
Bradley H. Nickels.................  36 Vice President, Government Services SBU and
                                        Secretary
John W. Reasner....................  58 Vice President, Human Resources
Samuel Cabot III(1)(2)(3)..........  56 Director
Ronald L. Rossetti(1)(2)(3)........  54 Director

--------
(1) Member of the Compensation Committee of the Board of Directors.
(2) Member of the Audit Committee of the Board of Directors.
(3) Class B Director.

  Mr. Bildner joined Tier as Chairman of the Board in November 1995 and became Chief Executive Officer in December 1996. From December 1994 to December 1996, Mr. Bildner was employed as a principal of Argus Management Corporation, a management consulting firm. In 1984, Mr. Bildner founded J. Bildner & Sons, Inc., a specialty retailer, and served as its Chairman of the Board and Chief Executive Officer from its inception to December 1994. J. Bildner & Sons, Inc. filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in July 1988 and emerged from reorganization in October 1989. Mr. Bildner received an A.B. from Dartmouth College and a J.D. from Case Western Reserve School of Law.

  Mr. Barton, one of the initial founders of the Company, has served as President and Chief Operating Officer and as a Director since 1991. From 1990 to 1991, Mr. Barton was employed as an IT management consultant at Titan Consulting, an IT consulting firm. From 1979 to 1990, Mr. Barton held various positions leading to Director of Advanced Business Systems at American Express Card Services, a financial services company. Previously, Mr. Barton held positions within the IT industry as a systems analyst, software engineer and programmer. He received a B.S. in Business Administration and Management from the University of Phoenix and a Presidential/Key Executive MBA from Pepperdine University.

  Mr. Ross has been a Director of the Company since January 1996 and has served as Senior Vice President and Chief Financial Officer since February 1997. From September 1992 to January 1997, Mr. Ross was a partner at Capital Partners, a private equity investment firm. Between 1979 and 1992, Mr. Ross was Corporate Vice President, Controller for Axel Johnson, Inc., a highly diversified private holding company. Mr. Ross has also held corporate and operating positions with RJR Nabisco, Inc. and served as a senior consultant with Ernst & Young LLP. Mr. Ross received a B.A. from Ohio Wesleyan University and an MBA from Ohio State University. Mr. Ross is a certified public accountant.

  Mr. Arthur joined Tier in February 1997 as Director, National Account Sales and has served as the Company's Vice President, Strategic Business Development since June 1997. From April 1996 to March 1997, Mr. Arthur was employed by Texas Instruments Software, a software provider, where he was the Trading Area Manager for the western United States and Canada. From August 1995 until April 1996, he served as Director of Financial Business Development (Bay Area) for Oracle Corporation, a software provider. From 1988 until August 1995, he served as Global Account Manager for Bank of America, N.T. & S.A. He received an A.B. degree from Stanford University.

  Ms. Hampton joined the Company as Vice President, Business Solutions SBU in June 1997. From September 1995 to April 1997, Ms. Hampton was Vice President for Worldwide Professional Services at Netscape Communications, an Internet browser company. From April 1992 to September 1995, Ms. Hampton served as Vice President of Professional Services, Western Area, for Sybase, a software provider. From 1989 to 1992, she was a managing consultant at Oracle Corporation. Between 1983 and 1989 she held various senior management and consulting positions with Ernst & Young LLP and Andersen Consulting. She received a B.S. in Biochemistry and Microbiology from San Diego State University and an MBA from Boston University.

  Mr. Latham joined Tier in August 1996 as Vice President, Commercial Services SBU. From March 1995 to August 1996, Mr. Latham was the President of Distributed Business Technology Solutions, an IT consulting company. From February 1993 to February 1995, he was a Senior Director at Florida Power and Light. From 1981 to February 1993, he served as Vice President, Strategic Business Systems and Vice President, Technology at American Express.

  Mr. McCaul has served as Vice President and Chief Information/Technology Officer since March 1993. From 1990 to March 1993, he was a senior consultant and trainer for Montare International, a technology consulting firm located in Dallas, Texas. From 1986 to 1990, Mr. McCaul was a senior systems analyst with Texas Instruments Software, a software provider. Mr. McCaul received a B.S. in Business Administration and an M.S. in Computer Science from the University of Kansas.

  Mr. Nickels, one of the initial founders of the Company, has served as Vice President of the Company's Government Services SBU since January 1996. From October 1991 to December 1995, he served as a principal consultant and project manager at the Company. From 1988 to 1992, Mr. Nickels was a project manager at American Express Travel Related Services. Mr. Nickels received a B.S. in Computer Science from Arizona State University.

  Mr. Reasner joined the Company as Vice President, Human Resources, in January 1997. From 1989 to December 1996, Mr. Reasner served as Vice President - Human Resources for Pilkington, Barnes, Hind, a global contact lens and solution manufacturer where he was responsible for its world-wide human resources function. Mr. Reasner received a B.A. from Monmouth College.

  Mr. Cabot has served as a Director of the Company since January 1997. He has served as president of Samuel Cabot Inc., a manufacturer and marketer of premium quality exterior stains and architectural coatings, since 1978. He is also on the board of directors of Plasticolors, Inc. and Blue Cross/Blue Shield of Massachusetts, Inc., the National Paint and Coatings Association and the Associated Industries of Massachusetts. Mr. Cabot received an A.B. from Dartmouth College and an MBA from Boston University.

  Mr. Rossetti has served as a Director of the Company since November 1995. Since February 1997, he has served as President of Riverside Capital Partners, Inc., a venture capital investment firm. From 1976 until September 1994, Mr. Rossetti was President, Chief Executive Officer and a director of Nature Food Centers, Inc. Mr. Rossetti is also on the Board of Directors of General Nutrition Co. and City Sports, the advisory board of Hamilton Associates and serves as a trustee of Northeastern University. He received a B.S. from Northeastern University.

  Executive officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. All directors hold office until the next annual meeting of the Company, or until their successors have been duly elected and qualified. There are no family relationships between any of the executive officers or directors of the Company.

  The Bylaws authorize a range of directors, numbering between five and nine. Currently, the Company has designated a Board of five directors. The Company is actively seeking two additional qualified directors, unaffiliated with the Company, which process the Company anticipates will be completed within 12 months of this offering. Upon an increase in the number of directors to seven, the holders of shares of Class B Common Stock will elect three directors and the remaining four directors will be elected by holders of Class A and Class B Common Stock, voting together. See "Description of Capital Stock."

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors maintains an Audit Committee and a Compensation Committee. The Audit Committee, consisting of Messrs. Rossetti and Cabot, reviews the results and scope of the annual audit and the services provided by the Company's independent auditors. The Compensation Committee, consisting of Messrs. Rossetti and Cabot, establishes the compensation of officers of the Company and administers the Company's compensation programs, including the grant of stock options.

DIRECTOR COMPENSATION

  The members of the Company's Board of Directors are reimbursed for reasonable travel expenses incurred in attending Board meetings. In addition, non-employee members of the Board of Directors receive a grant, upon their initial appointment, of fully vested options to purchase 5,000 shares of Class B Common Stock and an annual grant, upon their re-election thereafter, of fully vested options to purchase 5,000 shares of Class B Common Stock under the Company's Amended and Restated 1996 Equity Incentive Plan. See "--
 Incentive Plans."

EMPLOYMENT AGREEMENTS

  In December 1996, the Company entered into a three-year employment agreement with James L. Bildner, the Company's Chairman of the Board and Chief Executive Officer. The agreement provides for an annual base salary of $325,000, quarterly incentive compensation totaling at least $100,000 per year upon the achievement of certain targeted levels of earnings by the Company, and benefits under the Company's benefit plans. Mr. Bildner is also entitled to a $50,000 relocation loan, which bears interest at 5.75% per annum and is forgivable over a three-year period beginning on December 31, 1996 (the "Relocation Loan"), and a monthly housing allowance of $2,750 (for a three-year period beginning December 31, 1996), payable in advance upon request of Mr. Bildner. The agreement also provides, among other things, that if Mr. Bildner's employment with the Company is terminated (i) by the Company for cause (as defined in the agreement), other than Mr. Bildner's conviction of a felony, the Company will pay to Mr. Bildner his base salary and benefits for a period of 24 months from the date of termination; or (ii) by the Company without cause or by Mr. Bildner for good reason (as defined in the agreement), the outstanding principal balance and accrued interest under the Relocation Loan will be forgiven, all outstanding unvested options held by Mr. Bildner will immediately vest and the Company will pay Mr. Bildner a lump sum amount equal to the discounted present value of 24 months of a base salary plus 100% of the maximum amount of incentive compensation Mr. Bildner could have earned during the year in which the termination occurs. Benefits substantially similar to those set forth in clause (ii) above are provided in the event of termination of Mr. Bildner's employment due to death or disability and, upon any event of termination, the Company will take all action required to release Mr. Bildner from any personal guaranties of Company indebtedness. Pursuant to this agreement Mr. Bildner also received an option to purchase 80,000 shares of Class A Common Stock and 120,000 shares of Class B Common Stock at an exercise price equal to 100% of the fair market value of such stock on the date of grant, which vested immediately. He also received an option for 120,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock, which vests ratably on the first three annual anniversaries of the date of grant, except that 33.3% of the option vests upon completion of this offering (the "Bildner Repurchaseable Option"). The Bildner Repurchaseable Option was exercised by Mr. Bildner prior to vesting and is subject to a right of repurchase by the Company at its exercise price until vested. Mr. Bildner's employment agreement was amended in September 1997 to extend its term through August 1, 2001. Beginning in January 2000, the agreement provides for a minimum base salary of the greater of $375,000 or $50,000 greater than the highest base salary previously paid to Mr. Bildner. See "-- Executive Compensation" and "Certain Transactions."

  In December 1996, the Company entered into a three-year employment agreement with William G. Barton, the Company's President and Chief Operating Officer. The agreement provides for an annual base salary of $225,000, quarterly incentive compensation totaling at least $75,000 per year upon the achievement of certain targeted levels of earnings by the Company, and benefits under the Company's benefit plans. Mr. Barton is also entitled to an education loan up to $50,000, which bears interest at 5.75% per annum and is forgivable over approximately three years (the "Education Loan"). The agreement also provides, among other things, that if Mr. Barton's employment with the Company is terminated (i) by the Company for cause (as defined in the agreement), other than Mr. Barton's conviction of a felony, the Company will pay to Mr. Barton his base salary and benefits for a period of 24 months from the date of termination; or (ii) by the Company without cause or by Mr. Barton for good reason (as defined in the agreement), the outstanding principal balance and accrued interest under the Education Loan will be forgiven, all outstanding unvested options held by Mr. Barton will immediately vest and the Company will pay Mr. Barton a lump sum amount equal to the discounted present value of 24 months of a base salary plus 100% of the maximum amount of incentive compensation Mr. Barton could have earned during the year in which the termination occurs. Benefits substantially similar to those set forth in clause (ii) above are provided in the event of termination of Mr. Barton's employment due to death or disability and, upon any event of termination, the Company will take all action required to release Mr. Barton from any personal guaranties of Company indebtedness. Pursuant to this agreement, Mr. Barton received an option to purchase 120,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock, at an exercise price equal to 110% of the fair market value of such stock on the date of grant, which vests ratably on the first three annual anniversaries of the date of grant, except that 33.3% of the option vests upon completion of this offering (the "Barton Repurchaseable Option"). The Barton Repurchaseable Option was exercised by Mr. Barton prior to vesting and is subject to a right of repurchase by the Company at its exercise price until vested. Mr. Barton's employment agreement was amended in September 1997 to extend its term through August 1, 2001. See "--
 Executive Compensation" and "Certain Transactions."

  In February 1997, the Company entered into an employment agreement with George K. Ross, the Company's Senior Vice President and Chief Financial Officer. The agreement terminates August 1, 2001 and provides for an annual base salary of $175,000 and quarterly incentive compensation totaling at least $25,000 per year upon the achievement of certain targeted levels of earnings by the Company. In the event the agreement is terminated by Mr. Ross for good reason (as defined in the agreement) or by the Company other than for cause (as defined in the agreement), Mr. Ross will be entitled to receive his full salary for a period of six months from the date of such termination and a pro rata portion of the incentive compensation for which he could be eligible during the year the termination occurs. The agreement also provides that the Company offer an unsecured relocation loan of up to $20,000, bearing simple interest at 5.81% per annum, which amount shall be forgiven over three years so long as Mr. Ross remains employed by the Company. Pursuant to this agreement, Mr. Ross received an option to purchase 105,000 shares of Class B Common Stock, at an exercise price equal to 100% of the fair market value of such stock on the date of grant, which option vests ratably on the first three annual anniversaries of the grant. In the event of a sale of substantially all of the assets of the Company, a change in control of the Company or upon the termination of James L. Bildner as Chief Executive Officer of the Company, the option fully vests immediately. See "-- Executive Compensation" and "Certain Transactions."

EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers for the twelve-month period ended September 30, 1997 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                 ANNUAL COMPENSATION(1)         COMPENSATION
                             ------------------------------- -------------------
                                                              NUMBER OF SHARES
NAME AND PRINCIPAL POSITION                    OTHER ANNUAL      UNDERLYING
(*)                           SALARY   BONUS    COMPENSATION OPTIONS GRANTED (#)
---------------------------  -------- -------- ------------- -------------------
James L. Bildner(2)........  $242,293 $171,931    $43,749(3)       720,000
 Chairman of the Board and
 Chief Executive Officer
William G. Barton..........   209,856  139,785          -          520,000
 President and Chief
 Operating Officer
Bryan D. McCaul............   163,542   25,050          -          110,000
 Vice President and Chief
 Information/Technology
 Officer
Bradley H. Nickels.........   163,542   25,000          -          110,000
 Vice President, Government
 Services SBU
F. Thomas Latham...........   131,250   23,125          -           77,500
 Vice President, Commercial
 Services SBU

--------

 * Mr. George K. Ross, the Company's Senior Vice President, Chief Financial Officer and a member of its Board of Directors, joined the Company in February 1997. From February 1, 1997 through September 30, 1997, Mr. Ross received salary of $109,375 and bonus of $17,500. In addition, the Company granted Mr. Ross options to purchase 130,000 shares of the Company's Class B Common Stock, forgave $4,065 of debt and accrued interest thereon owed by Mr. Ross to the Company arising from a housing and relocation loan and paid Mr. Ross certain other compensation totalling $2,500.
(1) In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for such Named Executive Officer.
(2) Mr. Bildner joined the Company as an employee in December 1996. Previously, Mr. Bildner served as a consultant to the Company pursuant to a consulting agreement between the Company and his employer, Argus Corporation, pursuant to which Argus was paid $198,890 during the twelve months ended December 31, 1996.
(3) Represents forgiveness of debt and accrued interest thereon owed by Mr. Bildner to the Company arising from loans made for housing and relocation expenses. See "Management -- Employment Agreements" and "Certain Transactions."

  The following table sets forth information concerning options granted to the Named Executive Officers during the twelve-month period ended September 30, 1997.

       OPTION GRANTS IN THE TWELVE-MONTH PERIOD ENDED SEPTEMBER 30, 1997





                                        INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                     --------------------------------------------------------    VALUE AT ASSUMED
                         NUMBER OF                                             ANNUAL RATES OF STOCK
                           SHARES        PERCENT OF                           PRICE APPRECIATION FOR
                         UNDERLYING     TOTAL OPTIONS   EXERCISE                  OPTION TERM (3)
                          OPTIONS        GRANTED TO      PRICE     EXPIRATION -----------------------
NAME                    GRANTED (#)     EMPLOYEES (1) ($/SHARE)(2)    DATE        5%          10%
----                 ------------------ ------------- ------------ ---------- ----------- -----------
James L. Bildner...  200,000 Class A(4)      7.2%        $1.65      12/30/06  $ 2,928,000 $ 4,857,000
                     300,000 Class B(4)     10.8          1.65      12/30/06    4,392,000   7,286,000
                     120,000 Class A(5)      4.3          3.58       2/27/02    1,102,000   1,503,000
                     100,000 Class B(6)      3.6          5.77       7/30/02      699,000   1,034,000
William G. Barton..  120,000 Class A(5)      4.3          1.82      12/30/01    1,313,000   1,714,000
                     180,000 Class B(5)      6.5          1.82      12/30/01    1,970,000   2,571,000
                     120,000 Class A(5)      4.3          3.58       2/27/02    1,102,000   1,503,000
                     100,000 Class B(6)      3.6          5.77       7/30/02      699,000   1,034,000
Bradley H. Nick-
 els...............  100,000 Class B(7)      3.6          3.25       2/27/07    1,304,000   2,269,000
                      10,000 Class B(8)      0.4          5.25       7/31/07      110,000     207,000
Bryan D. McCaul....  100,000 Class B(7)      3.6          3.25       2/27/07    1,304,000   2,269,000
                      10,000 Class B(8)      0.4          5.25       7/31/07      110,000     207,000
F. Thomas Latham...   67,500 Class B(7)      2.4          3.25       2/27/07      880,000   1,531,000
                      10,000 Class B(8)      0.4          5.25       7/31/07      110,000     207,000

--------
(1) Based on an aggregate of 2,783,075 options granted to employees in the twelve-month period ended September 30, 1997, including options granted to the Named Executive Officers.
(2) The exercise price equals or exceeds the fair market value of the stock as of the grant date as determined by the Board of Directors after consideration of a number of factors, including, but not limited to, the Company's financial performance, the price of shares of equity securities sold to or purchased by outside investors and third-party appraisals.
(3) The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of the Class B Common Stock based on an assumed initial public offering price of $10.00 per share, compounded annually for the term of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the Class B Common Stock and overall stock market conditions. There can be no assurance that the Class B Common Stock will appreciate at any particular rate, or at all, in future years.
(4) Options vest 40% on the date of grant and then 20% on each of the first three anniversaries of the date of grant; provided, however, that 20% vest upon completion of this offering. Certain of these options were exercised in advance of vesting, subject to a right of repurchase by the Company at such option's exercise price.
(5) Options vest 33.3% on each of the first three anniversaries of the date of the option; provided, however, that 33.3% vest immediately upon completion of this offering with the remaining shares vesting over the scheduled period. Certain of these options were exercised in advance of vesting, subject to a right of repurchase by the Company at such option's exercise price.
(6) Options vest 25% on each of the first four anniversaries of the date of grant.
(7) Options vest 33.3% on each of the first three anniversaries of the date of grant.
(8) Options vest 25% on each of the first four anniversaries of the date of grant.

  The following table sets forth certain information regarding option exercises during the twelve-month period ended September 30, 1997 and the value of unexercised options held as of September 30, 1997 by the Named Executive Officers.

  AGGREGATED OPTION EXERCISES IN THE TWELVE-MONTH PERIOD ENDED SEPTEMBER 30,
                                     1997
                       AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                          NUMBER OF                OPTIONS AT FISCAL YEAR-   IN-THE-MONEY OPTIONS AT
                            SHARES                         END (#)             FISCAL YEAR-END(2)
                         ACQUIRED ON     VALUE    ------------------------- -------------------------
NAME                     EXERCISE (#) REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ------------ ----------- ----------- ------------- ----------- -------------
James L. Bildner........   910,000    $1,256,000    10,000       100,000      $64,000     $423,000
William G. Barton.......   410,000       429,000    10,000       100,000       64,000      423,000
Bradley H. Nickels......         -             -         -       110,000            -      723,000
Bryan D. McCaul.........         -             -         -       110,000            -      723,000
F. Thomas Latham........         -             -         -        77,500            -      503,000

--------
(1) The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.
(2) The value of unexercised in-the-money options is calculated based on an assumed initial public offering price of $10.00 per share. Amounts reflected are based on such estimated fair market value minus the aggregate exercise price and do not necessarily reflect that the optionee sold such stock.

INCENTIVE PLANS

  Amended and Restated 1996 Equity Incentive Plan. The Company's Amended and Restated 1996 Equity Incentive Plan (the "Plan") provides for grants to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for grants to employees, directors and consultants of non-qualified stock options, restricted stock and stock bonuses. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to the employees and consultants of the Company and to promote business.

  In October 1997, the Company amended the Plan to authorize a total of 2,989,333 shares of Class B Common Stock for issuance pursuant to the Plan. As of September 30, 1997, options to purchase 1,713,075 shares of Class B Common Stock were outstanding at a weighted average exercise price of $3.94, and upon the closing of this offering 1,246,258 shares will be available for future grant under the Plan.

  The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Except as permitted by the Compensation Committee, options granted under the Plan are not transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the Plan must be at least equal to the fair market value of the Class B Common Stock on the date of grant. The exercise price of non-qualified stock options may not be less than 85% of the fair market value of a share of Class B Common Stock on the date of grant. With respect to any optionee who owns 10% or more of the Company's outstanding capital stock, the exercise price of any incentive stock option granted to such optionee must equal or exceed 110% of the fair market value of the Class B Common Stock on the grant date and the term of the option must not exceed five years. The aggregate fair market value of the Class B Common Stock (determined at the time the option is granted) with respect to which incentive stock options granted to an individual first become exercisable in any calendar year shall not exceed $100,000. No more than 100,000 shares may be granted pursuant to options to any one person under the Plan in any single fiscal year. The term of all options (other than options granted to any optionee who owns 10% or more of the Company's outstanding capital stock) may not exceed ten years.

  The Compensation Committee may grant restricted shares, i.e., shares of Class B Common Stock which are subject to transfer restrictions determined by the Compensation Committee and subject to substantial risk of forfeiture unless and until specific conditions established by the Compensation Committee at the time of grant are met. Such conditions may be based on continuing employment or achievement of pre-established performance goals, or both, as determined by the Compensation Committee.

  The Plan also authorizes the Compensation Committee to award or to offer bonuses of shares of Class B Common Stock, either restricted or unrestricted, and as current or deferred compensation, in lieu of all or any portion of the cash compensation to which the employee is entitled, for a number of shares having a value on the grant date equal to the amount of such cash compensation.

  Stock options and performance-based restricted stock granted under the Plan are intended to be "performance-based compensation" and therefore not subject to the deduction limitation of Code Section 162(m).

  The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and in the year ended December 31, 1996 adopted the disclosure-only alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Restricted and unrestricted stock bonuses under the Plan would, however, involve an earnings charge.

  The Plan was approved by the Board of Directors and shareholders and became effective on February 10, 1997. Unless terminated sooner, the Plan will terminate automatically on February 9, 2007. The Board of Directors has the authority to amend, suspend or terminate the Plan, subject to any required shareholder approval under applicable law. Notwithstanding the foregoing, no amendment, suspension or termination of the Plan shall alter or impair an interest granted to a beneficiary under the Plan without such beneficiary's written consent.

  Employee Stock Purchase Plan. In October 1997, the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan"). A total of 100,000 shares of Class B Common Stock is reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, permits eligible employees to purchase shares of Class B Common Stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 1% and 10% of their cash compensation, but not more than 500 shares may be purchased per participant on any purchase date. The price of stock purchased under the purchase plan will be 85% of the lower of the fair market value of the Common Stock at the beginning or the end of the six-month purchase period. Employees will generally be eligible to participate if they are employed by the Company on the beginning of a purchase period. Employees may end their participation in the Purchase Plan at any time, and participation ends automatically on termination of employment with the Company.

  The Board of Directors may amend, suspend or terminate the Purchase Plan at any time, to be effective immediately after the close of any purchase period. However, the Board of Directors may not, without shareholder approval, materially increase the number of shares of Class B Common Stock available for issuance, alter the purchase price formula so as to reduce the purchase price payable for shares of Class B Common Stock, or materially modify the eligibility requirements for participation. The Purchase Plan will in all events terminate on September 30, 2007, unless terminated earlier by the Board of Directors.

  401(k) Plan. The Company maintains a 401(k) profit-sharing and deferred contribution plan (the "401(k) Plan"). All employees of the Company who have reached 21 years of age and who have completed one month of employment are eligible to participate in the 401(k) Plan, pursuant to which each participant may contribute up to 15% of eligible compensation (up to a statutorily prescribed annual limit of $9,500 in 1997). Although the Company is permitted to contribute to the 401(k) Plan, it has not made such contributions in the past. Participants vest in Company contributions, if any, ratably on the third through seventh anniversaries of the Company's contribution. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds.

                             CERTAIN TRANSACTIONS

  The Company retained the consulting services of Argus Corporation ("Argus"), a consulting firm for which the Company's Chairman of the Board and Chief Executive Officer, James L. Bildner, was then a principal, for payments aggregating $198,890 for services rendered during the year ended December 31, 1996.

  The Company has made loans to certain employees in connection with their exercise of stock options, the payment of taxes associated with those exercises, relocation and housing expenses, educational expenses and personal purposes. All loans are made pursuant to full-recourse, interest-bearing promissory notes and certain notes are secured by a pledge of Common Stock held by the employee. Interest rates range from 5.75% to 9.00% and vary based on the term of the loan and its date of origination. The loans have ten-year terms, with the exception of forgivable loans which have three-year terms and are typically forgiven ratably over the note's term so long as the employee remains with the Company. Loans to Mr. Bildner total $1,859,302, of which amount $135,250 plus accrued interest may be forgiven. Loans to Mr. Barton total $1,164,558, of which amount $47,677 plus accrued interest may be forgiven. Loans to Mr. Ross total $20,000, which amount plus accrued interest may be forgiven in its entirety. Loans to Mr. Latham total $10,000, which amount plus accrued interest may be forgiven in its entirety. See
"Management -- Employment Agreements."

  The Company has entered into employment agreements with Mr. Bildner, Mr. Barton, its President and Chief Operating Officer, and Mr. Ross, its Senior Vice President and Chief Financial Officer. See "Management -- Employment Agreements."

  In July 1997, certain officers, directors and more than 5% shareholders participated in the private placement of shares of the Company's Series A Preferred Stock (the "Private Placement"). Messrs. Barton, Cabot, Ross and Rossetti purchased 9,524, 3,810, 4,762 and 9,524 shares of Series A Preferred Stock, respectively, at a price of $5.25 per share, which price was determined based on arm's length negotiations with unaffiliated third parties. The Private Placement was made pursuant to Rule 506 of Regulation D under the Act. Upon the closing of this offering, these shares will automatically convert into an equal number of shares of Class B Common Stock. These shareholders have identical registration rights to those of other purchasers in the Private Placement. See "Description of Capital Stock -- Registration Rights."

  In August 1997, the Company entered into an agreement (the "Direct Sale Agreement") with AH&H Partners Fund Limited Partnership, Wilson Hitchings (who served as a director of the Company until September 1997), Leon Normand (who served as a director of the Company until September 1997), Robert Butorac, James Hinson and Greg Bowen (the "Selling Founders"), wherein the Selling Founders agreed to sell a total of 95,238 shares of their Class A Common Stock (which, upon the consummation of the sale converted to an equal number of shares of Class B Common Stock) to the AH&H Partners Fund Limited Partnership. Messrs. Hitchings and Normand each received approximately $113,636, before payment of expenses associated with the transaction. The purchase price was determined based on arm's length negotiations with unaffiliated third parties.

  The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements provide such persons with indemnification, to the maximum extent permitted by the Company's Articles or Bylaws or by the California General Corporation Law, against all expenses, claims, damages, judgments and other amounts (including amounts paid in settlement) for which such persons become liable as a result of acting in any capacity on behalf of the Company, subject to certain limitations.

  In August 1996, the Company repurchased 5,000 shares of its common stock from one of its directors, William C. Lavin, upon his resignation, for a total of $74,970, which price was determined based on book value per share in accordance with the terms of his stock purchase agreement. This amount is payable to Mr. Lavin pursuant to the terms of a promissory note. The note bears interest at 8.25% per annum over five years and principal and interest thereunder are payable monthly. The description of this transaction does not reflect the Company's recapitalization, pursuant to which each outstanding share of common stock was exchanged for 40 shares of Class A Common Stock and 60 shares of Class B Common Stock.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth, as of November 17, 1997, and as adjusted to reflect the sale of Class B Common Stock offered hereby, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock; (ii) each director of the Company;
(iii) each of the Named Executive Officers; (iv) all officers and directors of the Company as a group; and (v) each of the Selling Shareholders. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                              SHARES BENEFICIALLY OWNED      NUMBER OF      SHARES BENEFICIALLY OWNED
                                 PRIOR TO OFFERING(1)        SHARES OF        AFTER THE OFFERING(1)
                          ----------------------------------  CLASS B   ----------------------------------
EXECUTIVE OFFICERS,         NUMBER     NUMBER    PERCENT OF    COMMON     NUMBER     NUMBER    PERCENT OF
DIRECTORS                 OF CLASS A OF CLASS B TOTAL VOTING   STOCK    OF CLASS A OF CLASS B TOTAL VOTING
AND 5% STOCKHOLDERS(2)      SHARES   SHARES(3)    POWER(4)   OFFERED(5)   SHARES   SHARES(3)    POWER(4)
----------------------    ---------- ---------- ------------ ---------- ---------- ---------- ------------
James L. Bildner(6)(7)..  2,304,762    499,048      88.2%           -   1,659,762    499,048      72.3%
William G. Barton(7)....  2,304,762    489,524      88.1            -   1,659,762    489,524      72.2
George K. Ross..........          -      4,762         *            -           -      4,762         *
F. Thomas Latham........          -          -         *            -           -          -         *
Bryan McCaul............    200,000    300,000       8.6       84,930     115,070    300,000       6.2
Bradley H. Nickels......    200,000    300,000       8.6       84,930     115,070    300,000       6.2
Samuel Cabot III........          -      8,810         *            -           -      8,810         *
Ronald L. Rossetti......          -     14,524         *            -           -     14,524         *
All officers and
 directors as a group
 (11 persons)...........  2,304,762  1,616,668      92.0      169,860   1,659,762  1,616,668      76.6
OTHER SELLING
SHAREHOLDERS(2)(8)
------------------------
Greg Bowen..............    187,013    300,000       8.2       67,710     119,303    300,000       6.3
Robert G. Butorac.......    178,355    300,000       7.8       84,930      93,425    300,000       5.2
Thomas Funk.............          -    110,000         *       10,000           -    100,000         *
James B. Hinson.........    182,684    300,000       8.0       84,930      97,754    300,000       5.4
Wilson Hitchings........    178,355    300,000       7.8       84,930      93,425    300,000       5.2
Leon Normand............    178,355    300,000       7.8       84,930      93,425    300,000       5.2
Graham Pettifer.........    120,000    180,000       5.2       67,710      52,290    180,000       3.0
Deborah Rogers..........          -     75,000         *       20,000           -     55,000         *

--------

 *  Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from November 17, 1997 are considered outstanding for the purpose of calculating the percentage of voting power of such person but not for the purpose of calculating the percentage of voting power of any other person. The number of shares subject to stock options that are exercisable within 60 days of November 17, 1997 is as follows: Mr. Bildner - 10,000 shares of Class A Common Stock; Mr. Barton -
     10,000 shares of Class A Common Stock; Mr. Cabot - 5,000 shares of Class B Common Stock; Mr. Rossetti - 5,000 shares of Class B Common Stock (which options were issued to Riverside Capital Partners, Inc., an entity controlled by Mr. Rossetti, and are therefore deemed to be beneficially owned by Mr. Rossetti); Mr. Funk - 110,000 shares of Class B Common Stock; Ms. Rogers - 75,000 shares of Class B Common Stock; and all officers and directors as a group: 20,000 shares of Class A Common Stock and 10,000 of Class B Common Stock.
(2) The address of each of the officers, directors and Selling Shareholders listed above is c/o Tier Technologies, Inc., 1350 Treat Boulevard, Suite 250, Walnut Creek, CA 94596.
(3) Assumes the conversion of all outstanding shares of Series A Preferred Stock into an equal number of shares of Class B Common Stock upon completion of this offering.
(4) In calculating the percentage of total voting power, the voting power of shares of Class A Common Stock (ten votes per share) and Class B Common Stock (one vote per share) is aggregated.
(5) Assumes the conversion of 645,000 shares of Class A Common Stock into an equal number of shares of Class B Common Stock upon sale in this offering pursuant to the terms of the Company's Articles. See "Description of Capital Stock."
(6) Includes 19,048 shares of Series A Preferred Stock held by Allen Bildner, who is the father of James L. Bildner, as to which James L. Bildner exercises investment discretion. James L. Bildner disclaims beneficial ownership of such shares.
(7) Includes all shares of Class A Common Stock held in the Voting Trust as to which Messrs. Bildner and Barton exercise voting control as trustees. Messrs. Bildner and Barton disclaim beneficial ownership of 1,864,762 shares of Class A Common Stock prior to this offering and 1,219,762 shares of Class A Common Stock after this offering. See "Description of Capital Stock --Voting Trust."
(8) Employees of the Company.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 2,304,762 shares of Class A Common Stock, without par value, 42,600,000 shares of Class B Common Stock, without par value, and 4,579,047 shares of Preferred Stock. As of September 30, 1997, there were 2,284,762 shares of Class A Common Stock outstanding held by ten holders of record, and 3,786,191 shares of Class B Common Stock outstanding held by 43 holders of record.

CLASS A AND CLASS B COMMON STOCK

  Voting Rights. Each share of Class A Common Stock entitles the holder to ten votes and each share of Class B Common Stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. Except as described below, holders of the Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented for a vote of the shareholders. However, holders of the Class B Common Stock, voting as a separate class, elect that number of Directors which is the largest integral number which is less than 50% of the authorized number of Directors (i.e. two of the present five directors) (the "Class B Specified Voting Right"). The holders of Class A and Class B Common Stock, voting together, elect the remaining members of the Board (i.e. three of the present five directors). Immediately following this offering, the holders of Class A Common Stock will retain effective control, and will continue to direct the business, management and policies of the Company through holding 69.6% of the combined voting power of the outstanding Class A and Class B Common Stock and the ability to elect three of the currently authorized five members of the Board of Directors. The holders of the Class A Common Stock also hold a number of shares of Class B Common Stock that will represent 45.4% of the shares of Class B Common Stock outstanding after this offering.

  Directors may be removed with or without cause by the holders of the class of stock that elected them or, to the extent permitted by applicable law, with cause by the Board of Directors. A vacancy on the Board created by the removal or resignation of a director or an increase in the authorized number of directors may be filled either by directors in office or, if the directors have not filled the vacancy, by the shareholders. Elections or appointments for any such vacancies shall be made in accordance with the Class B Specified Voting Right.

  Voting Trust. All of the current holders of Class A Common Stock (the "Beneficiaries") have transferred their Class A Common Stock into a Voting Trust. James L. Bildner and William G. Barton are the trustees of the Voting Trust (the "Trustees") and have the exclusive right to vote all shares of Class A Common Stock held in the Voting Trust. Shares held in the Voting Trust are evidenced by a voting trust certificate. The Voting Trust has a term of ten years and is renewable by consent of the Beneficiaries and the Trustees during the last two years of the original or an extended term. The Voting Trust terminates upon the earlier of the expiration of the original or an extended term or in the event of (i) an agreement of the Trustees to terminate; or (ii) the death of the sole remaining Trustee, leaving no incumbent or identified successor.

  Shares of Class A Common Stock transferred to Messrs. Bildner and Barton remain within the Voting Trust; however, Messrs. Bildner and Barton have each agreed with the Underwriters that in the event any shares of Class A Common Stock are transferred to him (other than a transfer by Messr. Bildner or Barton to the other), he shall immediately convert all of such transferred shares into shares of Class B Common Stock, which will cause such shares to be removed from the Voting Trust. Shares of Class A Common Stock transferred to any Beneficiary other than Messrs. Bildner and Barton, other than transfers of Class A Common Stock into the Voting Trust or a transfer of such shares from the Voting Trust back to the person or entity which transferred the shares into the Voting Trust, will result in the conversion of such shares into an equal number of shares of Class B Common Stock.

  Buy-Sell Agreement. Messrs. Bildner and Barton have entered into a buy-sell agreement ("Buy-Sell Agreement") respecting their ownership of shares of Class A Common Stock. Under the terms of the Buy-Sell Agreement, they each agree,
(i) that for five years from the date of the Buy-Sell Agreement they will not voluntarily transfer their shares of Class A Common Stock, or their voting trust certificates, if the transfer would result in a conversion of Class A Common Stock to Class B Common Stock, and that after five years from the date of the Buy-Sell Agreement, they grant each other a right of first refusal on such shares on any such transfer; (ii) that on the death of one of them, the other has an obligation to purchase the shares of Class A Common Stock (or the voting trust certificate for such shares) of the deceased party; (iii) that they will maintain life insurance policies at their own expense on each others' lives to fund in part the obligation to purchase the shares at the death of the other; (iv) that the Buy-Sell Agreement terminates on the termination of the Voting Trust or if earlier, on the death of both parties;
(v) that the price for the shares of Class A Common Stock (or the voting trust certificates) is the market price of the shares of Class B Common Stock on the date that the right or obligation to purchase arises; and (vi) that there is no restriction on the parties' ability to amend the Buy-Sell Agreement without the consent of any other person.

  Dividends. Holders of Class A and Class B Common Stock are entitled to receive dividends at the same rate if, as and when declared by the Board of Directors of the Company out of any funds legally available therefore, subject to the dividend rights of any Preferred Stock that may be issued and outstanding. If a dividend is declared on either class of Common Stock, a proportionate dividend must be paid to the other. No dividend may be declared or paid in shares of Class A Common Stock.

  Convertibility. Each share of Class A Common Stock is convertible at any time at the option of the holder into Class B Common Stock on a share-for-share basis. Shares of Class A Common Stock will be automatically converted into shares of Class B Common Stock on the happening of certain transfers described below. Transfers of shares of Class A Common Stock are also subject to the terms of the Voting Trust Agreement. The Class B Common Stock has no conversion rights.

  Each share of Class A Common Stock shall automatically be converted into Class B Common Stock, on a share-for-share basis, in the event that the beneficial or record ownership of such share of Class A Common Stock shall be transferred (including, without limitation, by way of gift, settlement, will or intestacy) to any person or entity except for (i) transfers to Messrs. Bildner and Barton, subject to Messrs. Bildner and Barton's agreement with the Underwriters that in the event any shares of Class A Common Stock are transferred to him (other than a transfer by Messr. Bildner or Barton to the other), he shall immediately convert all of such transferred shares into shares of Class B Common Stock, which will cause such shares to be removed from the Voting Trust; or (ii) a transfer of Class A Common Stock into the Voting Trust, or a transfer of such shares from the Voting Trust back to the person or entity which transferred the shares into the Voting Trust.

  Liquidation Rights. In the event of the liquidation of the Company, after satisfaction of amounts payable to creditors and distribution to the holders of outstanding Preferred Stock, if any, of amounts to which they may be preferentially entitled, holders of the Class A Common Stock and Class B Common Stock are entitled to share ratably in the assets available for distribution to the shareholders.

  Other Provisions. There are no preemptive rights to subscribe to any additional securities which the Company may issue and there are no redemption provisions or sinking fund provisions applicable to the Class A or Class B Common Stock, nor is either class subject to calls or assessments by the Company. All outstanding shares are, and all shares to be outstanding upon completion of this offering will be, legally issued, fully paid and nonassessable.

PREFERRED STOCK

  Upon the closing of this offering, all outstanding shares of Series A Preferred Stock will be converted into 420,953 shares of Class B Common Stock. See Note 7 of Notes to Consolidated Financial Statements for a description of currently outstanding Preferred Stock. Following the conversion, the shares converted will be retired from the number of authorized shares of Preferred Stock.

  Under the Articles of Incorporation, as amended and restated upon the closing of this offering (the "Restated Articles"), the Board of Directors shall have the authority, without further action by the shareholders, to issue up to 4,579,047 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series. The issuance of Preferred Stock with voting or conversion rights could adversely affect the voting power or other rights of the holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present intention to issue any Preferred Stock.

BYLAW PROVISIONS

  The Company's Bylaws provide that special meetings of the shareholders may be called only by the Board of Directors, the Chairman of the Board, the President, the Chief Executive Officer of the Company, or by one or more shareholders holding shares entitled to cast not less than 10% of the aggregate votes entitled to be cast at such meeting. The Bylaws also provide that any action which may be taken at any meeting of shareholders, subject to certain exceptions relating to the election of directors, may be taken without a meeting if written consents approving the action are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of shareholders. Accordingly, immediately following this offering, the holders of Class B Common Stock will have insufficient voting power, in the aggregate, to call special meetings of shareholders and the holders of the Class A Common Stock may take certain actions by written consent without formally convening a meeting of shareholders and without giving prior notice to the holders of the Class B Common Stock. The Bylaws provide that shareholders may not bring business before or nominate directors at a meeting of shareholders unless certain advance notice requirements are satisfied. In addition, the Articles and Bylaws provide for the automatic elimination of the cumulative voting rights of shareholders in the election of directors as soon as the Company has 800 shareholders of record. Without cumulative voting, the holders of a majority of the voting power of the Common Stock can determine the composition of the Board of Directors.

REGISTRATION RIGHTS

  The holders ("Registration Rights Holders") of 420,953 shares of Class B Common Stock (upon the conversion of all outstanding shares of Series A Preferred Stock into an equal number of shares of Class B Common Stock upon completion of this offering) are entitled to certain rights with respect to registration of such shares under the Securities Act, pursuant to an Investors' Rights Agreement dated July 28, 1997. In particular, under certain circumstances and subject to certain conditions, the Registration Rights Holders can require the Company to register shares under the Act, which right becomes exercisable one year from the closing of this offering. The Registration Rights Holders were also granted certain "piggy-back" registration rights, whereby on two occasions during the period beginning on July 28, 1997 and ending on July 27, 2002, they may include shares in any Company registration of shares of Common Stock under the Securities Act, other than a registration relating solely to employee benefit plans or a registration on a form which does not permit the registration of shares by selling shareholders, and subject to the ability of the Underwriters to limit the participation of the Registration Rights Holders due to marketing concerns. All Registration Rights Holders have waived registration rights with respect to this offering.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Class B Common Stock is ChaseMellon Shareholder Services ("Chase"). Chase's address is 235 Montgomery Street, 23rd Floor, San Francisco, California 94104, and its telephone number is (415) 743-1444.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial numbers of shares of Class B Common Stock of the Company in the public market following this offering could adversely affect the market price of the Class B Common Stock. Upon completion of this offering, the Company will have outstanding 1,639,762 shares of Class A Common Stock and 7,156,191 shares of Class B Common Stock. The Class A Common Stock is convertible on a share-for-share basis into Class B Common Stock and must be converted to effect any public sale of such stock. Of these shares, the 3,400,000 shares of Class B Common Stock sold in this offering will be freely tradable without restriction under the Securities Act of 1933 (the "Securities Act") except for any shares purchased by "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act), which may generally only be sold in compliance with Rule 144.

  The 1,639,762 shares of Class A Common Stock and the remaining 3,756,191 shares of Class B Common Stock (the "Restricted Shares") were issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act. The Restricted Shares generally may be sold in the public market only if registered under the Securities Act or sold in compliance with Rule 144 or Rule 701.

  Of the Restricted Shares, 374,042 shares of Class A Common Stock and 1,213,788 shares of Class B Common Stock will be eligible for sale in the public market in reliance on Rule 144(k) immediately following the closing of this offering and an additional 1,002,350 shares of Class A Common Stock and 1,300,920 shares of Class B Common Stock will be eligible for sale in the public market pursuant to Rule 144 and Rule 701 under the Securities Act beginning approximately 90 days after the date of this Prospectus. Notwithstanding the foregoing, all of the Restricted Shares are subject to the lock-up agreements described below.

  Each of the Selling Shareholders and certain other shareholders, who will, upon the closing of this offering, hold an aggregate of 779,762 shares of Class A Common Stock and 2,413,812 shares of Class B Common Stock, and options to purchase a total of 410,000 shares of Class B Common Stock, has agreed that they will not offer, sell, contract to sell or otherwise dispose of any shares of Common stock owned beneficially by them for a period of 365 days after the date of this Prospectus, other than (i) with the prior written consent of Adams, Harkness & Hill, Inc.; or (ii) a transfer of any or all of such Common Stock either (A) during his or her lifetime, by bona fide gift, (B) upon his or her death, by will or intestacy, or (C) to a trust, the beneficiaries of which are exclusively the transferor or members of his or her immediate family, provided that such transferee agrees in writing to be bound by the foregoing restrictions.

  Each executive officer, director, current shareholder or optionee, other than the Selling Shareholders and certain other shareholders, who will, upon the closing of this offering, hold an aggregate of 860,000 shares of Class A Common Stock and 1,342,379 shares of Class B Common Stock and options to purchase a total of 20,000 shares of Class A Common Stock and a total of 1,303,075 shares of Class B Common Stock, has agreed that they will not offer, sell, contract to sell or otherwise dispose of any shares of Common stock owned beneficially by them for a period of 180 days after the date of this Prospectus, other than (i) with the prior written consent of Adams, Harkness & Hill, Inc.; or (ii) a transfer of any or all of such Common Stock either (A) during his or her lifetime, by bona fide gift, (B) upon his or her death, by will or intestacy, or (C) to a trust, the beneficiaries of which are exclusively the transferor or members of his or her immediate family, provided that the transferee agrees in writing to be bound by the foregoing restrictions.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be affiliates of the Company, whose Restricted Shares have been fully paid for and held for at least a year from the later of the date of the issuance by the Company or acquisition from an affiliate of the Company, may sell such securities in brokers' transactions or directly to market makers beginning approximately 90 days after the date of this Prospectus, provided the number of shares sold in any three-month period does not exceed the greater of 1% of the then outstanding shares of the Class B Common Stock (approximately 71,562 shares, based on the number of shares to be outstanding after this offering) or the average weekly trading volume in the public market during the four calendar weeks preceding the filing of the seller's Form 144. Sales under Rule 144 are also subject to certain notice of sale requirements and availability of current public information concerning the Company. After two years have elapsed from the later of the issuance of Restricted Shares by the Company or their acquisition from an affiliate of the Company, such shares may be sold without limitation, pursuant to Rule 144(k), by persons who have not been affiliates of the Company for at least three months. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.

  Restricted Shares that have been issued in reliance on Rule 701 (such as shares of Class B Common Stock issued under the Plan) may be resold by persons other than affiliates of the Company, beginning approximately 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and may be resold by affiliates of the Company under Rule 144 without compliance with its one-year holding period requirement.

  Rule 144A under the Securities Act would permit, subject to certain conditions, the sale by the current holders of Restricted Shares of all or a portion of their shares to certain "qualified institutional buyers," as defined in Rule 144A.

  Certain shareholders of the Company hold registration rights. See "Description of Capital Stock - Registration Rights." If such holders exercise their demand registration rights and cause a large number of shares to be registered and sold in the public market, such sales may have a material adverse effect on the market price of the Class B Common Stock. If the Company is required in a Company-initiated registration to register the shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have a material adverse effect on the Company's ability to raise needed capital.

  At September 30, 1997, the Company had outstanding options to purchase 20,000 shares of Class A Common Stock and 1,713,075 shares of Class B Common Stock, of which 20,000 shares of Class A Common Stock and 177,498 of Class B Common Stock were exercisable. After the completion of this offering, the Company intends to file a Form S-8 registration statement under the Securities Act to register all shares of Class B Common Stock issuable under the Plan and the Purchase Plan. The S-8 registration statement will become effective immediately upon filing. Shares of Class B Common Stock issued pursuant to the S-8 registration statement will be eligible for resale in the public market, subject to the Rule 144 limitations applicable to affiliates of the Company.

  Prior to this offering there has been no public market for the Class B Common Stock of the Company and no prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Class B Common Stock prevailing from time to time. Sales of substantial numbers of shares of Class B Common Stock in the public market could adversely affect the market price of the Class B Common Stock and could impair the Company's ability to raise capital through a sale of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Adams, Harkness & Hill, Inc. and NationsBanc Montgomery Securities, Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Shareholders, the respective numbers of shares of Class B Common Stock set forth opposite each Underwriter's name below:

                                                                   NUMBER OF
                                                               SHARES OF CLASS B
   UNDERWRITER                                                   COMMON STOCK
   -----------                                                 -----------------
   Adams, Harkness & Hill, Inc. ..............................
   NationsBanc Montgomery Securities, Inc.....................
                                                                   ---------
     Total....................................................     3,400,000
                                                                   =========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all shares offered hereby, if any are taken.

  The Underwriters propose to offer the shares of Class B Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at
such price less a concession not in excess of $   per share. The Underwriters
may allow, and such dealers may reallow, a concession not in excess of $   per
share to certain brokers and dealers. After the shares of Class B Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 510,000 additional shares of Class B Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,400,000 shares of Class B Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the 3,400,000 shares of Class B Common Stock offered hereby.

  The Company, all of the executive officers and directors of the Company, all of the holders of Common Stock and certain of the option holders have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Adams, Harkness & Hill, Inc. All Selling Shareholders have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 365 days after the date of this Prospectus without the prior written consent of Adams, Harkness & Hill, Inc.

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  In order to facilitate the offering of the Class B Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class B Common Stock. Specifically, the Underwriters may over-allot the Class B Common Stock in connection with this offering, creating a short position in the Class B Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Class B Common Stock, the Underwriters may bid for, and purchase, shares of the Class B Common Stock in the open market. The Underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing Class B Common Stock in this offering, if the Underwriters repurchase previously distributed the Class B Common Stock in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of the Class B Common Stock in market making transactions and impose penalty bids. These activities may stabilize or maintain the market price of the Class B Common Stock above the market level that may otherwise prevail. The Underwriters are not required to engage in these activities, and may terminate any such activities at any time.

  Prior to this offering, there has been no public market for the Class B Common Stock. The initial public offering price will be negotiated among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The Class B Common Stock has been approved for listing, subject to official notice of issuance, on the Nasdaq National Market under the symbol "TIER."

  The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act.

  In July 1997, the Company issued 420,953 shares of Series A Preferred Stock, resulting in aggregate proceeds of approximately $2.2 million. Certain employees of Adams, Harkness & Hill, Inc., one of the Representatives, purchased an aggregate of 38,574 shares of the Company's Series A Preferred Stock for an aggregate purchase price of approximately $203,000, which upon the closing of this offering, will convert into 38,574 shares of the Company's Class B Common Stock. Such individuals have agreed not to offer, sell, contract to sell or otherwise dispose of such shares of Common Stock for a period of 365 days after the date of this Prospectus. For services as placement agent in connection with the Series A Preferred Stock financing, Adams, Harkness & Hill, Inc. received approximately $100,000 (approximately $68,000 net of certain expenses). In August 1997, AH&H Partners Fund Limited Partnership, a related party to Adams, Harkness & Hill, Inc., purchased 95,238 shares of the Company's Class B Common Stock from certain of the Company's shareholders for an aggregate purchase price of approximately $500,000. See "Certain Transactions." AH&H Partners Fund Limited Partnership has agreed not to offer, sell, contract to sell or otherwise dispose of such shares of Common Stock for a period of 365 days after the date of this Prospectus.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Farella Braun & Martel LLP, San Francisco, California. Certain legal matters with respect to this offering are being passed upon for the Underwriters by Cooley Godward LLP, San Diego, California.

                                    EXPERTS

  The Consolidated Financial Statements of Tier Technologies, Inc. as of December 31, 1996 and September 30, 1997 and each of the two years in the period ended December 31, 1996 and for the nine-month period ended September 30, 1997 and the financial statements of Encore Consulting, Inc. as of December 31, 1996 and for the period from April 15, 1996 (inception) through December 31, 1996 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Albanycrest Limited as of June 30, 1997 and for the period from November 13, 1996 (inception) through June 30, 1997 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as expert in accounting and audit.

                            ADDITIONAL INFORMATION

  A Registration Statement on Form S-1, including amendments thereto, relating to the Class B Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. For further information with respect to the Company and the Class B Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. The Registration Statement, including the exhibits and schedules thereto, is also available at the Commission's web site at www.sec.gov. Copies of reports, proxy and information statements and other information regarding the Company will be available at the Commission's web site.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                            TIER TECHNOLOGIES, INC.

Report of Independent Auditors...........................................  F-2
Consolidated Balance Sheets..............................................  F-3
Consolidated Statements of Income........................................  F-4
Consolidated Statements of Shareholders' Equity..........................  F-5
Consolidated Statements of Cash Flows....................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
                            ENCORE CONSULTING, INC.
Report of Independent Auditors........................................... F-20
Balance Sheet............................................................ F-21
Statement of Income...................................................... F-22
Statement of Shareholders' Equity........................................ F-23
Statement of Cash Flows.................................................. F-24
Notes to Financial Statements............................................ F-25
                              ALBANYCREST LIMITED
Report of Independent Auditors........................................... F-27
Balance Sheet............................................................ F-28
Statement of Income...................................................... F-29
Statement of Shareholders' Equity........................................ F-30
Statement of Cash Flows.................................................. F-31
Notes to Financial Statements............................................ F-32
                     SELECTED UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION
Introduction............................................................. F-34
Selected Unaudited Pro Forma Condensed Consolidated Statement of Income
 for the Nine Months Ended September 30, 1997............................ F-35
Notes to the Selected Unaudited Pro Forma Consolidated Financial
 Statements.............................................................. F-36

                            TIER TECHNOLOGIES, INC.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Tier Technologies, Inc.

  We have audited the accompanying consolidated balance sheets of Tier Technologies, Inc. as of December 31, 1996 and September 30, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended December 31, 1995 and 1996 and for the nine month period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tier Technologies, Inc. at December 31, 1996 and September 30, 1997, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 and for the nine month period ended September 30, 1997 in conformity with generally accepted accounting principles.

                                                              Ernst & Young LLP

Walnut Creek, California
October 6, 1997, except for Note 14,
as to which the date is November 14, 1997

                            TIER TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     PRO FORMA
                                                                   SHAREHOLDERS'
                                                                      EQUITY
                                        DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30,
                                            1996         1997          1997
                                        ------------ ------------- -------------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash................................   $  305,546   $   106,435
  Accounts receivables, net of
   allowance for doubtful accounts of
   $-0- in 1996 and $50,000 in 1997...    2,978,119     5,905,809
  Income taxes receivable.............       26,750       693,235
  Prepaid expenses and other current
   assets.............................       73,018       285,779
                                         ----------   -----------
Total current assets..................    3,383,433     6,991,258
Equipment and improvements, net.......      337,184       773,666
Notes receivable from shareholders....            -       942,426
Deferred financing costs..............            -       223,597
Other assets..........................      412,048     1,891,863
                                         ----------   -----------
Total assets..........................   $4,132,665   $10,822,810
                                         ==========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Borrowings under bank lines of
   credit.............................   $  223,116   $ 1,232,111
  Accounts payable....................      841,979     1,373,358
  Accrued liabilities.................       35,390       652,322
  Accrued compensation and related
   liabilities........................      785,378     1,228,295
  Deferred revenue....................       54,309        33,762
  Notes payable to current and former
   shareholders.......................       69,487        52,704
  Capital lease obligations due within
   one year...........................       42,690        31,198
  Deferred income taxes...............      139,663       153,116
                                         ----------   -----------
Total current liabilities.............    2,192,012     4,756,866
Borrowings under bank lines of credit,
 less current portion.................      432,916     1,526,441
Accrued royalties.....................            -        59,385
Notes payable to current and former
 shareholders, less current portion...       96,960        57,244
Capital lease obligations, less
 current portion......................       46,193        24,944
Deferred income taxes.................      336,631       234,656
Commitments and contingent liabilities
Shareholders' equity:
  Convertible preferred stock, no par
   value;
   Authorized shares - 5,000,000 (pro
    forma - 4,579,047)
   Issued and outstanding shares -
     none in 1996 and
    420,953 in 1997 (pro forma -
     none)............................            -     1,892,223   $         -
  Common stock, no par value;
   Authorized shares - 14,904,762 (pro
    forma - 14,904,762)
   Issued and outstanding shares -
     4,300,000 in 1996 and 5,620,000
    in 1997 (pro forma - 6,040,953)...       78,812     2,948,852     4,841,075
  Notes receivable from shareholders..      (94,830)   (2,253,430)   (2,253,430)
  Foreign currency translation
   adjustment.........................            -       (40,198)      (40,198)
  Retained earnings...................    1,043,971     1,615,827     1,615,827
                                         ----------   -----------   -----------
Total shareholders' equity............    1,027,953     4,163,274   $ 4,163,274
                                         ----------   -----------   ===========
Total liabilities and shareholders'
 equity...............................   $4,132,665   $10,822,810
                                         ==========   ===========

                            See accompanying notes.

                            TIER TECHNOLOGIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                     YEAR ENDED           NINE MONTHS ENDED
                                    DECEMBER 31,            SEPTEMBER 30,
                               ----------------------- -----------------------
                                  1995        1996        1996        1997
                               ----------- ----------- ----------- -----------
                                                       (UNAUDITED)
Revenues...................... $12,373,309 $16,197,466 $11,790,231 $22,478,643
Cost of revenues..............   9,065,832  11,616,662   8,668,805  14,916,846
                               ----------- ----------- ----------- -----------
Gross profit..................   3,307,477   4,580,804   3,121,426   7,561,797
Costs and expenses:
  Selling and marketing.......     626,954     975,236     576,967   1,836,082
  General and administrative..   1,560,589   2,573,942   1,774,601   4,397,315
  Depreciation and
   amortization...............      45,018      80,350      55,546     273,676
                               ----------- ----------- ----------- -----------
Income from operations........   1,074,916     951,276     714,312   1,054,724
Interest income...............         435       3,866       3,065      70,429
Interest expense..............      61,504      77,625      53,468     169,299
                               ----------- ----------- ----------- -----------
Income before income taxes....   1,013,847     877,517     663,909     955,854
Provision for income taxes....     570,336     351,007     265,563     383,998
                               ----------- ----------- ----------- -----------
Net income.................... $   443,511 $   526,510 $   398,346 $   571,856
                               =========== =========== =========== ===========
Net income per share.......... $      0.04 $      0.07 $      0.05 $      0.08
                               =========== =========== =========== ===========
Shares used in computing net
 income per share.............  12,358,784   7,285,085   7,516,921   6,894,942
                               =========== =========== =========== ===========


                            See accompanying notes.

                            TIER TECHNOLOGIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND THE NINE MONTHS ENDED SEPTEMBER
                                    30, 1997

                   PREFERRED STOCK                  COMMON STOCK                        NOTES        FOREIGN
                  ------------------ ----------------------------------------------   RECEIVABLE    CURRENCY
                                      CLASS A                 CLASS B                    FROM      TRANSLATION  RETAINED
                  SHARES    AMOUNT     SHARES      AMOUNT      SHARES      AMOUNT    SHAREHOLDERS  ADJUSTMENT   EARNINGS
                  ------- ---------- ----------  ----------  ----------  ----------  ------------  ----------- ----------
Balance at
December 31,
1994.............       - $        -  4,600,000  $   46,000   6,900,000  $   69,000  $         -    $      -   $   73,950
 Retirement of
 common stock and
 assumption of
 liabilities by
 Tier Group
 partners upon
 the dissolution
 of the
 partnership.....       -          - (2,200,000)     82,662  (3,300,000)    123,993      (94,830)          -            -
 Issuance of
 common stock for
 cash and notes
 receivable......       -          -    200,000      14,644     300,000      21,966      (31,610)          -            -
 Repurchase of
 common stock....       -          -   (400,000)    (30,759)   (600,000)    (46,139)           -           -            -
 Net income......       -          -                      -           -           -            -           -      443,511
                  ------- ---------- ----------  ----------  ----------  ----------  -----------    --------   ----------
Balance at
December 31,
1995.............       -          -  2,200,000     112,547   3,300,000     168,820     (126,440)          -      517,461
 Repurchase of
 common stock....       -          -   (480,000)    (81,022)   (720,000)   (121,533)      31,610           -            -
 Net income......       -          -          -           -           -           -            -           -      526,510
                  ------- ---------- ----------  ----------  ----------  ----------  -----------    --------   ----------
Balance at
December 31,
1996.............       -          -  1,720,000      31,525   2,580,000      47,287      (94,830)          -    1,043,971
 Issuance of
 Series A
 convertible
 preferred stock
 for cash, net of
 issuance costs
 of $317,778..... 420,953  1,892,223    (95,238)     (1,746)     95,238       1,746            -           -            -
 Exercise of
 stock options...       -          -    660,000   1,350,040     660,000     846,000   (2,196,040)          -            -
 Tax benefit of
 exercise of
 stock options...       -          -          -     269,600           -     404,400            -           -            -
 Payment on notes
 receivable......       -          -          -           -           -           -       37,440           -            -
 Net income......       -          -          -           -           -           -            -           -      571,856
 Foreign currency
 translation
 adjustment......       -          -          -           -           -           -            -     (40,198)           -
                  ------- ---------- ----------  ----------  ----------  ----------  -----------    --------   ----------
Balance at
September 30,
1997............. 420,953 $1,892,223  2,284,762  $1,649,419   3,335,238  $1,299,433  $(2,253,430)   $(40,198)  $1,615,827
                  ======= ========== ==========  ==========  ==========  ==========  ===========    ========   ==========
                      TOTAL
                  SHAREHOLDERS'
                     EQUITY
                  -------------
Balance at
December 31,
1994.............  $  188,950
 Retirement of
 common stock and
 assumption of
 liabilities by
 Tier Group
 partners upon
 the dissolution
 of the
 partnership.....     111,825
 Issuance of
 common stock for
 cash and notes
 receivable......       5,000
 Repurchase of
 common stock....     (76,898)
 Net income......     443,511
                  -------------
Balance at
December 31,
1995.............     672,388
 Repurchase of
 common stock....    (170,945)
 Net income......     526,510
                  -------------
Balance at
December 31,
1996.............   1,027,953
 Issuance of
 Series A
 convertible
 preferred stock
 for cash, net of
 issuance costs
 of $317,778.....   1,892,223
 Exercise of
 stock options...           -
 Tax benefit of
 exercise of
 stock options...     674,000
 Payment on notes
 receivable......      37,440
 Net income......     571,856
 Foreign currency
 translation
 adjustment......     (40,198)
                  -------------
Balance at
September 30,
1997.............  $4,163,274
                  =============

                            See accompanying notes.

                            TIER TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                     YEAR ENDED            NINE MONTHS ENDED
                                    DECEMBER 31,             SEPTEMBER 30,
                                ----------------------  -----------------------
                                   1995        1996        1996        1997
                                -----------  ---------  ----------- -----------
                                                        (UNAUDITED)
OPERATING ACTIVITIES
 Net income...................  $   443,511  $ 526,510   $ 398,346  $   571,856
 Adjustments to reconcile net
  income to net cash (used in)
  provided by operating
  activities:
 Depreciation and
  amortization................       45,018     80,350      55,547      273,676
 Provision for doubtful
  accounts....................            -          -           -       50,000
 Deferred income taxes........      570,336    (94,042)          -      (88,522)
 Change in operating assets
  and liabilities:
  Accounts receivable.........   (1,231,926)  (420,868)   (634,325)  (2,739,995)
  Income taxes receivable.....            -    (26,750)     (5,261)    (666,485)
  Prepaid expenses and other
   current assets.............       11,592    (72,218)   (100,771)    (213,861)
  Other assets................       (9,405)   (31,234)        281      (55,912)
  Accounts payable and accrued
   liabilities................       14,661    487,793     534,951    1,234,267
  Deferred revenue............      (20,972)    41,438           -      (20,547)
                                -----------  ---------   ---------  -----------
Net cash (used in) provided by
 operating activities.........     (177,185)   490,979     248,768   (1,655,523)
INVESTING ACTIVITIES
Purchase of equipment and
 improvements.................     (116,039)  (145,449)    (49,716)    (553,867)
Notes receivable from
 shareholders.................            -          -           -     (958,482)
Business combinations, net of
 cash acquired................            -   (152,008)          -   (1,384,387)
                                -----------  ---------   ---------  -----------
Net cash used in investing
 activities...................     (116,039)  (297,457)    (49,716)  (2,896,736)
FINANCING ACTIVITIES
Borrowings under bank lines of
 credit.......................      443,322    688,116     312,307   10,356,122
Payment of borrowings on bank
 lines of credit..............     (160,000)  (450,000)   (400,000)  (8,253,602)
Repurchase of common stock....      (36,898)   (36,635)    (36,635)           -
Net proceeds from issuance of
 common stock.................        5,000          -           -            -
Net proceeds from sale of
 preferred stock..............            -          -           -    1,892,223
Repayment by shareholder on
 note receivable..............            -          -           -       37,440
Deferred financing costs......            -          -           -     (223,597)
Tax benefit of exercise of
 stock option.................            -          -           -      674,000
Payments on capital lease
 obligations..................      (15,517)   (46,594)    (40,240)     (32,741)
Borrowings under (payments on)
 notes payable to
 shareholders.................       35,000    (42,863)    (34,484)     (56,499)
                                -----------  ---------   ---------  -----------
Net cash provided by (used in)
 financing activities.........      270,907    112,024    (199,052)   4,393,346
Effect of exchange rate
 changes on cash..............            -          -           -      (40,198)
                                -----------  ---------   ---------  -----------
Net (decrease) increase in
 cash.........................      (22,317)   305,546           -     (199,111)
Cash at beginning of year.....       22,317          -           -      305,546
                                -----------  ---------   ---------  -----------
Cash at end of year...........  $         -  $ 305,546   $       -  $   106,435
                                ===========  =========   =========  ===========
Supplemental disclosures of
 cash flow information:
 Cash paid during the year
  for:
 Interest.....................  $    54,760  $  74,789   $  53,468  $   170,188
                                ===========  =========   =========  ===========
 Income taxes paid............  $       800  $ 472,600   $ 322,600  $   465,000
                                ===========  =========   =========  ===========
 Equipment acquired under
  capital lease obligations...  $   130,512  $   8,734   $   8,734  $         -
                                ===========  =========   =========  ===========
 Retirement of common stock
  and assumption of
  liabilities by Tier Group
  partners upon the
  dissolution of the
  partnership.................  $   111,825  $       -   $       -  $         -
                                ===========  =========   =========  ===========
 Common stock issued in
  exchange for notes
  receivable..................  $   126,440  $       -   $       -  $ 2,196,040
                                ===========  =========   =========  ===========
 Repurchase of common stock in
  exchange for forgiveness of
  notes receivable............  $         -  $  31,610   $  31,610  $         -
                                ===========  =========   =========  ===========
 Repurchase of common stock in
  exchange for a note
  payable.....................  $    40,000  $ 134,310   $ 134,310  $         -
                                ===========  =========   =========  ===========
 Accrued purchase price and
  assumed liabilities related
  to business combinations....  $         -  $ 427,049   $       -  $   715,949
                                ===========  =========   =========  ===========

                            See accompanying notes.

                            TIER TECHNOLOGIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  Tier Technologies, Inc. (the "Company") provides information technology consulting, application development and software engineering services to large companies and government entities.

  The Company was formerly owned by Tier Group (a partnership) and its partners. In November 1995, the partners of Tier Group transferred all of the assets of the partnership to the Company and simultaneously dissolved the partnership. In conjunction with this dissolution, certain partners assumed the outstanding liabilities of Tier Group and other partners contributed additional capital in the form of notes payable to the Company. As a result of the transaction, the shares owned by Tier Group were retired and the partners of Tier Group retained identical ownership and voting percentages. The transferred assets and liabilities of Tier Group were recorded at historical cost.

 Basis of Presentation

  The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company translates the accounts of its foreign subsidiaries using the local foreign currency as the functional currency. The assets and liabilities of the foreign subsidiaries are translated into U.S. dollars using exchange rates in effect at the balance sheet date, revenues and expenses are translated using the average exchange rate for the period, and gains and losses from this translation process are credited or charged to shareholders' equity. Foreign currency transaction gains and losses have not been material.

  In September 1997, the Company changed its fiscal year end to September 30.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

 Interim Financial Information

  The interim financial statements for the nine months ending September 30, 1996 are unaudited but have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its results of operations and cash flows for this period. Operating results for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the results that may be expected for any future periods.

 Revenue Recognition

  The majority of the Company's revenues are from time and material contracts and are recognized as services are performed. Revenues from fixed price contracts are recognized using the percentage-of-completion method of contract accounting based on the ratio of incurred costs to total estimated costs. Losses on contracts are recognized when they become known. Actual results of contracts may differ from management's estimates and such differences could be material. Most of the Company's contracts are terminable by the client following limited notice and without significant penalty to the client. The completion, cancellation or significant reduction in the scope of a large project could have a material adverse effect on the Company's business, financial condition and results of operations. Unbilled receivables were $0 and $676,021 at December 31, 1996 and September 30, 1997, respectively. Unbilled receivable for one client accounted for 11% of total accounts receivables at September 30, 1997.

                            TIER TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

  REVENUE RECOGNITION - (CONTINUED)

  Revenues derived from sales to governmental agencies were $799,211, $2,709,706 and $10,133,147 for the years ended December 31, 1995 and 1996 and the nine month period ending September 30, 1997, respectively.

 Credit Evaluations and Significant Clients

  The Company extends credit based on an evaluation of its client's financial condition and does not require collateral. The Company's historical credit losses have not been significant.

  During the nine months ending September 30, 1997, sales to three clients totaled $5,019,140, $4,734,373 and $4,436,656, which represented 22%, 21% and
20% of total revenues, respectively. Accounts receivable balances at September 30, 1997 relating to these three clients amounted to $1,610,627. During 1996, sales to two clients totaled $9,471,534 and $2,338,730, which represented 59% and 15% of total revenues, respectively. Accounts receivable balances at December 31, 1996 relating to these two clients amounted to $1,727,702. During 1995, sales to one client totaled $8,423,946, which represented approximately 68% of total revenues.

 Equipment and Improvements

  Equipment and improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful life of the asset or the lease term, which range from three to five years.

 Long-Lived Assets

  The Company records impairment losses on long-lived assets used in operations, such as equipment and improvements, and intangible assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets.

 Deferred Financing Costs

  Deferred financing costs represent costs incurred in connection with this proposed initial public offering of the Company's Class B common stock. This amount will be recorded as a reduction of shareholders' equity upon the successful completion of the initial public offering of Class B common stock.

 Stock-Based Compensation

  The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and in the year ended December 31, 1996 adopted the disclosure-only alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," ("FAS 109"), which requires the use of the liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rules and laws that are expected to be in effect when the differences are expected to reverse.

                            TIER TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

 Net Income Per Share

  Except as noted below, net income per share is computed using the weighted average number of common shares outstanding. Common equivalent shares from stock options (using the treasury stock method) have been included in the computation only when dilutive. Pursuant to applicable Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares (stock options and preferred stock) issued during the period commencing 12 months prior to the initial filing of a proposed public offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method for stock options and warrants and the as-if-converted method for preferred stock at the estimated initial public offering price).

 Pro Forma Shareholders' Equity (unaudited)

  The Company's pro forma shareholders' equity as of September 30, 1997 gives effect to the automatic conversion of all preferred stock outstanding into an aggregate of 420,953 shares of Class B common stock, effective upon the closing of the Company's initial public offering.

 Reclassifications

  Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation.

 Impact of Recently Issued Accounting Standards

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("FAS 128"), which is required to be adopted in fiscal year 1998. At that time the Company will be required to change the method currently used to compute earnings per share and to restate earnings per share for all prior periods.

  Under the new requirements for calculating basic (primary) earnings per share, the dilutive effect of common stock equivalents will be excluded. Diluted earnings per share will include the dilutive effect of common stock equivalents. The impact of FAS 128 will not be significant to the calculation of primary or fully diluted earnings per share.

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130 "Reporting Comprehensive Income," ("FAS 130"), and Statement No. 131 "Disclosure about Segments of an Enterprise and Related Information" ("FAS 131"). The Company is required to adopt these Statements in fiscal year 1999. FAS 130 establishes new standards for reporting and displaying comprehensive income and its components. FAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of these Statements is expected to have no impact on the Company's consolidated financial position, results of operations or cash flows.

                            TIER TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


2. EQUIPMENT AND IMPROVEMENTS

  The components of equipment and improvements are as follows:

                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1996         1997
                                                    ------------ -------------
     Computer equipment and software...............  $ 441,229    $  870,180
     Furniture, equipment and leasehold
      improvements.................................     58,901       183,816
                                                     ---------    ----------
                                                       500,130     1,053,996
     Less accumulated depreciation and
      amortization.................................   (162,946)     (280,330)
                                                     ---------    ----------
                                                     $ 337,184    $  773,666
                                                     =========    ==========

  The cost of assets acquired under capital leases is $155,382 and $155,382 and the related accumulated amortization is $49,723 and $71,727 at December 31, 1996 and September 30, 1997, respectively.

3. OTHER ASSETS

  The components of other assets are as follows:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
     Intangible assets:
      Acquired client contracts and client lists,
       less accumulated amortization of $820 in 1996
       and $131,638 in 1997.........................    $304,657    $1,537,294
      Acquired workforce, less accumulated
       amortization of $200 in 1996 and $17,951 in
       1997.........................................      43,176       217,285
     Acquisition costs and long-term receivables....      29,535       105,736
     Deposits.......................................      34,680        31,548
                                                        --------    ----------
                                                        $412,048    $1,891,863
                                                        ========    ==========

  The costs of intangible assets acquired through acquisitions have been recorded at the estimated fair value based on the allocation of purchase price and are being amortized over a six-year period.

4. BANK LINES OF CREDIT

  The Company has a credit agreement with a bank which provides for lines of credit of up to $2,250,000 for general corporate purposes and $1,500,000 for acquisition purposes (including up to $500,000 for stand-by letters of credit). The lines of credit bear interest at the bank's prime rate (8.5% at September 30, 1997) plus 1.5% and 1.75%, respectively. Total borrowings are limited to the lesser of $3,750,000 or 85% of eligible accounts receivable and are secured by the Company's assets. At December 31, 1996 and September 30, 1997, the outstanding borrowings were $555,532 and $2,417,813, respectively. Interest payments are due monthly. At May 31, 1998 all outstanding principal and remaining interest borrowed under the $2,250,000 line of credit becomes due and payable. At December 31, 1997 all outstanding principal and remaining interest borrowed under the $1,500,000 line of credit will convert into a term loan to be repaid over four years.

  The Company also has an equipment line of credit agreement with the same bank. Under the agreement, the Company may borrow up to $399,500 through May 31, 1998 at variable interest rates of 1.75% above the bank's prime rate. At December 31, 1996 and September 30, 1997, the Company has

                            TIER TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


4. BANK LINES OF CREDIT - (CONTINUED)

outstanding borrowings of $100,500 and $252,440, respectively, of this amount. Interest payments are due monthly and, at six-month intervals, all outstanding principal and interest converts into term loans to be repaid over three years.

  At September 30, 1997, the Company has an equipment term loan of $88,299 with the same bank which matures August 31, 2001 at a variable interest rate of 1.75% above the bank's prime rate. Accrued interest and principal are due monthly through maturity.

  Certain executive officers have personally guaranteed the bank lines of credit.

  Among other provisions, the bank lines of credit requires the Company to maintain certain minimum financial ratios. At September 30, 1997, the Company was not in compliance with certain financial ratios and has received a letter from the bank waiving such noncompliance.

  Payments on the outstanding balances of the lines of credit and term loan will be made as follows:

     Years ending September 30,
       1998........................................................ $1,232,111
       1999........................................................    448,043
       2000........................................................    496,186
       2001........................................................    469,468
       2002 and thereafter.........................................    112,744
                                                                    ----------
                                                                    $2,758,552
                                                                    ==========

5. NOTES PAYABLE TO CURRENT AND FORMER SHAREHOLDERS

  The unsecured notes payable to current and former shareholders are payable at interest rates ranging from 8.25% to 9.00%. The notes payable to current and former shareholders are payable as follows:

     Years ending September 30,
       1998.......................................................... $ 52,704
       1999..........................................................   23,743
       2000..........................................................   25,824
       2001..........................................................    7,677
                                                                      --------
                                                                      $109,948
                                                                      ========

                            TIER TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


6. COMMITMENTS

  The Company leases its principal facilities and certain equipment under operating and capital leases which expire at various dates through 2001. Future minimum lease payments for noncancellable leases with terms of one year or more are as follows:

                                                             OPERATING  CAPITAL
                                                               LEASES   LEASES
                                                             ---------- -------
     Years ending September 30,
       1998................................................. $  325,079 $31,198
       1999.................................................    304,442  21,606
       2000.................................................    251,356  17,072
       2001.................................................    224,376       -
       2002.................................................     37,396       -
                                                             ---------- -------
       Total minimum lease payments......................... $1,142,649  69,876
                                                             ==========
       Less amounts representing interest...................            (13,734)
                                                                        -------
       Present value of capital lease obligations...........             56,142
       Less amounts due within one year.....................            (31,198)
                                                                        -------
                                                                        $24,944
                                                                        =======

  Rent expense for years ended December 31, 1995 and 1996 and the nine months ending September 30, 1997 was $93,616, $163,700 and $183,823, respectively.

7. SHAREHOLDERS' EQUITY

 Common Stock

  In February 1997, the Company's Board of Directors authorized two classes of common stock, Class A common stock (2,400,000 shares authorized) and Class B common stock (12,600,000 shares authorized). Each then outstanding share of common stock was converted into 40 shares of Class A common stock and 60 shares of Class B common stock. All share and per share information in the accompanying financial statements has been retroactively adjusted to reflect this conversion.

  The holders of Class A and Class B common stock have 10 votes and 1 vote, respectively. Each Class A common stock will convert into one share of Class B common stock upon transfer, except in limited circumstances, or at the election of the holder of such Class A common stock. Upon conversion of shares of Class A common stock into shares of Class B common stock, such Class A common stock shares are retired from the authorized shares and are not reissuable by the Company. As a result of such conversions, the number of authorized shares of Class A common stock is 2,304,762 at September 30, 1997.

 Convertible Preferred Stock

  In July 1997, the Company issued 420,953 shares of Series A preferred stock at $5.25 per share resulting in net proceeds of approximately $1.9 million. Each holder of Series A preferred stock may convert such holder's preferred stock to shares of Class B common stock. The Series A preferred stock has the same voting rights as the Class B common stock. Series A preferred stock is initially convertible into one share of the Class B common stock, subject to certain antidilution provisions. Additionally, Series A preferred stock is automatically converted upon the earlier of the completion of an underwritten public offering of common stock or as of June 30, 2003.

                            TIER TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

7. SHAREHOLDERS' EQUITY - (CONTINUED)

  In the event of liquidation of the Company, holders of Series A preferred stock are entitled to receive an amount of $5.25 per share prior and in preference to any distribution of the Company assets to holders of Class A and Class B common stock.

 Stock Options

  For the year ended December 31, 1996, the Company issued options to purchase 440,000 shares of Class A common stock and 660,000 shares of Class B common stock. The options were issued to two officers of the Company at exercise prices ranging from $0.12 to $1.82 per share. Options for 200,000 shares of Class A common stock and 300,000 shares of Class B common stock vested upon grant. The remaining options vest ratably over a three year period, except that 33.3% of the options vest upon completion of this offering. The Company has the right of first refusal under certain limited circumstances to repurchase any unvested common stock purchased under these options for a five year period from the date of grant at the respective exercise price. These same two officers were granted options in February 1997 to purchase an additional 240,000 shares of Class A common stock at an exercise price of $3.58 per share. As of September 30, 1997, options for 660,000 shares of Class A and 660,000 shares of Class B common stock had been exercised at prices ranging from $0.12 to $3.58 per share (weighted average exercise price of $1.66 per share) and options for 20,000 shares of Class A common stock at an exercise price of $3.58 per share remain outstanding. These outstanding options will expire in 2002. The weighted average fair value of options granted to these two employees during the year ended December 31, 1996 and the nine months ended September 30, 1997 were $0.18 and $0.48 per share, respectively. At September 30, 1997 820,000 shares of nonvested stock issued pursuant to exercises were subject to repurchase.

 1996 Equity Incentive Plan

  In February 1997, the Company adopted the Plan, under which the Board of Directors may issue Class B incentive stock options to employees and nonstatutory stock options, stock bonuses or the right to purchase restricted stock to employees, consultants and outside directors. Upon the adoption of the Plan, the Company reserved 1,250,000 shares of Class B common stock for issuance under the Plan, of which 100,000 shares are reserved for outside directors. The Board of Directors determines who shall receive awards, the number of shares and the exercise price (which cannot be less than the fair market value at date of grant for incentive stock options and other awards, or 85% of the fair market value for nonstatutory stock options). Options granted under the Plan expire no more than 10 years from the date of grant and must vest at a rate of at least 20% per year over 5 years from date of grant. The Company has the right of first refusal with respect to common stock purchased under these options for a five year period from the date of purchase and also has the right to repurchase shares of Class B common stock acquired under the Plan within ninety days of the termination of the participant's employment at a repurchase price equal to the greater of the fair market value of the common stock on the date of termination or the exercise price. Such right of first refusal and repurchase right expire upon an initial public offering. In July 1997, the Plan was amended to increase the number of shares authorized for issuance under the Plan to 1,811,714.

                            TIER TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


7. SHAREHOLDERS' EQUITY - (CONTINUED)

  A summary of activity under the Plan is as follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                             NUMBER OF  EXERCISE
                                                              SHARES     PRICE
                                                             ---------  --------
     Options outstanding at December 31, 1996...............         -   $   -
      Options granted....................................... 1,782,675    3.91
      Options cancelled.....................................   (39,600)   3.33
                                                             ---------   -----
     Options outstanding at September 30, 1997.............. 1,743,075   $3.93
                                                             =========   =====

  At September 30, 1997, options to acquire 207,498 Class B common shares had vested and no shares of nonvested stock issued pursuant to exercises of options were subject to repurchase. The weighted average fair value of options granted to employees under the Plan during the nine-month period ended September 30, 1997 was $0.85 per share. At September 30, 1997 options to purchase 68,639 shares of Class B common stock were available for grant. The weighted average remaining life of outstanding options under the Plan at September 30, 1997 is 9.00 years.

 Pro Forma Disclosures of the Effect of Stock-Based Compensation

  The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options has equaled or exceeded the market price of the underlying common stock on the grant date, no compensation expense has been recorded.

 Pro forma Disclosures of the Effect of Stock Based Compensation - (continued)

  Pro forma information regarding net income and net income per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of FAS 123. Under this method, the estimated fair value of the options is amortized to expense over the options' vesting period. The effect of applying FAS 123 fair value method to the Company's stock-based awards results in net income and net income per share are as follows:

                                                                    NINE MONTH
                                                       YEAR ENDED  PERIOD ENDING
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
     Net income, as reported.........................   $526,510     $571,856
     Net income, pro forma ..........................    524,710      436,902
     Net income per share, as reported...............       0.07         0.08
     Net income per share, pro forma.................       0.07         0.06

                            TIER TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


7. SHAREHOLDERS' EQUITY - (CONTINUED)

  The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                    NINE MONTH
                                                       YEAR ENDED  PERIOD ENDING
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
     Expected dividend yield.........................         0%            0%
     Expected volatility.............................         0%            0%
     Risk-free interest rate.........................      5.78%         6.48%
     Expected life of the option.....................  1-4 years     1-5 years

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  Because FAS 123 is applicable only to options granted subsequent to December 31, 1994, its adjusted effect will not be fully reflected until 1999.

8. ACQUISITIONS

  On December 16, 1996, the Company acquired certain assets and liabilities of Chicago Consulting Alliance, LLC ("CCA"). CCA was based in Chicago, Illinois and provided consulting services for the custom design of software and computer systems for business applications. The cost of the acquisition was $170,329 and was accounted for as a purchase. Intangible assets recorded are being amortized over a six year period.

  On December 31, 1996, the Company acquired certain assets and liabilities of Encore Consulting, Inc. ("Encore"), a Missouri based S corporation, which provided consulting services for computer systems integration on a government contract. The cost of the acquisition totalled $934,268 and was accounted for as a purchase. Intangible assets are being amortized over a six year period. A contingent payment of $150,000 was accrued in July 1997, upon the first year's renewal of the government contract, and an additional $150,000 is payable by the Company upon the second year's renewal of this contract.

  On January 2, 1997, the Company acquired certain assets and liabilities of Five Points Consulting, LLC, ("Five Points") was based in Atlanta, Georgia. Five Points custom designed software and computer systems for special business applications. The cost of the acquisition totalled $283,775 and was accounted for as a purchase. Intangible assets recorded are being amortized over a six year period.

  On March 10, 1997 the Company acquired certain assets and liabilities of Tangent Group, Pty. Limited, ("Tangent Group") an Australian entity which provided computer systems consulting services. The cost of the acquisition totalled $487,698 and the transaction was accounted for as a purchase. Intangible assets recorded are being amortized over a six year period. In addition, the Company will pay at least $120,000 in royalties over the first two year period following the acquisition. The royalty is based on 3% of the Company's gross revenues generated by its Australian operations. The maximum royalties to be paid over the first three year period is approximately $240,000.

                            TIER TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


8. ACQUISITIONS - (CONTINUED)

  On July 11, 1997, the Company acquired certain assets and liabilities of Albanycrest, Limited, a United Kingdom private limited company, which provided information and management consulting services on the design of software and computer systems. The purchase price totalled $868,135 and the transaction was accounted for as a purchase. Intangible assets recorded are being amortized over a six year period. Contingent payments of up to $407,000 will be paid to former shareholders if certain performance criteria are met.

  The accompanying consolidated financial statements include the results of operations of these acquired businesses from the periods subsequent to the respective acquisition dates.

 Pro Forma Disclosure of Significant Subsidiaries (Unaudited)

  The following summary, prepared on a pro forma basis, combines the consolidated results of operations of the Company as if Encore had been purchased by the Company at its inception on April 15, 1996, and as if Albanycrest had been purchased by the Company at its inception on November 1, 1996, after including the impact of certain adjustments, such as the unaudited pro forma adjustments for income taxes which would have been recorded if Encore had not been an S corporation (based on tax laws in effect during the applicable period) and increased amortization expense due to recording of intangible assets:

                                                                    NINE MONTHS
                                                       YEAR ENDED     ENDING
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
     Revenues........................................ $18,217,583   $23,845,502
     Net income......................................     761,447       590,384
     Net income per share............................        0.11          0.09

  The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire period presented and are not intended to be a projection of future results.

9. NOTES RECEIVABLE FROM SHAREHOLDERS

  The Company's outstanding notes receivable, which total $942,426, are from certain officers who are also shareholders of the Company. These notes bear interest at rates ranging from 5.75% to 9.0% and have due dates ranging from three to ten years. Certain of these notes with original principal amounts totalling $212,927 are being forgiven in accordance with the terms of the officers' employment agreements and have an aggregate balance of $190,869 at September 30, 1997.

  In February 1997, the Company advanced a total of $2,196,040 to two shareholders, who are also executive officers of the Company, in connection with the exercise of options to purchase common stock. These notes are due in February 2007, bear interest at 6.99%, are secured and are full recourse.

10. SEGMENT AND GEOGRAPHIC AREAS

  The Company operates in one industry segment, information technology consulting, and markets its services in the United States, Australia and the United Kingdom.

                            TIER TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


10. SEGMENT AND GEOGRAPHIC AREAS - (CONTINUED)

  The following table presents a summary of operating information and certain year end balance sheet information by geographic region:

                                                                    NINE MONTHS
                                           YEAR ENDED DECEMBER 31,    ENDING
                                           ----------------------- SEPTEMBER 30,
                                              1995        1996         1997
                                           ----------- ----------- -------------
     Revenues:
       United States...................... $12,373,309 $16,197,466  $19,406,743
       Australia..........................           -           -    2,048,493
       United Kingdom.....................           -           -    1,023,407
                                           ----------- -----------  -----------
     Total................................ $12,373,309 $16,197,466  $22,478,643
                                           =========== ===========  ===========
     Income from operations:
       United States...................... $ 1,074,916 $   951,276  $   591,607
       Australia..........................           -           -      205,890
       United Kingdom.....................           -           -      257,227
                                           ----------- -----------  -----------
     Total................................ $ 1,074,916 $   951,276  $ 1,054,724
                                           =========== ===========  ===========
     Identifiable assets:
       United States...................... $ 2,315,833 $ 4,132,665  $ 8,145,337
       Australia..........................           -           -    1,257,348
       United Kingdom.....................           -           -    1,420,125
                                           ----------- -----------  -----------
     Total................................ $ 2,315,833 $ 4,132,665  $10,822,810
                                           =========== ===========  ===========

11. INCOME TAXES

  The domestic and foreign components of income before income taxes are as follows:

                                                   YEAR ENDED       NINE MONTHS
                                                  DECEMBER 31,        ENDING
                                               ------------------- SEPTEMBER 30,
                                                  1995      1996       1997
                                               ---------- -------- -------------
     United States............................ $1,013,847 $877,517   $491,566
     Foreign..................................          -        -    464,288
                                               ---------- --------   --------
     Total.................................... $1,013,847 $877,517   $955,854
                                               ========== ========   ========

  Significant components of the Company's deferred tax liabilities and assets at December 31, 1996 and September 30, 1997 are as follows:

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
     Deferred tax liabilities:
       Accrual basis to cash basis adjustments......   $499,213     $374,412
       Depreciation.................................     34,328       46,580
       Other........................................        226      113,100
                                                       --------     --------
     Total deferred tax liabilities.................    533,767      534,092
     Deferred tax assets:
       Vacation accruals............................     21,593       72,182
       Accrued expenses.............................          -       20,435
       Accrued revenue..............................     21,724        2,032
       Accrued rent.................................     14,156       11,738
       Intangibles..................................          -       19,933
       Accounts receivable allowance................          -       20,000
                                                       --------     --------
     Total deferred tax assets......................     57,473      146,320
                                                       --------     --------
     Net deferred tax liabilities...................   $476,294     $387,772
                                                       ========     ========

                            TIER TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


11. INCOME TAXES - (CONTINUED)

  Effective January 1, 1996, the Company changed from the cash to the accrual method of accounting for income tax purposes. Differences in income tax basis existing at that date are being amortized to taxable income over a four year period.

  Significant components of the provision for income taxes are as follows:

                                                   YEAR ENDED       NINE MONTHS
                                                  DECEMBER 31,        ENDING
                                                -----------------  SEPTEMBER 30,
                                                  1995     1996        1997
                                                -------- --------  -------------
     Current:
       Federal................................. $      - $373,151    $252,394
       State...................................        -   71,898      65,844
       Foreign.................................        -        -     154,282
                                                -------- --------    --------
                                                       -  445,049     472,520
     Deferred (benefit):
       Federal.................................  480,021  (74,646)    (75,358)
       State...................................   90,315  (19,396)    (13,164)
                                                -------- --------    --------
                                                 570,336  (94,042)    (88,522)
                                                -------- --------    --------
     Total provision for income taxes.......... $570,336 $351,007    $383,998
                                                ======== ========    ========

  The effective tax rate differs from the applicable U.S. statutory federal income tax rate as follows:

                                                 YEAR ENDED        NINE MONTHS
                                                DECEMBER 31,         ENDING
                                                ---------------   SEPTEMBER 30,
                                                 1995     1996        1997
                                                ------   ------   -------------
     U.S. statutory federal tax rate..........      34%      34%        34%
     State taxes, net of federal tax benefit..       6        6          6
     Deferred income taxes recorded upon
      dissolution of Tier Group...............      16        -          -
                                                ------   ------        ---
     Effective tax rate.......................      56%      40%        40%
                                                ======   ======        ===

  Prior to December 31, 1994, earnings of the Company accrued to Tier Group for income tax purposes through consulting and management agreements. Any U.S. federal and state income taxes on the earnings of the partnership were payable by the partners and, accordingly, no provision for U.S. federal or state income taxes was made for those years, with the exception of minimum state franchise taxes. Effective January 1, 1995, the Company terminated its consulting and management agreements with Tier Group. In connection with the dissolution of Tier Group and the transfer of all of its assets and liabilities, the Company recorded deferred income taxes related to temporary differences associated with the transfer of assets and liabilities. The recording of such deferred income taxes resulted in a charge to the provision for income taxes of approximately $165,000 in the year ended December 31, 1995.

12. RETIREMENT PLAN

  The Company maintains a savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings up to the Internal Revenue Service annual contribution limit. The Company's contributions to the 401(k) Plan are discretionary. The Company has not contributed any amounts to the 401(k) Plan to date.

                            TIER TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


13. SUBSEQUENT EVENTS

 Proposed Public Offering of Common Stock

  On October 1, 1997, the Board of Directors authorized the Company to proceed with an initial public offering of the Company's Class B common stock. If the offering is consummated under the terms presently anticipated, all of the outstanding shares of convertible preferred stock at September 30, 1997 will automatically convert into shares of Class A common stock. In addition, the Board of Directors authorized an increase in the number of authorized Class B common shares to 42,600,000, subject to shareholder approval.

 1996 Equity Incentive Plan

  On October 1, 1997, the Board of Directors increased the authorized shares of Class B Common Stock for issuance under the Plan to 2,989,333, subject to shareholder approval, to be effective upon the Company's initial public offering of Class B common stock.

 Employee Stock Purchase Plan

  On October 1, 1997, the Company's Employee Stock Purchase Plan was adopted by the Board of Directors, subject to shareholder approval, to be effective upon the completion of the Company's initial public offering of its common stock. The Company has reserved a total of 100,000 shares of Class B common stock for issuance under the plan. Eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's Class B common stock on the first day or the last day of the applicable purchase period.

 Voting Trust

  All of the current Class A shareholders (the "Beneficiaries") have transferred their Class A common stock into a voting trust. The Company's Chief Executive Officer and President are the trustees of the voting trust (the "Trustees") and have the exclusive right to vote all shares of Class A common stock held in the voting trust. The voting trust has a term of 10 years and is renewable by consent of the Beneficiaries and the Trustees during the last 2 years of the original or an extended term. The voting trust terminates upon the earlier of the expiration of the term or in the event of (i) an agreement of the Trustees to terminate or (ii) the death of the sole remaining Trustee, leaving no incumbent or identified successor.

14.  LINE OF CREDIT

  In November 1997, the Company entered into a credit agreement which provides for a revolving line of credit of up to $4,500,000 for general corporate purposes and an equipment line of up to $500,000 which will periodically convert to term loans, and simultaneously paid off all outstanding borrowings under the bank line of credit discussed in Note 4. The new credit agreement matures in December 1998. Borrowings under the revolving line are limited to the lesser of $4,500,000 or 80% of eligible accounts receivable and are secured by the Company's assets. Borrowings under the equipment line are limited to the lesser of $500,000 or 80% of the cost of the equipment purchased. The revolving line and equipment line bear interest at the bank's prime rate plus 1.50% and 1.75% per annum, respectively. Certain executive officers have personally guaranteed these lines of credit. The guarantees terminate upon the completion of this offering if the Company achieves certain debt to tangible net worth ratios. The lines of credit require the Company to maintain certain minimum financial ratios.

                            ENCORE CONSULTING, INC.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Encore Consulting, Inc.

  We have audited the accompanying balance sheet of Encore Consulting, Inc. as of December 31, 1996, and the related statements of income, shareholders' equity, and cash flows for the period from April 15, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Encore Consulting, Inc. at December 31, 1996, and the results of its operations and its cash flows for the period from April 15, 1996 (inception) through December 31, 1996, in conformity with generally accepted accounting principles.

                                                              Ernst & Young LLP

Walnut Creek, California
September 8, 1997

                            ENCORE CONSULTING, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1996

ASSETS
Current assets:
  Cash and cash equivalents......................................... $  213,726
  Accounts receivable, including $537,530 unbilled..................  1,039,731
                                                                     ----------
Total current assets................................................  1,253,457
Other assets........................................................     17,125
                                                                     ----------
Total assets........................................................ $1,270,582
                                                                     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Borrowings under bank line of credit.............................. $  440,713
  Accounts payable and accrued liabilities..........................    191,540
  Accrued payroll and related expenses..............................     44,822
                                                                     ----------
Total current liabilities...........................................    677,075
Commitments
Shareholders' equity:
  Common stock, $10 par value; 3,000 shares authorized, 300 shares
   issued and outstanding...........................................      3,000
  Additional paid-in capital........................................    210,000
  Retained earnings.................................................    380,507
                                                                     ----------
Total shareholders' equity..........................................    593,507
                                                                     ----------
Total liabilities and shareholders' equity.......................... $1,270,582
                                                                     ==========


                            See accompanying notes.

                            ENCORE CONSULTING, INC.

                              STATEMENT OF INCOME

    FOR THE PERIOD FROM APRIL 15, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996

Revenues............................................................ $1,873,907
Costs of revenues...................................................  1,389,182
                                                                     ----------
Gross Profit........................................................    484,725
Selling, general and administrative expenses........................    104,218
                                                                     ----------
Net income.......................................................... $  380,507
                                                                     ==========
Pro forma data (Unaudited--Note 2)
  Historical net income............................................. $  380,507
  Pro forma income tax provision....................................    146,941
                                                                     ----------
  Pro forma net income.............................................. $  233,566
                                                                     ==========



                            See accompanying notes.

                            ENCORE CONSULTING, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

    FOR THE PERIOD FROM APRIL 15, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996

                                COMMON STOCK  ADDITIONAL              TOTAL
                                -------------  PAID-IN   RETAINED SHAREHOLDERS'
                                SHARES AMOUNT  CAPITAL   EARNINGS    EQUITY
                                ------ ------ ---------- -------- -------------
Issuance of common stock.......  300   $3,000  $      -  $      -   $  3,000
Additional capital
 contribution..................    -        -   210,000         -    210,000
Net income for the period from
 April 15, 1996 (inception)
 through December 31, 1996.....    -        -         -   380,507    380,507
                                 ---   ------  --------  --------   --------
Balance at December 31, 1996...  300   $3,000  $210,000  $380,507   $593,507
                                 ===   ======  ========  ========   ========



                            See accompanying notes.

                            ENCORE CONSULTING, INC.

                            STATEMENT OF CASH FLOWS

    FOR THE PERIOD FROM APRIL 15, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996

OPERATING ACTIVITIES
Net income.......................................................  $   380,507
Adjustments to reconcile net income to net cash used in operating activities:
  Amortization...................................................          467
  Changes in operating assets and liabilities:
    Accounts receivable, including unbilled......................   (1,039,731)
    Accounts payable and other accrued liabilities...............      236,362
                                                                   -----------
Net cash used in operating activities............................     (422,395)
INVESTING ACTIVITY
Additions to other assets........................................      (17,592)
                                                                   -----------
Net cash used in investing activity..............................      (17,592)
FINANCING ACTIVITIES
Borrowings under bank line of credit.............................    1,071,124
Repayments of borrowings under bank line of credit...............     (630,411)
Issuance of common stock.........................................        3,000
Additional capital contribution..................................      210,000
                                                                   -----------
Net cash provided by financing activities........................      653,713
                                                                   -----------
Cash and cash equivalents at end of period.......................  $   213,726
                                                                   ===========
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest.......................  $     2,095
                                                                   ===========


                            See accompanying notes.

                            ENCORE CONSULTING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. ACCOUNTING POLICIES

 Organization and Basis of Presentation

  Encore Consulting, Inc. ("Encore") was established on April 15, 1996 to provide custom software development and information technology consulting services. During the period from April 15, 1996 (inception) through December 31, 1996, all of Encore's revenues were derived from a contract with the State of Missouri. Encore does not require collateral for receivables and invoices are generally due within 45 days.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents

  Encore considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Income Taxes

  The shareholders have elected under Subchapter S of the Internal Revenue Code to include Encore's taxable income in their personal income tax returns for federal and state income tax purposes. Accordingly, Encore was not subject to federal and state income taxes during the period presented.

 Revenue Recognition

  Encore revenues are from time and materials contracts, which are recognized as services are performed.

2. PRO FORMA STATEMENT OF INCOME DATA (UNAUDITED)

  The accompanying statement of income for the period from April 15, 1996 through December 31, 1996 includes an unaudited pro forma adjustment for income taxes which would have been recorded if the Company had not been an S corporation, based on the tax laws in effect during the period.

  The pro forma income tax provision consists of the following for the period from April 15, 1996 through December 31, 1996:

     Current:
       Federal......................................................... $121,997
       State...........................................................   24,944
                                                                        --------
                                                                        $146,941
                                                                        ========

                            ENCORE CONSULTING, INC.

2. PRO FORMA STATEMENT OF INCOME DATA (UNAUDITED) - (CONTINUED)

  The pro forma income tax provision would result in an effective tax rate that differs from the statutory federal income tax rate as follows for the period from April 15, 1996 through December 31, 1996:

     Federal income tax at 34% statutory rate......................... $129,372
     State income taxes, net of federal benefit.......................   16,463
     Other............................................................    1,106
                                                                       --------
                                                                       $146,941
                                                                       ========

3. BANK LINE OF CREDIT

  Encore has a credit agreement with a bank which provided for a revolving line of credit of up to $850,000 through September 1, 1997. Borrowings under the line of credit bore interest payable quarterly at the bank's prime rate plus 1.5% (9.75% at December 31, 1996). Borrowings are secured by substantially all of Encore's assets. Borrowings are guaranteed by the shareholders of Encore. At December 31, 1996, outstanding borrowings under the line of credit were $440,713.

4. LEASE COMMITMENT

  Encore leases its principal facilities under an operating lease which expires in October 1997. The lease may be renewed for up to two successive terms of one year each at Encore's option, subject to 2% annual rent increases. Future minimum lease payments for this noncancellable lease for the year ending December 31, 1997 total $7,917. Rent expense for the period from April 15, 1996 (inception) through December 31, 1996 was $1,583.

5. SUBSEQUENT EVENT

  Effective December 31, 1996, Encore entered into an asset sale agreement under which it sold substantially all of its net assets and assigned its rights to its contract with the State of Missouri to Tier Technologies, Inc. The financial statements do not include any adjustments to the recorded amounts of assets and liabilities which may result from this transaction.

                              ALBANYCREST LIMITED

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Albanycrest Limited

  We have audited the accompanying balance sheet of Albanycrest Limited as of June 30, 1997 and the related statements of income, shareholders' equity and cash flows for the period from inception (November 13, 1996) to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Albanycrest Limited at June 30, 1997 and the results of its operations and its cash flows for the period from inception (November 13, 1996) to June 30, 1997 in conformity with United States generally accepted accounting principles.

                                                              Ernst & Young
                                                          Chartered Accountants

Reading, England
September 30, 1997

                              ALBANYCREST LIMITED

                                 BALANCE SHEET

                                                                  JUNE 30,
                                                                    1997
                                                               ---------------
ASSETS
Current assets:
  Cash........................................................ (Pounds) 31,796
  Accounts receivable.........................................         109,141
  Accrued revenue.............................................          49,152
                                                               ---------------
Total assets.................................................. (Pounds)190,089
                                                               ===============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable............................................ (Pounds)118,672
  Accrued and other liabilities...............................          34,850
                                                               ---------------
Total current liabilities.....................................         153,522
Shareholders' equity:
  Ordinary shares - nominal value (Pounds)1 per share; at
   amounts paid up; 1,000 shares authorized, issued and
   outstanding at June 30, 1997...............................           1,000
  Retained earnings...........................................          36,567
                                                               ---------------
                                                                        37,567
                                                               ---------------
  Notes receivable from shareholders..........................          (1,000)
                                                               ---------------
Total shareholders' equity....................................          36,567
                                                               ---------------
Total liabilities and shareholders' equity.................... (Pounds)190,089
                                                               ===============


        The accompanying notes are an integral part of these statements.

                              ALBANYCREST LIMITED

                              STATEMENT OF INCOME

                                                                  INCEPTION
                                                             (NOVEMBER 13, 1996)
                                                              TO JUNE 30, 1997
                                                             -------------------
Revenues....................................................   (Pounds)829,957
Operating expenses:
  Cost of revenues .........................................           778,345
  General and administrative................................             4,285
                                                               ---------------
  Total operating expenses..................................           782,630
                                                               ---------------
Income before provision for income taxes....................            47,327
Provision for income taxes..................................            10,760
                                                               ---------------
Net income..................................................   (Pounds) 36,567
                                                               ===============



        The accompanying notes are an integral part of these statements.

                              ALBANYCREST LIMITED

                       STATEMENT OF SHAREHOLDERS' EQUITY

                           ORDINARY SHARES                       NOTES           TOTAL
                         --------------------    RETAINED         FROM       SHAREHOLDERS'
                         SHARES    AMOUNT        EARNINGS     SHAREHOLDERS       EQUITY
                         ------ ------------- -------------- --------------  --------------
Issuance of ordinary
 shares to founders..... 1,000  (Pounds)1,000 (Pounds)     - (Pounds)(1,000) (Pounds)     -
Net income..............     -              -         36,567              -          36,567
                         -----  ------------- -------------- --------------  --------------
Balance at June 30,
 1997................... 1,000  (Pounds)1,000 (Pounds)36,567 (Pounds)(1,000) (Pounds)36,567
                         =====  ============= ============== ==============  ==============




        The accompanying notes are an integral part of these statements.

                              ALBANYCREST LIMITED

                            STATEMENT OF CASH FLOWS

                                                                  INCEPTION
                                                             (NOVEMBER 13, 1996)
                                                              TO JUNE 30, 1997
                                                             -------------------
Cash flows from operating activities
Net income..................................................   (Pounds)36,567
Adjustments to reconcile net income to net cash
 provided by operating activities
  Changes in assets and liabilities:
    Accounts receivable.....................................         (109,141)
    Accrued revenue.........................................          (49,152)
    Accounts payable........................................          118,672
    Accrued and other liabilities...........................           34,850
                                                               --------------
Net cash provided by operating activities...................           31,796
Cash at beginning of period.................................                -
                                                               --------------
Cash at end of period.......................................   (Pounds)31,796
                                                               ==============



        The accompanying notes are an integral part of these statements.

                              ALBANYCREST LIMITED

                         NOTES TO FINANCIAL STATEMENTS

1 BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation

  Albanycrest Limited ("Albanycrest") provides information technology ("IT') consulting, conforming applications development and systems integration services.

  Albanycrest was incorporated in November 1996 under the laws of England and Wales as a private limited company.

  On July 11, 1997, the shareholders and directors of Albanycrest entered into an agreement with Tier Technologies, Inc., a California corporation, for the sale of Albanycrest's business. The accompanying financial statements do not reflect any adjustments arising from this agreement.

  The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("US GAAP').

  These financial statements do not comprise statutory accounts of Albanycrest within the meaning of section 240 of the Companies Act 1985, as amended, of Great Britain. Albanycrest has not prepared any such accounts.

 Concentrations

  Sales to one customer accounted for 100% of Albanycrest's revenue from the date of inception to June 30, 1997. The loss of this customer would have a material adverse effect on Albanycrest's business, financial condition and results of operations.

 Use of Estimates

  The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is derived from time and material contracts and recognized during the period in which the services are provided.

 Income Taxes

  Income taxes are computed using the liability method, in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred income tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws.


2 ACCRUED AND OTHER LIABILITIES

  Accrued and other liabilities consist of the following:

                                                                   JUNE 30,
                                                                     1997
                                                                --------------
     Income tax authorities.................................... (Pounds)10,760
     Accrued expenses..........................................         14,926
     Other.....................................................          9,164
                                                                --------------
                                                                (Pounds)34,850
                                                                ==============

                              ALBANYCREST LIMITED

3 INCOME TAXES

  Albanycrest is subject to taxes in the United Kingdom. The income tax expense for the period ending June 30, 1997 consists entirely of a current charge computed at the United Kingdom statutory rate.

4 RELATED PARTY TRANSACTIONS

  Included within cost of revenues is an amount of approximately
(Pounds)313,000 relating to consulting costs invoiced by three companies; Albanycrest shareholders are also shareholders and directors of these companies.

              SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

  The selected unaudited pro forma condensed consolidated financial information for the Company set forth below gives effect to the acquisition of certain assets and liabilities of Albanycrest Limited ("Albanycrest"). The Company acquired Albanycrest in July 1997. Accordingly, the results of operations of Albanycrest subsequent to the acquisition date are included in the Tier Technologies, Inc. consolidated financial statements as of September 30, 1997. Therefore, the results of operations of Albanycrest for the six months ended June 30, 1997 are reflected in these unaudited pro forma condensed consolidated financial information. The historical financial information set forth below has been derived from, and is qualified by reference to, the financial statements of the Company and Albanycrest and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein. The selected unaudited pro forma condensed consolidated statement of income data for the nine months ended September 30, 1997 set forth below gives effect to the acquisition as if it occurred on January 1, 1997. The selected unaudited pro forma condensed consolidated financial information set forth below reflects certain adjustments, including adjustments to reflect amortization of the intangible assets. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected unaudited pro forma condensed consolidated financial information set forth below does not purport to represent what the consolidated results of operations or financial condition of the Company would actually have been if the Albanycrest acquisition and related transactions had in fact occurred on such date or to project the future consolidated results of operations or financial condition of the Company.

    SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                             COMPANY    ALBANYCREST                                PRO FORMA
                          FOR THE NINE  FOR THE SIX                 PRO FORMA    FOR THE NINE
                          MONTHS ENDED  MONTHS ENDED                BUSINESS     MONTHS ENDED
                          SEPTEMBER 30,   JUNE 30,                 COMBINATION   SEPTEMBER 30,
                              1997        1997(1)     COMBINED   ADJUSTMENTS (2)     1997
                          ------------- ------------ ----------- --------------- -------------
Revenues................   $22,478,643   $1,366,859  $23,845,502    $      -      $23,845,502
Cost of revenues........    14,916,846    1,281,856   16,198,702           -       16,198,702
                           -----------   ----------  -----------    --------      -----------
                             7,561,797       85,003    7,646,800           -        7,646,800
Costs and expenses:
  Selling and
   marketing............     1,836,082            -    1,836,082           -        1,836,082
  General and
   administrative.......     4,397,315        7,057    4,404,372           -        4,404,372
  Depreciation and
   amortization.........       273,676            -      273,676      46,976          320,652
                           -----------   ----------  -----------    --------      -----------
Income from operations..     1,054,724       77,946    1,132,670     (46,976)       1,085,694
Interest income.........        70,429            -       70,429           -           70,429
Interest expense........       169,299            -      169,299           -          169,299
                           -----------   ----------  -----------    --------      -----------
Income before income
 taxes..................       955,854       77,946    1,033,800     (46,976)         986,824
Provision for income
 taxes..................       383,998       17,721      401,719      (5,279)         396,440
                           -----------   ----------  -----------    --------      -----------
Net income..............   $   571,856   $   60,225  $   632,081    $(41,697)     $   590,384
                           ===========   ==========  ===========    ========      ===========
Net income per
 share(3)...............                                                          $      0.09
                                                                                  ===========
Shares used in computing
 net income per
 share(3)...............                                                            6,894,942
                                                                                  ===========


                            See accompanying notes.

              NOTES TO THE SELECTED UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL INFORMATION

  Pro forma and offering adjustments for statement of operations for the nine months ended September 30, 1997 are as follows:

    (1) The Albanycrest condensed statement of operations is presented after translation using the local currency as the functional currency.

    (2) Reflects the amortization of intangible assets acquired in the Albanycrest acquisition recorded at $565,628 amortized over a six year period.

    (3) Net income per share is computed using the weighted average number of shares of common stock outstanding plus common equivalent shares from convertible preferred stock, that will be converted upon the closing of the Company's proposed initial public offering (using the if-converted method). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued by the Company at proceeds below the assumed public offering price for the twelve-month period prior to the offering have been included in the computation as if they were outstanding for all periods presented (using the treasury stock method at the estimated initial public offering price).

  See Note 8 of the Tier Technologies, Inc. Consolidated Financial Statements regarding contingent payments related to the Albanycrest acquisition.

  [Inside Back Cover Graphic: A representation of Tier's geographic coverage]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Company..............................................................  13
Acquisitions.............................................................  13
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  24
Management...............................................................  33
Certain Transactions.....................................................  42
Principal and Selling Shareholders.......................................  44
Description of Capital Stock.............................................  45
Shares Eligible for Future Sale..........................................  48
Underwriting.............................................................  50
Legal Matters............................................................  51
Experts..................................................................  51
Additional Information...................................................  52
Index to Consolidated Financial Statements............................... F-1

                                ---------------

  UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE CLASS B COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,400,000 SHARES

                          [LOGO OF TIER TECHNOLOGIES]

                              CLASS B COMMON STOCK

                                 ------------

                                   PROSPECTUS

                                 ------------

                          ADAMS, HARKNESS & HILL, INC.

                             NATIONSBANC MONTGOMERY
                                SECURITIES, INC.

                                       , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, expected to be incurred by the Registrant and the Selling Shareholders in connection with the offering described in this Registration Statement. All amounts, except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee are estimates.

   SEC Registration Fee............................................. $   14,000
   NASD Filing Fee..................................................      5,000
   Nasdaq Listing Fee...............................................     24,550
   Printing and Engraving Expenses..................................    150,000
   Accounting Fees and Expenses.....................................    475,000
   Legal Fees and Expenses..........................................    350,000
   Blue Sky Fees and Expenses (including fees of counsel)...........      2,500
   Transfer Agent and Registrar Fees................................     15,000
   Director and Officer Insurance...................................    250,000
   Miscellaneous Expenses...........................................    138,950
                                                                     ----------
     Total.......................................................... $1,425,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article IV of the Registrant's Amended and Restated Articles of Incorporation (see Exhibit 3.1) provides for the indemnification of the officers and directors of the Registrant to the fullest extent permissible under California law. In addition, Article IX, Section 1 of the Registrant's Amended and Restated Bylaws (see Exhibit 3.2) requires that the Registrant indemnify, and, in certain instances, advance expenses to, its agents, with respect to certain costs, expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding, to the full extent permitted by applicable law. Pursuant to its Articles and Bylaws, the Registrant has entered into indemnification agreements with each of its officers and directors, the form of which is filed as Exhibit 10.24.

  Section 317(b) of the California Corporations Code (the "Corporations Code") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any "proceeding" (as defined in Section 317(a) of the Corporations Code), other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or other agent of the corporation (collectively, an "Agent"), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if the Agent acted in good faith and in a manner the Agent reasonably believed to be in the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

  Section 317(c) of the Corporations Code provides that a corporation shall have power to indemnify any Agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an Agent, against expenses actually and reasonably incurred by the Agent in connection with the defense or settlement of such action if the Agent acted in good faith and in a manner such Agent believed to be in the best interest of the corporation and its shareholders.

  Section 317(c) further provides that no indemnification may be made thereunder for any of the following: (i) in respect of any claim, issue or matter as to which the Agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding is or was pending shall determine that such Agent is fairly and reasonably entitled to indemnity for expenses, (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval and
(iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

  Section 317(d) of the Corporations Code requires that an Agent be indemnified against expenses actually and reasonably incurred to the extent the Agent has been successful on the merits in the defense of proceedings referred to in subdivisions (b) or (c) of Section 317.

  Except as provided in Section 317(d), and pursuant to Section 317(e), indemnification under Section 317 shall be made by the corporation only if specifically authorized and upon a determination that indemnification is proper in the circumstances because the Agent has met the applicable standard of conduct set forth in Section 317(b) or (c), by any of the following: (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (iii) approval of the shareholders, provided that any shares owned by the Agent may not vote thereon, or (iv) the court in which such proceeding is or was pending.

  Pursuant to Section 317(f) of the Corporations Code, the corporation may advance expenses incurred in defending any proceeding upon receipt of an undertaking by the Agent to repay such amount if it is ultimately determined that the Agent is not entitled to be indemnified.

  Section 317(h) provides, with certain exceptions, that no indemnification shall be made under Section 317 where it appears that it would be inconsistent with a provision of the corporation's articles, bylaws, a shareholder resolution or an agreement which prohibits or otherwise limits indemnification, or where it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

  Section 317(i) authorizes a corporation to purchase and maintain insurance on behalf of an Agent for liabilities arising by reason of the Agent's status, whether or not the corporation would have the power to indemnify the Agent against such liability under the provisions of Section 317.

  Section 10 of the Underwriting Agreement between the Underwriters, the Registrant and the Selling Shareholders (see Exhibit 1.1), provides that the Underwriters shall indemnify and hold harmless the Selling Shareholders, the Registrant from and against any liability caused by any materially misleading or untrue statement or omission in the Registration Statement or Prospectus furnished to the Registrant by the Underwriters for use therein.

  In addition, Article IX, Section 1 of the Bylaws of the Registrant authorizes the Registrant to purchase and maintain insurance on behalf of any person indemnified by the Company. The Registrant currently maintains a directors and officers liability insurance policy in the amount of $3,000,000.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In the three years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Act (issuances prior to February 1997 do not reflect the Company's recapitalization pursuant to which each outstanding share of Common Stock was exchanged for 40 shares of Class A Common Stock and 60 shares of Class B Common Stock):

  On March 31, 1995, the Registrant sold 5,000 shares of Common Stock to Terrence King at a price of approximately $7.32 per share, for total consideration of $36,609.67.

  In January 1996, the Company issued 3,000 shares of Common Stock to James L. Bildner upon the exercise of a stock option with an exercise price of $12.48 per share. The Company received total consideration of $37,440.

  From January 1996 to the present, the Company has granted options to purchase a total of 680,000 shares of Class A Common Stock and 2,442,675 shares of Class B Common Stock at exercise prices ranging from $0.12 per share to $9.00 per share.

  In February 1997, 1,840,000 shares of Class A Common Stock and 2,760,000 shares of Class B Common Stock were issued to certain employees and directors of the Registrant in exchange for 46,000 shares of Common Stock.

  In February 1997, the Company issued 80,000 shares of Class A Common Stock and 120,000 shares of Class B Common Stock to James L. Bildner upon the exercise of a stock option with an exercise price of $1.65 per share. The Company received total consideration of $330,000.

  In February 1997, the Company issued 120,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock to James L. Bildner upon the exercise of a stock option with an exercise price of $1.65 per share. The Company received total consideration of $495,000.

  In February 1997, the Company issued 120,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock to William G. Barton upon the exercise of a stock option with an exercise price of $1.82 per share. The Company received total consideration of $546,000.

  In February 1997, the Company issued 110,000 shares of Class A Common Stock to James L. Bildner upon the exercise of a stock option with an exercise price of $3.58 per share. The Company received total consideration of $393,800.

  In February 1997, the Company issued 110,000 shares of Class A Common Stock to William G. Barton upon the exercise of a stock option with an exercise price of $3.58 per share. The Company received total consideration of $393,800.

  In July 1997, pursuant to the terms of an equity financing of the Company (the "Equity Financing"), the Registrant issued a total of 420,953 shares of the Company's Series A Convertible Preferred Stock to the following shareholders: Albermarle Partners; Allen I. Bildner; Allyn C. Woodward, Jr.; Barry A. Sylvetsky; Benjamin A. Marsh; Bernard K. Chiu; Donald Baron; Delaware Charter Guarantee & Trust Co. (TTEE) fbo George K. Ross; Eunice Buckland; Francis H. Zenie; Frederick Mark D'Annolfo; Ira Stepanian; John L. Newbold; John W. Adams; Josef von Rickenbach; Kevin M. McCafferty; Larry Moore; Merchants' Fund, Inc.; Nucon Capital Corporation; Peter Goodman; Ralph Casazzone; Richard K. Bendetson; Richard N. Goldman & Co.; Ronald E. English; Ronald L. Rossetti; Samuel Cabot III; Scott H. Cummings; Sherif A. Nada; Steven J. Sheftel; Tucks Point LP; and William G. Barton. Merchants' Fund, Inc. is a corporation beneficially owned by Mary W. Garrison, Mary W. Garrison as trustee for James Fleming Newbold, Mary W. Garrison as trustee for Thomas Day Newbold, Ann Rublee Harrington, Mariamne Meade Harrington, James Fleming Newbold, Jennifer H. Newbold, John L. Newbold, Judith B. Newbold, Michael F. Newbold, Thomas Day Newbold, Timothy B. Newbold, Crosby Alexander Rublee, Dylan Winston Rublee, George G.M. Rublee, John Francis Rublee, Mariamne M. Rublee, Megan Rublee, Molly Rublee, Peter Rublee, William Alvah Rublee and Stamp & Co. Nucon Capital Corporation is a corporation beneficially owned by David H. Weener. Richard N. Goldman & Co. is a corporation beneficially owned by Richard N. Goldman. Tucks Point LP is a limited partnership formed for estate planning purposes for the benefit of John G.L. Cabot and his direct descendants. The price per share was $5.25, for an aggregate consideration of $2,210,003. In connection with the Equity Financing, Adams, Harkness & Hill, Inc. received a commission of $68,374.00.

  The shares of capital stock and other securities issued in the above transactions were offered and sold in reliance upon the exemptions from registration under Section 4(2) and Section 3(a)(9) of the Securities Act, or Regulation D or Rule 701 promulgated under the Securities Act, relative to sales by an issuer not involving any public offering. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

 NUMBER                               DESCRIPTION
 ------                               -----------
  1.1*  Form of Underwriting Agreement
  3.1   Amended and Restated Articles of Incorporation
  3.2*  Form of Amended and Restated Bylaws
  4.1*  Form of Class B Common Stock Certificate
  4.2   See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated
        Articles and Amended and Restated Bylaws of the Registrant defining rights of the holders of Class B Common Stock of the Registrant
  5.1   Opinion of Farella Braun & Martel LLP, Counsel to the Registrant, as to
        the legality of the shares being registered
 10.1*  Amended and Restated 1996 Equity Incentive Plan
 10.2*  First Amended and Restated Employment Agreement by and between the
        Registrant and James L. Bildner, dated as of December 31, 1996
 10.3*  Second Amendment to Employment Agreement by and between the Registrant and James L. Bildner, dated as of September 30, 1997
 10.4*  First Amended and Restated Employment Agreement by and between the
        Registrant and William G. Barton, dated as of December 31, 1996
 10.5*  Second Amendment to Employment Agreement by and between the Registrant and William G. Barton, dated as of September 30, 1997
 10.6*  Line of Credit by and between the Registrant and WestAmerica Bank
 10.7*  Investors' Rights Agreement by and among the Registrant and holders of the Registrant's Series A Convertible Preferred Stock, dated as of July
        28, 1997
 10.8*  Stock Purchase Agreement by and among the Registrant and holders of the
        Registrant's Series A Convertible Preferred Stock, dated as of July 28,
        1997
 10.9*  Full Recourse Promissory Note by and between the Registrant and James
        L. Bildner, dated as of December 31, 1996
 10.10* Full Recourse Promissory Note by and between the Registrant and James
        L. Bildner, dated as of January 2, 1997
 10.11* Full Recourse Secured Promissory Note and Amended and Restated Pledge
        Agreement by and between the Registrant and James L. Bildner, dated as of August 1, 1997
 10.12* Full Recourse Promissory Note and Pledge Agreement by and between the
        Registrant and James L. Bildner, dated as of February 28, 1997
 10.13* Full Recourse Promissory Note by and between the Registrant and James
        L. Bildner, dated as of May 31, 1997
 10.14* Full Recourse Promissory Note by and between the Registrant and James
        L. Bildner, dated as of May 31, 1997
 10.15* Full Recourse Promissory Note by and between the Registrant and James
        L. Bildner, dated as of July 15, 1997
 10.16* Full Recourse Promissory Note by and between the Registrant and William
        G. Barton, dated as of December 31, 1996
 10.17* Full Recourse Secured Promissory Note, dated as of February 28, 1997, and Amended and Restated Pledge Agreement, dated as of August 1, 1997, by and between the Registrant and William G. Barton
 10.18* Full Recourse Secured Promissory Note by and between the Registrant and
        William G. Barton, dated as of February 28, 1997
 10.19* Full Recourse Promissory Note by and between the Registrant and William
        G. Barton, dated as of July 15, 1997
 10.20* Full Recourse Promissory Note by and between the Registrant and F.
        Thomas Latham, dated as of December 6, 1996
 10.21* Employment Agreement by and between the Registrant and George K. Ross, dated as of February 1, 1997
 10.22* Full Recourse Promissory Note by and between the Registrant and George
        K. Ross, dated as of February 3, 1997
 10.23* Office Lease by and between Urban West Business Park, Colony MB
        Partners, L.P., as Landlord, and Tier Corporation, a California
        Corporation, as Tenant, as amended July 29, 1997
 10.24* Form of Indemnification Agreement
 10.25* Tier Corporation 401(k) Plan, Summary Plan Description

 NUMBER                                DESCRIPTION
 ------                                -----------
 10.26*  Asset Purchase Agreement by and among the Registrant, Encore
         Consulting LLC, Robert D. Beman, Thomas E. McCleod and David Myers,
         dated as of December 31, 1996
 10.27*  Asset Purchase Agreement by and among the Registrant, Albanycrest
         Limited, a Limited Liability Company Incorporated in England, and
         Andrew David Armstrong, Thomas Thomson and Howard Moore, dated as of
         July 11, 1997
 10.28*  Agreement for provision of consulting services by and between the
         Registrant and Kaiser Foundation Health Plan, Inc.
 10.29*  Agreement for provision of consulting services by and between the
         Registrant and the State of Missouri
 10.30a* Agreement for provision of consulting services by and between the
         Registrant and Unisys Corporation (Arizona)
 10.30b* Agreement for provision of consulting services by and between the
         Registrant and Unisys Corporation (Australia)
 10.31*  Form of Voting Trust Agreement
 10.32*  Form of Employee Stock Purchase Plan
 10.33*  Line of Credit by and between the Registrant and Wells Fargo Bank
 10.34*  Voting Trust Agreement
 10.35*  Form of Buy-Sell Agreement between James L. Bildner and William G.
         Barton
 11.1*   Statement Regarding the Computation of Net Income Per Share
 21.1*   Subsidiaries of the Registrant
 23.1    Consent of Farella Braun & Martel LLP (included in legal opinion filed as Exhibit 5.1)
 23.2    Consent of Ernst & Young LLP, Independent Auditors
 23.3    Consent of Ernst & Young, Independent Auditors
 24.1*   Powers of Attorney (included in signature page in Part II of the
         Registration Statement)
 27.1*   Financial Data Schedule

--------
*Previously filed

(b) Financial Statement Schedules

  None.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WALNUT CREEK, STATE OF CALIFORNIA, ON DECEMBER 15, 1997.

                                          Tier Technologies, Inc.



                                          By: /s/ James L. Bildner
                                             _________________________________
                                             JAMES L. BILDNER CHAIRMAN OF THE
                                             BOARD AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN DULY SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON DECEMBER 15, 1997.

                NAME                            TITLE                DATE

        /s/ James L. Bildner            Chairman of the
-------------------------------------    Board and Chief         December 15,
          JAMES L. BILDNER               Executive Officer        1997
                                         (Principal
                                         Executive Officer)

                  *                     President, Chief
-------------------------------------    Operating Officer
          WILLIAM G. BARTON              and Director

                  *                     Senior Vice
-------------------------------------    President, Chief
           GEORGE K. ROSS                Financial Officer
                                         and Director
                                         (Principal
                                         Financial and
                                         Accounting Officer)

                  *                     Director
-------------------------------------
         RONALD L. ROSSETTI

                  *                     Director
-------------------------------------
          SAMUEL CABOT III

* By:   /s/ James L. Bildner
  ---------------------------------
          JAMES L. BILDNER
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 NUMBER                            DESCRIPTION
 ------                            -----------
  1.1*  Form of Underwriting Agreement...................................
  3.1   Amended and Restated Articles of Incorporation...................
  3.2*  Form of Amended and Restated Bylaws..............................
  4.1*  Form of Class B Common Stock Certificate.........................
  4.2   See Exhibits 3.1 and 3.2 for provisions of the Amended and
        Restated Articles and Amended and Restated Bylaws of the
        Registrant defining rights of the holders of Class B Common Stock of the Registrant................................................
  5.1   Opinion of Farella Braun & Martel LLP, Counsel to the Registrant,
        as to the legality of the shares being registered................
 10.1*  Amended and Restated 1996 Equity Incentive Plan..................
 10.2*  First Amended and Restated Employment Agreement by and between the Registrant and James L. Bildner, dated as of December 31,
        1996.............................................................
 10.3*  Second Amendment to Employment Agreement by and between the
        Registrant and James L. Bildner, dated as of September 30, 1997
        .................................................................
 10.4*  First Amended and Restated Employment Agreement by and between the Registrant and William G. Barton, dated as of December 31,
        1996 ............................................................
 10.5*  Second Amendment to Employment Agreement by and between the
        Registrant and William G. Barton, dated as of September 30, 1997
        .................................................................
 10.6*  Line of Credit by and between the Registrant and WestAmerica
        Bank.............................................................
 10.7*  Investors' Rights Agreement by and among the Registrant and holders of the Registrant's Series A Convertible Preferred Stock,
        dated as of July 28, 1997........................................
 10.8*  Stock Purchase Agreement by and among the Registrant and holders of the Registrant's Series A Convertible Preferred Stock, dated as of July 28, 1997..............................................
 10.9*  Full Recourse Promissory Note by and between the Registrant and
        James L. Bildner, dated as of December 31, 1996 .................
 10.10* Full Recourse Promissory Note by and between the Registrant and
        James L. Bildner, dated as of January 2, 1997 ...................
 10.11* Full Recourse Secured Promissory Note and Amended and Restated
        Pledge Agreement by and between the Registrant and James L.
        Bildner, dated as of August 1, 1997 .............................
 10.12* Full Recourse Promissory Note and Pledge Agreement by and between the Registrant and James L. Bildner, dated as of February 28,
        1997 ............................................................
 10.13* Full Recourse Promissory Note by and between the Registrant and
        James L. Bildner, dated as of May 31, 1997.......................
 10.14* Full Recourse Promissory Note by and between the Registrant and
        James L. Bildner, dated as of May 31, 1997 ......................
 10.15* Full Recourse Promissory Note by and between the Registrant and
        James L. Bildner, dated as of July 15, 1997 .....................
 10.16* Full Recourse Promissory Note by and between the Registrant and
        William G. Barton, dated as of December 31, 1996 ................
 10.17* Full Recourse Secured Promissory Note, dated as of February 28,
        1997, and Amended and Restated Pledge Agreement, dated as of
        August 1, 1997, by and between the Registrant and William G.
        Barton...........................................................

 NUMBER                                  DESCRIPTION
 ------                                  -----------
 10.18*  Full Recourse Secured Promissory Note by and between the Registrant and
         William G. Barton, dated as of February 28, 1997..........................
 10.19*  Full Recourse Promissory Note by and between the Registrant and William G.
         Barton, dated as of July 15, 1997.........................................
 10.20*  Full Recourse Promissory Note by and between the Registrant and F. Thomas
         Latham, dated as of December 6, 1996......................................
 10.21*  Employment Agreement by and between the Registrant and George K. Ross, dated as of February 1, 1997..............................................
 10.22*  Full Recourse Promissory Note by and between the Registrant and George K.
         Ross, dated as of February 3, 1997........................................
 10.23*  Office Lease by and between Urban West Business Park, Colony MB Partners,
         L.P., as Landlord, and Tier Corporation, a California Corporation, as
         Tenant, as amended July 29, 1997..........................................
 10.24*  Form of Indemnification Agreement.........................................
 10.25*  Tier Corporation 401(k) Plan, Summary Plan Description....................
 10.26*  Asset Purchase Agreement by and among the Registrant, Encore Consulting
         LLC, Robert D. Beman, Thomas E. McCleod and David Myers, dated as of
         December 31, 1996.........................................................
 10.27*  Asset Purchase Agreement by and among the Registrant, Albanycrest Limited, a Limited Liability Company Incorporated in England, and Andrew David
         Armstrong, Thomas Thomson and Howard Moore, dated as of July 11, 1997.....
 10.28*  Agreement for provision of consulting services by and between the
         Registrant and Kaiser Foundation Health Plan, Inc.........................
 10.29*  Agreement for provision of consulting services by and between the
         Registrant and the State of Missouri......................................
 10.30a* Agreement for provision of consulting services by and between the
         Registrant and Unisys Corporation (Arizona)...............................
 10.30b* Agreement for provision of consulting services by and between the
         Registrant and Unisys Corporation (Australia).............................
 10.31*  Form of Voting Trust Agreement............................................
 10.32*  Form of Employee Stock Purchase Plan......................................
 10.33*  Line of Credit by and between the Registrant and Wells Fargo Bank.........
 10.34*  Voting Trust Agreement....................................................
 10.35*  Form of Buy-Sell Agreement between James L. Bildner and William G.
         Barton....................................................................
 11.1*   Statement Regarding the Computation of Net Income Per Share...............
 21.1*   Subsidiaries of the Registrant............................................
 23.1    Consent of Farella Braun & Martel LLP (included in legal opinion filed as
         Exhibit 5.1)..............................................................
 23.2    Consent of Ernst & Young LLP, Independent Auditors........................
 23.3    Consent of Ernst & Young, Independent Auditors............................
 24.1*   Powers of Attorney (included in signature page in Part II of the
         Registration Statement)...................................................
 27.1*   Financial Data Schedule...................................................

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*  Previously filed